As filed with the Securities and Exchange Commission on October 17, 2013

Registration No. 333-190694

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CROWN HOLDINGS, INC.

(Exact name of Registrants as specified in their charter)

Pennsylvania	3411	75-3099507
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Crown Way

Philadelphia, Pennsylvania 19154

(215) 698-5100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

CROWN AMERICAS LLC

Pennsylvania	3411	23-1526444
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o Crown Holdings, Inc.

One Crown Way

Philadelphia, Pennsylvania 19154

(215) 698-4000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

CROWN AMERICAS CAPITAL CORP. IV

Delaware	3411	80-0876355
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o Crown Holdings, Inc.

One Crown Way

Philadelphia, Pennsylvania 19154

(215) 698-4000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William T. Gallagher, Esquire

Senior Vice President, Secretary and General Counsel

Crown Holdings, Inc.

One Crown Way

Philadelphia, Pennsylvania 19154

(215) 698-5100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

See Table of Additional Registrants Below

Copies to:

William G. Lawlor, Esquire

Ian A. Hartman, Esquire

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104

(215) 994-4000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

Exact Name of Additional Registrants	Jurisdiction of Incorporation	I.R.S. Employer Identification Number
CROWN Beverage Packaging Puerto Rico, Inc.	Delaware	Not Applicable
Crown Consultants, Inc.	Pennsylvania	23-2846356
Crown Cork & Seal Company (DE), LLC	Delaware	Not Applicable
Crown Cork & Seal Company, Inc.	Pennsylvania	23-1526444
Crown Financial Corporation	Pennsylvania	23-1603914
Crown International Holdings, Inc.	Delaware	75-3099512
CROWN Packaging Technology, Inc.	Delaware	52-2006645
Foreign Manufacturers Finance Corporation	Delaware	51-0099971
NWR, Inc.	Pennsylvania	22-2463801
CROWN Cork & Seal USA, Inc.	Delaware	52-2006645
CR USA, Inc.	Delaware	23-2162641
Crown Beverage Packaging, LLC	Delaware	13-2853410

The address for service of each of the additional registrants is c/o Crown Holdings, Inc., One Crown Way, Philadelphia, Pennsylvania, telephone (215) 698-5100. The primary industrial classifications number for each of the additional registrants is 3411.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 17, 2013

PRELIMINARY PROSPECTUS

Crown Americas LLC

Crown Americas Capital Corp. IV

OFFER TO EXCHANGE

$1,000,000,000 4 1/2% Senior Notes due 2023 and related Guarantees for all outstanding 4 1/2% Senior Notes due 2023

The exchange offer expires at 5:00 p.m., New York City time, on                     , 2013, unless extended. Crown Americas LLC (“Crown Americas”) and Crown Americas Capital Corp. IV (“Crown Americas Capital IV” and, together with Crown Americas, the “Issuers”) will exchange all old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. You may withdraw tenders of old notes at any time before the exchange offer expires.

The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes, except that the new notes:

•	will have been registered under the Securities Act;

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the old notes; and

•	will not contain provisions relating to increased interest rates in connection with the old notes under circumstances related to the timing of the exchange offer.

The new notes will be senior obligations of the issuers and initially will be guaranteed on a senior basis by their indirect parent, Crown Holdings, Inc. (“Crown”), and each of Crown’s U.S. subsidiaries (other than Crown Americas, Crown Americas Capital Corp., Crown Americas Capital Corp. II, Crown Americas Capital Corp. III and Crown Americas Capital IV) that guarantees obligations under Crown’s senior secured credit facilities, subject to customary release provisions. The entities providing such guarantees are referred to collectively as the guarantors. The notes will not be guaranteed by Crown’s foreign subsidiaries. The new notes and new note guarantees will be effectively junior in right of payment to all existing and future secured indebtedness of the issuers and the guarantors to the extent of the value of the assets securing such indebtedness and will be junior in right of payment to all indebtedness of Crown’s non-guarantor subsidiaries.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Crown has agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 11 for a discussion of risks that should be considered by holders prior to tendering their old notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2013.

This prospectus incorporates important business and financial information that is not included in or delivered with this document. This information is available without charge upon written or oral request. To obtain timely delivery, note holders must request the information no later than five business days before the expiration date. The expiration date is                         , 2013. See “Incorporation of Documents by Reference.”

You should rely only on the information contained in this document and any supplement, including the periodic reports and other information we file with the Securities and Exchange Commission or to which we have referred you. See “Where You Can Find Additional Information.” Neither Crown Americas, Crown Americas Capital IV nor Crown has authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. Neither Crown Americas, Crown Americas Capital IV nor Crown is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

The distribution of this prospectus and the offer or sale of the new notes may be restricted by law in certain jurisdictions. Persons who possess this prospectus must inform themselves about, and observe, any such restrictions. See “Plan of Distribution.” None of Crown Americas, Crown Americas Capital IV, Crown or any of their respective representatives is making any representation to any offeree or purchaser under applicable legal investment or similar laws or regulations. Each prospective investor must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells notes or possesses or distributes this prospectus and must obtain any consent, approval or permission required by it for the purchase, offer or sale by it of notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales, and none of Crown Americas, Crown Americas Capital IV, Crown or any of their respective representatives shall have any responsibility therefor.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities to any person in any jurisdiction where it is unlawful to make such an offer or solicitation.

MARKETS, RANKING AND OTHER DATA

The data included in this prospectus regarding markets and ranking, including the position of Crown and its competitors within these markets, are based on independent industry publications, reports of government agencies or other published industry sources and the estimates of Crown based on its management’s knowledge and experience in the markets in which it operates. We believe these data are accurate in all material respects as of the date of this prospectus. Crown’s estimates have been based on information obtained from customers, suppliers, trade and business organizations and other contacts in the markets in which it operates. This information may prove to be inaccurate because of the method by which Crown obtained some of the data for these estimates or because this information cannot always be independently verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other inherent limitations and uncertainties. Furthermore, facts, statistics and estimates upon which these publications and data are based and to which Crown cites in this prospectus may become outdated, obsolete or inaccurate as underlying facts or markets or industry conditions change.

SUMMARY

The following summary should be read in connection with, and is qualified in its entirety by, the more detailed information and financial statements (including the accompanying notes) included elsewhere or incorporated by reference in this prospectus. See “Risk Factors” for a discussion of certain factors that should be considered in connection with this offering. Unless the context otherwise requires:

•	“Crown” refers to Crown Holdings, Inc. and its subsidiaries on a consolidated basis;

•	“Crown Cork” refers to Crown Cork & Seal Company, Inc. and not its subsidiaries;

•	“Crown European Holdings” refers to Crown European Holdings SA and not its subsidiaries;

•	“Crown Americas” refers to Crown Americas LLC and not its subsidiaries;

•	“Crown Americas Capital IV” refers to Crown Americas Capital Corp. IV;

•	“we,” “us,” “our” and the “issuers” refer to Crown Americas and Crown Americas Capital IV, collectively;

•	“old notes” refers to the $1 billion aggregate principal amount of 4 1/2% Senior Notes due 2023 issued in two separate offerings on January 9, 2013 and January 15, 2013;

•	“new notes” refers to the $1 billion aggregate principal amount of 4 1/2% Senior Notes due 2023 offered in exchange for the old notes pursuant to this prospectus; and

•	“notes” refers collectively to the old notes and the new notes.

Crown Holdings, Inc.

Crown is a worldwide leader in the design, manufacture and sale of packaging products for consumer goods. Crown’s primary products include steel and aluminum cans for food, beverage, household and other consumer products and metal vacuum closures and caps. These products are manufactured in Crown’s plants both within and outside the U.S. and are sold through Crown’s sales organization to the soft drink, food, citrus, brewing, household products, personal care and various other industries. At June 30, 2013, Crown operated 145 plants along with sales and service facilities throughout 41 countries and had approximately 22,800 employees. Consolidated net sales for Crown in 2012 were $8.5 billion with 73% of 2012 net sales derived from operations outside the United States.

Recent Developments

On October 16, 2013, Crown announced its financial results for the third quarter ended September 30, 2013.

Crown intends to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 with the Securities and Exchange Commission on or prior to November 12, 2013 and this Recent Developments section is qualified by such quarterly report when filed.

2013 Third Quarter Highlights

Net sales in the third quarter grew to $2,389 million over $2,302 million in the third quarter of 2012, primarily due to increased global beverage can volumes and $26 million from the impact of foreign currency translation, partially offset by the pass-through of lower raw material costs.

Third quarter gross profit improved to $394 million over $369 million in the 2012 third quarter, primarily due to increased beverage can volumes, lower depreciation expense and $5 million of favorable foreign currency translation.

Selling and administrative expense increased to $95 million in the third quarter over $92 million in the prior year third quarter, including $2 million of increase due to foreign currency translation.

Interest expense in the third quarter was $58 million compared to $57 million in the third quarter of 2012 primarily due to higher average debt outstanding.

In the third quarter of 2013, Crown recorded restructuring charges of $33 million ($28 million, net of tax, or $0.20 per diluted share) primarily in connection with an initiative to reduce headcount across its European operations. Crown also recorded tax charges of $18 million ($0.13 per diluted share) related to new tax legislation enacted during the quarter.

Net income attributable to Crown in the third quarter was $113 million compared to $325 million in the third quarter last year. Income per diluted share was $0.81 in the third quarter compared to $2.20 in the third quarter of 2012.

During the third quarter, Crown repurchased 2.5 million shares of its outstanding common stock for $106 million through open market purchases and has now purchased 6.9 million shares for $300 million in the first nine months of 2013.

2013 Nine Month Results

Net sales for the first nine months of 2013 grew to $6,585 million over $6,433 million in the first nine months of 2012, reflecting increased global beverage can volumes and $39 million from foreign currency translation, partially offset by the pass-through of lower raw material costs.

Gross profit for the nine month period rose to $1,068 million over $996 million in the first nine months of 2012. The increase in gross profit primarily reflects increased beverage can sales, lower depreciation expense and $8 million of favorable foreign currency translation.

Selling and administrative expense for the nine month period was $301 million compared to $288 million for the same 2012 period and included a 2013 second quarter charge of $11 million to record a reserve against a portion of the outstanding receivable balance due from a European food can customer.

Interest expense for the first nine months of 2013 was $179 million compared to $170 million in the same period of 2012, reflecting higher average debt outstanding.

Net income attributable to Crown for the first nine months of 2013 was $287 million compared to $528 million in the first nine months of 2012. Income per diluted share for the first nine months of 2013 was $2.02 compared to $3.53 in the first nine months of last year.

Consolidated Statements of Operations (Unaudited)

(in millions, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net sales	$2,389	$2,302	$6,585	$6,433

Cost of products sold	1,961	1,887	5,419	5,304
Depreciation and amortization	34	46	98	133

Gross profit	394	369	1,068	996
Selling and administrative expense	95	92	301	288
Provision for restructuring	33	7	41	10
Asset impairments and sales	(2)	(14)	(2)	(24)
Loss from early extinguishment of debt			38
Interest expense	58	57	179	170
Interest income	(1)	(2)	(4)	(5)
Foreign exchange	(2)	(2)		(4)

Income before income taxes	213	231	515	561
Provision for/(benefit from) income taxes	73	(111)	152	(28)
Equity earnings/(loss)	(1)	2	(2)	2

Net income	139	344	361	591
Net income attributable to noncontrolling interests	(26)	(19)	(74)	(63)

Net income attributable to Crown Holdings	$113	$325	$287	$528

Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.82	$2.23	$2.04	$3.59

Diluted	$0.81	$2.20	$2.02	$3.53

Weighted average common shares outstanding:
Basic	137,821,990	145,473,722	140,484,130	147,084,204
Diluted	139,154,205	147,808,232	141,873,439	149,439,269
Actual common shares outstanding	138,047,748	144,056,850	138,047,748	144,056,050

Consolidated Supplemental Financial Data (Unaudited)

(in millions)

	Segment Information
	Three Months Ended September 30,		Nine Months Ended September 30,
Net Sales	2013	2012	2013	2012
Americas Beverage	$583	$574	$1,717	$1,701
North America Food	249	259	652	672
European Beverage	481	451	1,344	1,285
European Food	543	547	1,349	1,383
Asia Pacific	300	246	877	720

Total reportable segments	2,156	2,077	5,939	5,761
Non-reportable segments	233	225	646	672

Total net sales	$2,389	$2,302	$6,585	$6,433

Consolidated Balance Sheets (Condensed & Unaudited)

(in millions)

September 30,	2013	2012
Assets
Current assets
Cash and cash equivalents	$236	$240
Receivables, net	1,477	1,397
Inventories	1,331	1,207
Prepaid expenses and other current assets	218	209

Total current assets	3,262	3,053

Goodwill	2,010	1,976
Property, plant and equipment, net	2,087	1,845
Other non-current assets	685	736

Total	$8,044	$7,610

Liabilities and equity
Current liabilities
Short-term debt	$363	$297
Current maturities of long-term debt	172	104
Accounts payable and accrued liabilities	2,175	1,975

Total current liabilities	2,710	2,376

Long-term debt, excluding current maturities	3,718	3,596
Other non-current liabilities	1,429	1,411

Noncontrolling interests	281	252
Crown Holdings shareholders’ deficit	(94)	(25)

Total equity	187	227

Total	$8,044	$7,610

Consolidated Statements of Cash Flows (Condensed & Unaudited)

(in millions)

Nine months ended September 30,	2013	2012
Cash flows from operating activities
Net income	$361	$591
Depreciation and amortization	98	133
Provision for restructuring	41	10
Asset impairments and sales	(2)	(24)
Pension expense	58	73
Pension contributions	(63)	(84)
Stock-based compensation	17	15
Working capital changes and other	(634)	(831)

Net cash used for operating activities	(124)	(117)

Cash flows from investing activities
Capital expenditures	(181)	(214)
Insurance proceeds	8	33
Proceeds from sale of assets	16	3
Other	(21)	(27)

Net cash used for investing activities	(178)	(205)

Cash flows from financing activities
Net change in debt	549	474
Common stock repurchased	(300)	(207)
Dividends paid to noncontrolling interests	(65)	(50)
Other, net	3	1

Net cash provided by financing activities	187	218

Effect of exchange rate changes on cash and cash equivalents	1	2

Net change in cash and cash equivalents	(114)	(102)
Cash and cash equivalents at January 1	350	342

Cash and cash equivalents at September 30	$236	$240

Organizational Structure

The following chart shows a summary of Crown’s current organizational structure, as well as the applicable obligors under the notes, other outstanding notes, and Crown’s senior secured credit facilities as of the date of this prospectus. Crown may modify this corporate structure in the future, subject to the covenants in the indenture governing the notes and compliance with the agreements governing Crown’s other outstanding indebtedness. The new notes offered hereby in exchange for the old notes are unsecured and guaranteed by Crown and each of Crown’s U.S. subsidiaries that guarantees obligations under Crown’s senior secured credit facilities (other than Crown Americas, Crown Americas Capital Corp., Crown Americas Capital Corp. II, Crown Americas Capital Corp. III and Crown Americas Capital IV). See “Capitalization.”

*	Guarantor of outstanding debentures of Crown Cork.
**	Guarantors of outstanding senior notes and senior secured credit facilities of Crown European Holdings and its subsidiaries.
***	Guarantors of outstanding senior notes of Crown European Holdings and senior secured credit facilities.
****	Guarantors of the outstanding senior notes of Crown Americas and Crown Americas Capital Corp. III and the obligations of Crown Americas and Crown Americas Capital IV under the notes offered to be exchanged hereby.

Crown is a Pennsylvania corporation. Crown’s principal executive offices are located at One Crown Way, Philadelphia, Pennsylvania 19154, and its telephone number is (215) 698-5100. Crown Cork is a Pennsylvania corporation. Crown Americas (formerly known as Crown Americas, Inc.) is a Pennsylvania limited liability company. Crown Americas Capital IV is a Delaware corporation. Crown European Holdings (formerly known as CarnaudMetalbox SA) is a société anonyme organized under the laws of France. Each of Crown Americas, Crown Americas Capital IV and Crown European Holdings is an indirect, wholly-owned subsidiary of Crown, and Crown Cork is a direct, wholly-owned subsidiary of Crown.

The Exchange Offer

The summary below describes the principal terms of the exchange offer and is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section of this prospectus entitled “The Exchange Offer” contains a more detailed description of the terms and conditions of the exchange offer.

On January 9, 2013, we issued and sold $800,000,000 4 1/2% Senior Notes due 2023, and on January 15, 2013, we issued and sold an additional $200,000,000 4 1/2% Senior Notes due 2023. In connection with these sales, we entered into two separate registration rights agreements with the initial purchasers of the old notes in which we agreed to deliver this prospectus to you and to complete an exchange offer for the old notes.

Notes Offered	$1,000,000,000 4 1/2% Senior Notes due 2023.

The issuance of the new notes will be registered under the Securities Act. The terms of the new notes and old notes are identical in all material respects, except for transfer restrictions, registration rights relating to the old notes and certain provisions relating to increased interest rates in connection with the old notes under circumstances related to the timing of the exchange offer. You are urged to read the discussions under the heading “The New Notes” in this Summary for further information regarding the new notes.

The Exchange Offer	We are offering to exchange the new notes for up to $1 billion aggregate principal amount of the old notes.

Old notes may be exchanged only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. In this prospectus, the term “exchange offer” means this offer to exchange new notes for old notes in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal. You are entitled to exchange your old notes for new notes.

Expiration Date; Withdrawal of Tender	The exchange offer will expire at 5:00 p.m., New York City time, on , 2013, or such later date and time to which it may be extended by us. The tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer

Our obligation to accept for exchange, or to issue new notes in exchange for, any old notes is subject to customary conditions relating to compliance with any applicable law or any applicable interpretation by the staff of the Securities and Exchange Commission, the receipt of any applicable governmental approvals and the absence of any actions or proceedings of any governmental agency or court which could materially impair Crown Americas’ or Crown Americas Capital IV’s ability to consummate the exchange offer. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes	If you wish to accept the exchange offer and tender your old notes, you must either:

•

complete, sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal, in accordance with its instructions and the instructions in this prospectus, and mail or otherwise deliver such Letter of Transmittal, or the facsimile, together with the old notes and any other required documentation, to the exchange agent at the address set forth herein; or

•

if old notes are tendered pursuant to book-entry procedures, the tendering holder must arrange with the Depository Trust Company, or DTC, to cause an agent’s message to be transmitted through DTC’s Automated Tender Offer Program System with the required information (including a book-entry confirmation) to the exchange agent.

Broker-Dealers	Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Use of Proceeds	We will not receive any proceeds from the exchange offer. See “Use of Proceeds.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent in connection with the exchange offer.

U.S. Federal Income Tax Consequences	The exchange of old notes for new notes pursuant to the exchange offer should not be a taxable event for U.S. federal income tax purposes. See “Certain Material U.S. Federal Income Tax Considerations.”

Consequences of Exchanging Old Notes Pursuant to the Exchange Offer

Based on certain interpretive letters issued by the staff of the Securities and Exchange Commission to third parties in unrelated transactions, Crown Americas and Crown Americas Capital IV are of the view that holders of old notes (other than any holder who is an “affiliate” of the issuers within the meaning of Rule 405 under the Securities Act) who exchange their old notes for new notes pursuant to the exchange offer generally may offer the new notes for resale, resell such new notes and otherwise transfer the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the new notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement or understanding with any person to participate in a distribution of the new notes; and

•	neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes.

Each broker-dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.” If a holder of old notes does not exchange the old notes for new notes according to the terms of the exchange offer, the old notes will continue to be subject to the restrictions on transfer contained in the legend printed on the old notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. See “The Exchange Offer—Resales of New Notes.”

Additionally, if you do not participate in the exchange offer, you will not be able to require us to register your old notes under the Securities Act except in limited circumstances. These circumstances are:

•	the exchange offer is not permitted by applicable law or SEC policy,

•	the exchange offer is not completed within 360 days of the respective issue dates of the old notes, or

•	prior to the 20th day following consummation of the exchange offer:

•

any initial purchaser of the old notes requests that we register old notes that were not eligible to be exchanged for new notes in the exchange offer and that are held by it following consummation of the exchange offer; or

•	any holder of old notes notifies us that it is not eligible to participate in the exchange offer; or

•	any initial purchaser of the old notes notifies us that it will not receive freely tradable new notes in exchange for old notes constituting any portion of an unsold allotment.

In these cases, the registration rights agreements require us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the old notes. We do not currently anticipate that we will register under the Securities Act any old notes that remain outstanding after completion of the exchange offer.

The New Notes

The summary below describes the principal terms of the new notes and is not intended to be complete. Many of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuers	Crown Americas LLC, a Pennsylvania limited liability company, and Crown Americas Capital Corp. IV, a Delaware corporation.

Notes Offered	$1,000,000,000 principal amount of 4 1/2% Senior Notes due 2023.

Maturity	January 15, 2023.

Interest	Interest on the new notes will be payable on January 15 and July 15 of each year commencing on January 15, 2014.

Ranking and Guarantees	The new notes will be senior obligations of Crown Americas and Crown Americas Capital IV, ranking senior in right of payment to all subordinated indebtedness of Crown Americas and Crown Americas Capital IV, and will be unconditionally guaranteed on a senior basis by Crown and each of Crown’s present and future U.S. subsidiaries (other than Crown Americas, Crown Americas Capital Corp., Crown Americas Capital Corp. II, Crown Americas Capital Corp. III and Crown Americas Capital IV) that from time to time are obligors under or guarantee Crown’s senior secured credit facilities.

The new notes and new note guarantees will be senior unsecured obligations of the issuers and the guarantors,

•

effectively ranking junior in right of payment to all existing and future secured indebtedness of the issuers and the guarantors to the extent of the value of the assets securing such indebtedness, including any borrowings under Crown’s senior secured credit facilities;

•

structurally subordinated to all indebtedness of Crown’s non-guarantor subsidiaries, which include all of Crown’s foreign subsidiaries and any U.S. subsidiaries that are neither obligors nor guarantors of Crown’s senior secured credit facilities;

•	ranking equal in right of payment to any existing or future senior unsecured indebtedness of the issuers and the guarantors; and

•	ranking senior in right of payment to all existing and future subordinated indebtedness of the issuers and the guarantors.

Upon the release of any new note guarantor from its obligations under Crown’s senior secured credit facilities, unless there is existing a default or event of default under the indenture governing the new notes, the guarantee of such new notes by such new note guarantor will also be released.

As of June 30, 2013, Crown and its subsidiaries had approximately $4.1 billion of indebtedness, including $1.0 billion of secured indebtedness and $982 million of additional indebtedness of non-guarantor subsidiaries.

Additional Indebtedness	Crown may be able to incur additional debt in the future. Although the agreements governing Crown’s outstanding indebtedness, including Crown’s senior secured credit facilities and the indentures governing Crown’s other outstanding notes, contain restrictions on Crown’s ability to incur indebtedness, those restrictions are subject to a number of exceptions.

Net Sales and Gross Profit from Non-Guarantors	The non-guarantor subsidiaries of Crown represented in the aggregate approximately 73% of consolidated net sales for each of the fiscal years ended December 31, 2012 and December 31, 2011 and the six months ended June 30, 2013 (calculated using $6,194 million of net sales by non-guarantor subsidiaries for the fiscal year ended December 31, 2012, $6,347 million for the fiscal year ended December 31, 2011 and $3,082 million for the six months ended June 30, 2013, divided by Crown’s total consolidated net sales of $8,470 million for the fiscal year ended December 31, 2012, $8,644 million for the fiscal year ended December 31, 2011 and $4,196 million for the six months ended June 30, 2013).

For the fiscal years ended December 31, 2012 and December 31, 2011 and the six months ended June 30, 2013, the non-guarantor subsidiaries of Crown represented in the aggregate approximately 68%, 71% and 65%, respectively, of consolidated gross profit (calculated using $862 million of gross profit from non-guarantor subsidiaries for the fiscal year ended December 31, 2012, $955 million for the fiscal year ended December 31, 2011 and $436 million for the six months ended June 30, 2013, divided by Crown’s total consolidated gross profit of $1,277 million for the fiscal year ended December 31, 2012, $1,348 million for the fiscal year ended December 31, 2011 and $674 million for the six months ended June 30, 2013).

Optional Redemption	The issuers may redeem some or all of the new notes at any time by paying a “make-whole” premium as set forth under “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date.

Change of Control

Upon a change of control of Crown, as defined under the caption “Description of the Notes—Repurchase at the Option of Holders,” you will have the right, as a holder of new notes, to require the issuers to repurchase all or part of your new notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. Crown will comply, to the extent applicable, with the requirements of Section 14(e) of the Securities

Exchange Act of 1934, as amended, and any other securities laws or regulations in connection with the repurchase of notes in the event of a change of control.

Restrictive Covenants	The indenture governing the new notes limits, among other things, Crown’s ability and the ability of certain of its subsidiaries (including the issuers) to incur secured indebtedness and engage in certain sale and leaseback transactions.

These covenants are subject to a number of important exceptions and limitations that are described under the caption “Description of the Notes—Certain Covenants.”

Risk Factors

Participation in the exchange offer involves risks. You should carefully consider all of the information in this prospectus. In particular, you should evaluate the specific risk factors set forth under the caption “Risk Factors” in this prospectus.

Summary Historical Consolidated Condensed Financial Data

The following table sets forth summary historical consolidated condensed financial data for Crown. The summary of operations data, balance sheet data and other financial data for each of the years in the three-year period ended December 31, 2012 have been derived from Crown’s audited consolidated financial statements and the notes thereto. The summary of operations data, balance sheet data and other financial data for each of the six-month periods ended June 30, 2012 and 2013 have been derived from Crown’s unaudited consolidated financial statements and the notes thereto. You should read the following financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Crown’s consolidated financial statements, the related notes and the other financial information incorporated by reference in this prospectus.

	(dollars in millions)
	Year Ended December 31,			Six Months Ended June 30,
	2010	2011	2012	2012	2013
Summary of Operations Data:
Net sales	$7,941	$8,644	$8,470	$4,131	$4,196
Cost of products sold, excluding depreciation and amortization	6,519	7,120	7,013	3,417	3,458
Depreciation and amortization	172	176	180	87	64

Gross profit	1,250	1,348	1,277	627	674
Selling and administrative expense	360	395	382	196	206
Provision for asbestos	46	28	35	—	—
Provision for restructuring	42	77	48	3	8
Asset impairments and sales	(18)	6	(42)	(10)	—
Loss from early extinguishments of debt	16	32	—	—	38
Interest expense	203	232	226	113	121
Interest income	(9)	(11)	(7)	(3)	(3)
Translation and exchange adjustments	(4)	2	(1)	(2)	2

Income before income taxes and equity earnings	614	587	636	330	302
Provision for/(benefit from) income taxes	165	194	(17)	83	79
Equity earnings (loss) in affiliates	3	3	5	—	(1)

Net income	452	396	658	247	222
Net income attributable to noncontrolling interests	(128)	(114)	(101)	(44)	(48)

Net income attributable to Crown Holdings	$324	$282	$557	$203	$174

	(dollars in millions)
	Year Ended December 31,			Six Months Ended June 30,
	2010	2011	2012	2012	2013
Other Financial Data:
Net cash flows provided by/(used for):
Operating activities	$590	$379	$621	$(216)	$(251)
Investing activities	(281)	(372)	(362)	(128)	(116)
Financing activities	(299)	(129)	(254)	238	249
Capital expenditures	320	401	324	139	124
Ratio of earnings to fixed charges(1)	3.8x	3.4x	3.5x	3.6x	3.3x

Balance Sheet Data (at end of period):
Cash and cash equivalents	$463	$342	$350	$230	$227
Working capital(2)	272	318	232	632	541
Total assets	6,899	6,868	7,490	7,224	7,869
Total debt	3,048	3,532	3,665	3,791	4,126
Crown Holdings shareholders’ deficit	(96)	(473)	(162)	(227)	(161)

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and equity earnings plus fixed charges (exclusive of interest capitalized during the period), amortization of interest previously capitalized and distributed income from less-than-50%-owned companies. Fixed charges include interest incurred, expensed and capitalized, amortization of debt issue costs and the portion of rental expense that is deemed representative of an interest factor. For purposes of the covenants in the indenture governing the notes, the ratio of earnings to fixed charges is defined differently.
(2)	Working capital consists of current assets less current liabilities.

RISK FACTORS

You should carefully consider the risks described below, as well as the other information contained in this prospectus, before deciding whether to participate in the exchange offer. The risks described below are not the only ones that we face. Additional risks not presently known to us may also impair our business operations. The actual occurrence of any of these risks could materially adversely affect our business, financial condition and results of operations. In that case, the value of the new notes could decline substantially, and you may lose part or all of your investment.

Risks Related to the Exchange Offer

If you fail to exchange your old notes for new notes your old notes will continue to be subject to restrictions on transfer and may become less liquid.

We did not register the old notes under the Securities Act or any state securities laws, nor do we intend to after the exchange offer. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. If you do not exchange your old notes in the exchange offer, you will lose your right to have the old notes registered under the Securities Act, subject to certain limitations. If you continue to hold old notes after the exchange offer, you may be unable to sell the old notes.

Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding. Following the exchange offer, if you do not tender your old notes you generally will not have any further registration rights, and your old notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the old notes could be adversely affected.

If an active trading market for the new notes does not develop, the liquidity and value of the new notes could be harmed.

There is no existing market for the new notes. An active public market for the new notes may not develop or, if developed, may not continue. If an active public market does not develop or is not maintained, you may not be able to sell your new notes at their fair market value or at all.

Even if a public market for the new notes develops, trading prices will depend on many factors, including prevailing interest rates, Crown’s operating results and the market for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. Declines in the market for debt securities generally may also materially and adversely affect the liquidity of the new notes, independent of Crown’s financial performance.

You must comply with the exchange offer procedures in order to receive new notes.

The new notes will be issued in exchange for the old notes only after timely receipt by the exchange agent of the old notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent’s message and all other required documentation. If you want to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. None of us, Crown nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of old notes for exchange. Old notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the old notes in the exchange offer to participate in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled “The Exchange Offer” and “Plan of Distribution” later in this prospectus.

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the new notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your new notes. In these cases, if you transfer any new note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

Risks Related to the New Notes

The substantial indebtedness of Crown could prevent it from fulfilling its obligations under the new notes and the new note guarantees.

Crown has substantial outstanding indebtedness. As a result of Crown’s substantial indebtedness, a significant portion of Crown’s cash flow will be required to pay interest and principal on its outstanding indebtedness, and Crown may not generate sufficient cash flow from operations, or have future borrowings available under its senior secured credit facilities, to enable it to repay its indebtedness, including the new notes, or to fund other liquidity needs. As of June 30, 2013, Crown and its subsidiaries had approximately $4.1 billion of indebtedness, including approximately $1.0 billion of secured indebtedness and $982 million of additional indebtedness of non-guarantor subsidiaries and the ability to borrow $727 million under Crown’s senior secured revolving credit facilities. Crown’s ratio of earnings to fixed charges was 3.4 times for the fiscal year ended December 31, 2011, 3.5 times for the fiscal year ended December 31, 2012 and 3.3 times for the six months ended June 30, 2013. Crown’s current sources of liquidity and borrowings expire or mature as follows – its $200 million North American securitization facility, of which $125 million was outstanding at June 30, 2013, in December 2015; its $144 million European securitization facility, of which $97 million was outstanding at June 30, 2013, in July 2017; its $1,200 million senior secured revolving credit facilities in June 2015; its €500 million ($651 million at June 30, 2013) 7.125% senior notes in August 2018; its $700 million 6.25% senior notes in February 2021; its $1 billion 4.5% old notes in January 2023; its $350 million 7.375% debentures in December 2026; its $64 million 7.5% debentures in December 2096; and $280 million of other indebtedness in various currencies at various dates through 2019. In addition, the Company’s term loan facilities mature as follows: $91 million in June 2014, $137 million in June 2015 and $138 million in June 2016. See “Description of Certain Indebtedness.”

The substantial indebtedness of Crown could:

•

make it more difficult for Crown and its subsidiaries to satisfy their obligations with respect to the new notes, such as the issuers’ obligation to purchase new notes tendered as a result of a change in control of Crown;

•	increase Crown’s vulnerability to general adverse economic and industry conditions, including rising interest rates;

•	restrict Crown from making strategic acquisitions or exploiting business opportunities, including any planned expansion in emerging markets;

•	limit Crown’s ability to make capital expenditures both domestically and internationally in order to grow Crown’s business or maintain manufacturing plants in good working order and repair;

•	limit, along with the financial and other restrictive covenants under Crown’s indebtedness, Crown’s ability to obtain additional financing, dispose of assets or pay cash dividends;

•

require Crown to dedicate a substantial portion of its cash flow from operations to service its indebtedness, thereby reducing the availability of its cash flow to fund future working capital, capital expenditures, research and development expenditures and other general corporate requirements;

•	require Crown to sell assets used in its business;

•

limit Crown’s ability to refinance its existing indebtedness, particularly during periods of adverse credit market conditions when refinancing indebtedness may not be available under interest rates and other terms acceptable to Crown or at all;

•	increase Crown’s cost of borrowing;

•	limit Crown’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates; and

•	place Crown at a competitive disadvantage compared to its competitors that have less debt.

If its financial condition, operating results and liquidity deteriorate, Crown’s creditors may restrict its ability to obtain future financing and its suppliers could require prepayment or cash on delivery rather than extend credit which could further diminish Crown’s ability to generate cash flows from operations sufficient to service its debt obligations. In addition, Crown’s ability to make payments on and refinance its debt and to fund its operations will depend on Crown’s ability to generate cash in the future.

Crown and Crown Americas are holding companies with no direct operations and the new notes will be structurally subordinated to all indebtedness of Crown’s subsidiaries that are not guarantors of the new notes.

Crown and Crown Americas are holding companies with no direct operations, and for the fiscal years ended December 31, 2011 and December 31, 2012 and the six months ended June 30, 2013, the subsidiaries of Crown that do not guarantee the notes represented in the aggregate approximately 73%, 73% and 73% of consolidated net sales and 68%, 71% and 65% of consolidated gross profit, respectively. Their principal assets are the equity interests and investments they hold in their subsidiaries. As a result, they depend on dividends and other payments from their subsidiaries to generate the funds necessary to meet their financial obligations, including the payment of principal of and interest on their outstanding debt. Their subsidiaries are legally distinct from them and have no obligation to pay amounts due on their debt or to make funds available to them for such payment except as provided in the new note guarantees or pursuant to intercompany notes. Not all of Crown’s or Crown Americas’ subsidiaries will guarantee the new notes. Specifically, none of Crown’s or Crown Americas’ foreign subsidiaries are expected to guarantee the new notes. A holder of new notes will not have any claim as a creditor against subsidiaries of Crown or Crown Americas that are not guarantors of the new notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those non-guarantor subsidiaries will be effectively senior to your claims. The new notes are the joint and several obligations of Crown Americas and Crown Americas Capital IV. Crown Americas Capital IV has no assets or operations and is prohibited from engaging in any business activities except in connection with the issuance of the notes.

The new notes do not impose any limitations on Crown’s ability to incur additional debt, guarantees or other obligations or make restricted payments.

Although Crown will remain subject to the covenants contained in the indentures for its existing notes for so long as those notes remain outstanding and in Crown’s senior secured credit facilities for so long as they remain in effect, the indenture that governs the new notes does not restrict the future incurrence of unsecured indebtedness, guarantees or other obligations. Except for the limitations on granting liens on the capital stock and indebtedness of its subsidiaries and on certain limited assets Crown and certain of its subsidiaries own (or on entering into sale and leaseback transactions with respect to those assets) the indenture does not restrict Crown’s ability to incur secured indebtedness, grant liens on our assets or engage in sale and leaseback transactions. See “Description of Notes—Limitation on Liens” and “Description of Notes—Limitation on Sale and Leaseback

Transactions.” In addition, the indenture governing to the notes does not contain many other restrictions contained in Crown’s existing senior notes, including limitations on asset sales or on paying dividends or making other restricted payments or investments.

Your right to receive payments on the new notes is effectively subordinated to Crown’s existing secured indebtedness, including Crown’s existing senior secured credit facilities, and possible future secured borrowings.

The new notes and the new note guarantees will be effectively subordinated to the prior payment in full of Crown’s, Crown Americas’ and the guarantors’ current and future secured indebtedness to the extent of the value of the assets securing such indebtedness. As of June 30, 2013, Crown and its subsidiaries had approximately $4.1 billion of indebtedness, including approximately $1.0 billion of secured indebtedness and approximately $982 million of additional indebtedness of non-guarantor subsidiaries. Such secured indebtedness may increase if Crown incurs secured indebtedness, including under Crown’s senior secured revolving credit facilities, to finance an acquisition or otherwise. Because of the liens on the assets securing the senior secured credit facilities, in the event of the bankruptcy, wind-up, reorganization, liquidation or dissolution of the borrowers or any guarantor of such indebtedness, the assets of the borrowers or guarantors would be available to pay obligations under the new notes offered to be exchanged hereby and other unsecured obligations only after payments had been made on the borrowers’ or the guarantors’ secured indebtedness. Sufficient assets may not remain after these payments have been made to make any payments on the new notes offered to be exchanged hereby and Crown’s other unsecured obligations, including payments of interest when due. Holders of the new notes offered to be exchanged hereby will participate ratably with all holders of other unsecured obligations that are deemed to be of the same class as the new notes offered to be exchanged hereby, and potentially with all of Crown’s other general creditors, based upon the respective amounts owed to each holder or creditor, in Crown’s remaining assets. As a result, holders of the new notes offered to be exchanged hereby may receive less ratably than holders of secured indebtedness. In addition, all payments on the new notes and the new note guarantees will be prohibited in the event of a payment default on Crown’s secured indebtedness (including borrowings under the senior secured credit facilities) and, for limited periods, upon the occurrence of other defaults under the existing senior secured credit facilities. See “Description of Certain Indebtedness.”

Crown may not be able to generate sufficient cash to service all of its indebtedness, including the new notes offered to be exchanged hereby, and may be forced to take other actions to satisfy its obligations under its indebtedness, which may not be successful.

Crown’s ability to make scheduled payments on and to refinance its indebtedness, including the new notes offered to be exchanged hereby, and to fund planned capital expenditures and research and development efforts, will depend on Crown’s ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that may be beyond Crown’s control.

We cannot assure you, however, that Crown’s business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable Crown to pay its indebtedness, including the new notes offered to be exchanged hereby, or to fund its other liquidity needs. If Crown’s cash flows and capital resources are insufficient to fund its debt service obligations, Crown may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance its indebtedness, including the new notes offered to be exchanged hereby. We cannot assure you that Crown would be able to take any of these actions, that these actions would be successful and permitted under the terms of Crown’s existing or future debt agreements or that Crown could release from these actions sufficient proceeds to meet any debt service obligations then due.

Some of Crown’s indebtedness is subject to floating interest rates, which would result in Crown’s interest expense increasing if interest rates rise.

As of June 30, 2013, approximately $1.2 billion of Crown’s $4.1 billion of total indebtedness and other outstanding obligations were subject to floating interest rates. Changes in economic conditions could result in higher interest rates, thereby increasing Crown’s interest expense and reducing funds available for operations or other purposes. Crown’s annual interest expense was $226 million, $232 million and $203 million for 2012, 2011 and 2010, respectively. Based on the amount of variable rate debt outstanding at June 30, 2013, a 1% increase in variable interest rates would increase its annual adjusted interest expense by $12.2 million. Accordingly, Crown may experience economic losses and a negative impact on earnings as a result of interest rate fluctuation. The actual effect of a 1% increase could be more than $12.2 million as Crown’s average borrowings on its variable rate debt may be higher during the year than the amount at June 30, 2013. In addition, the cost of Crown’s securitization facilities would also increase with an increase in floating interest rates. Although Crown may use interest rate protection agreements from time to time to reduce its exposure to interest rate fluctuations in some cases, it may not elect or have the ability to implement hedges or, if it does implement them, there can be no assurance that such agreements will achieve the desired effect. See “Capitalization,” “Description of Certain Indebtedness” included in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Market Risk” in Crown’s Annual Report on Form 10-K for the year ended December 31, 2012, and “Quantitative and Qualitative Disclosures About Market Risk” in Crown’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which are incorporated by reference in this prospectus.

Notwithstanding Crown’s current indebtedness levels and restrictive covenants, Crown may still be able to incur substantial additional debt or make certain restricted payments, which could exacerbate the risks described above.

Crown may be able to incur additional debt in the future, including in connection with acquisitions or joint ventures. Although Crown’s senior secured credit facilities and indentures governing its outstanding notes contain restrictions on Crown’s ability to incur indebtedness, those restrictions are subject to a number of exceptions, and, under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. Crown may also consider investments in joint ventures or acquisitions or increased capital expenditures, which may increase Crown’s indebtedness. Moreover, although Crown’s senior secured credit facilities and indentures governing its outstanding notes contain restrictions on Crown’s ability to make restricted payments, including the declaration and payment of dividends and the repurchase of Crown’s common stock, Crown is able to make such restricted payments under certain circumstances which may increase indebtedness, and Crown may in the future establish a regular dividend on Crown common stock. Adding new debt to current debt levels or making otherwise restricted payments could intensify the related risks that Crown and its subsidiaries now face. See “Capitalization” and “Description of Certain Indebtedness.”

Restrictive covenants in the debt agreements governing Crown’s other current or future indebtedness could restrict Crown’s operating flexibility.

The indentures and agreements governing Crown’s senior secured credit facilities and outstanding notes contain affirmative and negative covenants that limit the ability of Crown and its subsidiaries to take certain actions. These restrictions may limit Crown’s ability to operate its businesses and may prohibit or limit its ability to enhance its operations or take advantage of potential business opportunities as they arise. Crown’s senior secured credit facilities require Crown to maintain specified financial ratios and satisfy other financial conditions. The agreements or indentures governing Crown’s senior secured credit facilities and outstanding notes restrict, among other things, the ability of Crown and the ability of all or substantially all of its subsidiaries to:

•	incur additional debt;

•	pay dividends or make other distributions, repurchase capital stock, repurchase subordinated debt and make certain investments or loans;

•	create liens and engage in sale and leaseback transactions;

•	create restrictions on the payment of dividends and other amounts to Crown from subsidiaries;

•	make loans, investments and capital expenditures;

•	change accounting treatment and reporting practices;

•	enter into agreements restricting the ability of a subsidiary to pay dividends to, make or repay loans to, transfer property to, or guarantee indebtedness of, Crown or any of its subsidiaries;

•	sell or acquire assets, enter into leaseback transactions and merge or consolidate with or into other companies; and

•	engage in transactions with affiliates.

In addition, the indentures and agreements governing Crown’s outstanding notes limit, among other things, the ability of Crown to enter into certain transactions, such as mergers, consolidations, joint ventures, asset sales, sale and leaseback transactions and the pledging of assets. Furthermore, if Crown or certain of its subsidiaries experience specific kinds of changes of control, Crown’s senior secured credit facilities will be due and payable and Crown will be required to offer to repurchase outstanding notes.

The breach of any of these covenants by Crown or the failure by Crown to meet any of these ratios or conditions could result in a default under any or all of such indebtedness. If a default occurs under any such indebtedness, all of the outstanding obligations thereunder could become immediately due and payable, which could result in a default under Crown’s other outstanding debt and could lead to an acceleration of obligations related to the notes and other outstanding debt. The ability of Crown to comply with these covenants or indentures governing other indebtedness it may incur in the future and its outstanding notes can be affected by events beyond its control and, therefore, it may be unable to meet these ratios and conditions.

The indenture governing the new notes and Crown’s senior secured credit facilities and indentures governing other existing notes permit Crown to repurchase Crown’s existing notes, thereby reducing the amounts available to satisfy Crown’s obligations under the new notes.

The indenture governing the new notes and Crown’s senior secured credit facilities and the indentures governing its existing notes permit the repurchase by Crown of outstanding indebtedness and any such repurchases would reduce the amounts available to satisfy Crown’s obligations under the new notes. Crown’s outstanding notes will not be expressly subordinated to the new notes. Crown may from time to time consider repurchasing existing notes, including outstanding notes that are scheduled to mature after the maturity date of the new notes.

Crown is subject to certain restrictions that may limit its ability to make payments on its debt, including on the new notes and the new note guarantees, out of the cash reserves shown on Crown’s consolidated financial statements.

The ability of Crown’s subsidiaries and joint ventures to pay dividends, make distributions, provide loans or make other payments to Crown may be restricted by applicable state and foreign laws, potentially adverse tax consequences and their agreements, including agreements governing their debt.

In addition, the equity interests of Crown’s joint venture partners or other shareholders in Crown’s non-wholly owned subsidiaries in any dividend or other distribution made by these entities would need to be satisfied on a proportionate basis with Crown. As a result, Crown may not be able to access their cash flow to service Crown’s debt, including the new notes, and Crown cannot assure you that the amount of cash and cash flow reflected on Crown’s financial statements will be fully available to Crown.

The new note guarantee of a subsidiary guarantor will be released if such subsidiary guarantor no longer guarantees or is otherwise an obligor of indebtedness under any Crown credit facility.

Any subsidiary guarantee of the new notes may be released without action by, or consent of, any holder of the new notes or the trustee under the indenture if the subsidiary guarantor is no longer a guarantor or an obligor of any Crown credit facility as described under “Description of the Notes—Ranking and Guarantees.” The lenders under Crown’s senior secured credit facilities will have the discretion to release the subsidiary guarantees under the existing senior secured credit facilities in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a subsidiary guarantor of the new notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to your claims.

The new notes and the new note guarantees may be voidable, subordinated or limited in scope under insolvency, fraudulent transfer, corporate or other laws.

Fraudulent transfer and insolvency laws may void, subordinate or limit the new notes and the new note guarantees. See “Description of the Notes—Certain Bankruptcy and Fraudulent Transfer Limitations.”

Under U.S. federal bankruptcy laws or comparable provisions of state fraudulent transfer laws, the issuance of the new note guarantees by Crown and the subsidiary guarantors could be voided, or claims in respect of such obligations could be subordinated to all of their other debts and other liabilities, if, among other things, at the time Crown and/or the subsidiary guarantors issued the related new note guarantees, or, potentially, the old note guarantees, Crown or the applicable subsidiary guarantor intended to hinder, delay or defraud any present or future creditor, or received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which Crown’s or such subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

By its terms, the new note guarantee of each guarantor will limit the liability of each such guarantor to the maximum amount it can pay without the new note guarantee being deemed a fraudulent transfer.

Crown’s senior secured credit facilities provide that certain change of control events constitute an event of default. In the event of a change of control, Crown, Crown Americas and the guarantors may not be able to satisfy all of their obligations under the senior secured credit facilities, the new notes or other indebtedness.

Crown, Crown Americas and the guarantors may not have sufficient assets or be able to obtain sufficient third-party financing on favorable terms to satisfy all of their obligations under Crown’s senior secured credit facilities, the new notes or other indebtedness in the event of a change of control. If Crown or the issuers experience specific kinds of changes of control, the issuers will be required to offer to repurchase all outstanding new notes. However, Crown’s senior secured credit facilities provide that certain change of control events constitute an event of default under the senior secured credit facilities. Such an event of default entitles the lenders thereunder to, among other things, cause all outstanding debt obligations under the senior secured credit facilities to become due and payable and to proceed against the collateral securing the senior secured credit facilities. Any event of default or acceleration of the senior secured credit facilities will likely also cause a default under the terms of other indebtedness of Crown.

In addition, Crown’s senior secured credit facilities contain, and any future credit facilities or other agreements to which Crown becomes a party may contain, restrictions on its ability to offer to repurchase the new notes in connection with a change of control. In the event a change of control occurs at a time when it is prohibited from offering to purchase the new notes, the issuers could seek consent to offer to purchase the new notes or attempt to refinance the borrowings that contain such a prohibition. If it does not obtain the consent or refinance the borrowings, the issuers would remain prohibited from offering to purchase the new notes. In such case, the failure by the issuers to offer to purchase the new notes would constitute a default under the indenture governing the new notes, which, in turn, could result in amounts outstanding under any future credit facility or other agreement relating to indebtedness being declared due and payable. Any such declaration could have adverse consequences to Crown, the issuers and the holders of the new notes.

You may not be able to determine when a change of control has occurred and may not be able to require the issuers to purchase the new notes as a result of a change in the composition of the directors on Crown’s board of directors.

Legal uncertainty regarding what constitutes a change of control and the provisions of the indenture may allow Crown to enter into transactions, such as acquisitions, refinancings or recapitalizations, that would not constitute a change of control but may increase Crown’s outstanding indebtedness or otherwise affect Crown’s ability to satisfy its obligations under the new notes. The definition of change of control includes a phrase relating to the transfer of “all or substantially all” of the assets of Crown and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, your ability to require the issuers to repurchase new notes as a result of a transfer of less than all of the assets of Crown to another person may be uncertain.

In addition, in a 2009 decision, the Court of Chancery of the State of Delaware raised the possibility that a change of control put right occurring as a result of a failure to have “continuing directors” comprising a majority of a board of directors might be unenforceable on public policy grounds.

The trading prices for the new notes may be affected by Crown’s credit rating.

Credit rating agencies continually revise their ratings for companies that they follow, including Crown. Any ratings downgrade could adversely affect the trading price of the new notes or the trading market for the new notes to the extent a trading market for the notes develops.

Risks Related to Crown’s Business

Crown’s international operations, which generated approximately 73% of its consolidated net sales in 2012, are subject to various risks that may lead to decreases in its financial results.

Crown is an international company, and the risks associated with operating in foreign countries may have a negative impact on Crown’s liquidity and net income. Crown’s international operations generated approximately 73%, 73%, 72% and 73% of its consolidated net sales in the years ended 2012, 2011, 2010 and the six-month period ended June 30, 2013, respectively. In addition, Crown’s business strategy includes continued expansion of international activities, including within developing markets and areas, such as Asia, Eastern Europe, the Middle East and South America, that may pose greater risk of political or economic instability. Approximately 32%, 30%, 28% and 33% of Crown’s consolidated net sales in the years ended 2012, 2011 and 2010 and the six-month period ended June 30, 2013, respectively, were generated outside of the developed markets in Western Europe, the United States and Canada. Furthermore, if the current European sovereign debt crisis continues or further deteriorates, there will likely be a negative effect on Crown’s European business, as well as the businesses of Crown’s European customers and suppliers. If this crisis ultimately leads to a significant devaluation of the euro, the value of Crown’s financial assets that are denominated in euros would be significantly reduced when translated to U.S. dollars for financial reporting purposes. Any of these conditions could ultimately harm Crown’s overall business, prospects, operating results, financial condition and cash flows and such harm may be more pronounced if Crown expands in Western Europe through potential acquisitions or otherwise.

Emerging markets are a focus of Crown’s international growth strategy. The developing nature of these markets and the nature of Crown’s international operations generally are subject to various risks, including:

•	foreign government’s restrictive trade policies;

•	inconsistent product regulation or policy changes by foreign agencies or governments;

•	duties, taxes or government royalties, including the imposition or increase of withholding and other taxes on remittances and other payments by non-U.S. subsidiaries;

•	customs, import/export and other trade compliance regulations;

•	foreign exchange rate risks;

•	difficulty in collecting international accounts receivable and potentially longer payment cycles;

•	increased costs in maintaining international manufacturing and marketing efforts;

•	non-tariff barriers and higher duty rates;

•	difficulties associated with expatriating cash generated or held abroad in a tax-efficient manner and changes in tax laws;

•

difficulties in enforcement of contractual obligations and intellectual property rights and difficulties in protecting intellectual property or sensitive commercial and operations data or information technology systems generally;

•	exchange controls;

•	national and regional labor strikes;

•	the geographic, language and cultural differences between personnel in different areas of the world;

•	high social benefit costs for labor, including costs associated with restructurings;

•	civil unrest or political, social, legal and economic instability, such as recent political turmoil in the Middle East;

•	product boycotts, including with respect to the products of Crown’s multi-national customers;
•	customer, supplier, and investor concerns regarding operations in areas such as the Middle East;

•	taking of property by nationalization or expropriation without fair compensation;

•	imposition of limitations on conversions of foreign currencies into dollars or payment of dividends and other payments by non-U.S. subsidiaries;

•

hyperinflation and currency devaluation in certain foreign countries where such currency devaluation could affect the amount of cash generated by operations in those countries and thereby affect Crown’s ability to satisfy its obligations;

•

war, civil disturbance, global or regional catastrophic events, natural disasters, such as flooding in Southeast Asia, widespread outbreaks of infectious diseases, including in emerging markets, and acts of terrorism;

•	geographical concentration of Crown’s factories and operations and regional shifts in its customer base;

•	periodic health epidemic concerns; and

•	the complexity of managing global operations.

There can be no guarantee that a deterioration of economic conditions in countries in which Crown operates or may seek to operate in the future would not have a material impact on Crown’s results of operations.

As Crown seeks to expand its business globally, growth opportunities may be impacted by greater political, economic and social uncertainty and the continuing and accelerating globalization of businesses could significantly change the dynamics of Crown’s competition, customer base and product offerings.

Crown’s efforts to grow its businesses depend to a large extent upon access to, and its success in developing market share and operating profitably in, additional geographic markets including but not limited to Asia, Eastern Europe, the Middle East and South America. In some cases, countries in these regions have greater political and economic volatility, greater vulnerability to infrastructure and labor disruptions and differing local customer product preferences and requirements than Crown’s other markets. Operating and seeking to expand business in a number of different regions and countries exposes Crown to multiple and potentially conflicting cultural practices, business practices and legal and regulatory requirements that are subject to change, including those related to tariffs and trade barriers, investments, property ownership rights, taxation and repatriation of earnings and advanced technologies. Such expansion efforts may also use capital and other resources of Crown that could be invested in other areas. Expanding business operations globally also increases exposure to currency fluctuations which can materially affect Crown’s financial results. As these emerging geographic markets become more important to Crown, its competitors are also seeking to expand their production capacities and sales in these same markets, which may lead to industry overcapacity that could adversely affect pricing, volumes and financial results in such markets. Although Crown is taking measures to adapt to these changing circumstances, Crown’s reputation and/or business results could be negatively affected should these efforts prove unsuccessful.

Crown may not be able to manage its anticipated growth, and it may experience constraints or inefficiencies caused by unanticipated acceleration and deceleration of customer demand.

Unanticipated acceleration and deceleration of customer demand for Crown’s products may result in constraints or inefficiencies related to Crown’s manufacturing, sales force, implementation resources and administrative infrastructure, particularly in emerging markets where Crown is seeking to expand production. Such constraints or inefficiencies may adversely affect Crown as a result of delays, lost potential product sales or loss of current or potential customers due to their dissatisfaction. Similarly, over-expansion, including as a result of overcapacity due to expansion by Crown’s competitors, or investments in anticipation of growth that does not materialize, or develops more slowly than Crown expects, could harm Crown’s financial results and result in overcapacity.

To manage Crown’s anticipated future growth effectively, Crown must continue to enhance its manufacturing capabilities and operations, information technology infrastructure, and financial and accounting systems and controls. Organizational growth and scale-up of operations could strain its existing managerial, operational, financial and other resources. Crown’s growth requires significant capital expenditures and may divert financial resources from other projects, such as the development of new products or enhancements of existing products or reduction of Crown’s outstanding indebtedness. If Crown’s management is unable to effectively manage Crown’s growth, its expenses may increase more than expected, its revenue could grow more slowly than expected and it may not be able to achieve its research and development and production goals. Crown’s failure to manage its anticipated growth effectively could have a material effect on its business, operating results or financial condition.

Crown’s profits will decline if the price of raw materials or energy rises and it cannot increase the price of its products, and Crown’s financial results could be adversely affected if Crown was not able to obtain sufficient quantities of raw materials.

Crown uses various raw materials, such as steel, aluminum, tin, water, natural gas, electricity and other processed energy, in its manufacturing operations. Sufficient quantities of these raw materials may not be available in the future or may be available only at increased prices. Crown’s raw material supply contracts vary as to terms and duration, with steel contracts typically one year in duration with fixed prices and aluminum contracts typically multi-year in duration with fluctuating prices based on aluminum ingot costs. The availability of various raw materials and their prices depends on global and local supply and demand forces, governmental regulations (including tariffs), level of production, resource availability, transportation, and other factors, including natural disasters such as floods and earthquakes. In particular, in recent years the consolidation of steel suppliers, shortage of raw materials affecting the production of steel and the increased global demand for steel, including in China and other developing countries, have contributed to an overall tighter supply for steel, resulting in increased steel prices and, in some cases, special surcharges and allocated cut backs of products by steel suppliers. In addition, future steel supply contracts may provide for prices that fluctuate or adjust rather than provide a fixed price during a one-year period. As a result of continuing global supply and demand pressures, other commodity-related costs affecting its business may increase as well, including natural gas, electricity and freight-related costs.

The prices of certain raw materials used by Crown, such as steel, aluminum and processed energy, have historically been subject to volatility. In 2012, consumption of steel and aluminum represented 26% and 38%, respectively, of Crown’s consolidated cost of products sold, excluding depreciation and amortization. While certain, but not all, of Crown’s contracts pass through raw material costs to customers, Crown may be unable to increase its prices to offset increases in raw material costs without suffering reductions in unit volume, revenue and operating income. In addition, any price increases may take effect after related cost increases, reducing operating income in the near term. Significant increases in raw material costs may increase Crown’s working capital requirements, which may increase Crown’s average outstanding indebtedness and interest expense and may exceed the amounts available under Crown’s senior secured credit facilities and other sources of liquidity. In addition, Crown hedges raw material costs on behalf of certain customers and may suffer losses if such customers are unable to satisfy their purchase obligations.

If Crown is unable to purchase steel, aluminum or other raw materials for a significant period of time, Crown’s operations would be disrupted and any such disruption may adversely affect Crown’s financial results. If customers believe that Crown’s competitors have greater access to raw materials, perceived certainty of supply at Crown’s competitors may put Crown at a competitive disadvantage regarding pricing and product volumes.

Crown is subject to the effects of fluctuations in foreign exchange rates, which may reduce its net sales and cash flow.

Crown is exposed to fluctuations in foreign currencies as a significant portion of its consolidated net sales, its costs, assets and liabilities, are denominated in currencies other than the U.S. dollar. For the fiscal years ended December 31, 2012, 2011 and 2010 and the six months ended June 30, 2013, Crown derived approximately 73%, 73%, 72% and 73%, respectively, of its consolidated net sales from sales in foreign currencies. In its consolidated financial statements, Crown translates local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period. During times of a strengthening U.S. dollar, its reported international revenue and earnings will be reduced because the local currency will translate into fewer U.S. dollars. Conversely, a weakening U.S. dollar will effectively increase the dollar-equivalent of Crown’s expenses and liabilities denominated in foreign currencies. Crown’s translation and exchange adjustments increased reported income before tax by $1 million in 2012 and $4 million in 2010 and reduced reported income before tax by $2 million in 2011. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Market Risk” in Crown’s Annual Report on Form 10-K for the year ended December 31, 2012 and “Quantitative and Qualitative Disclosures About Market Risk” in Crown’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which are incorporated by reference in this prospectus. Although Crown may use financial instruments such as foreign currency forwards from time to time to reduce its exposure to currency exchange rate fluctuations in some cases, it may not elect or have the ability to implement hedges or, if it does implement them, there can be no assurance that such agreements will achieve the desired effect.

For the year-ended December 31, 2012, a 0.10 movement in the average Euro rate (e.g., from 1.29 USD = 1 Euro to 1.19 USD = 1 Euro) would have reduced net income by $11 million.

Pending and future asbestos litigation and payments to settle asbestos-related claims could reduce Crown’s cash flow and negatively impact its financial condition.

Crown Cork, a wholly-owned subsidiary of Crown, is one of many defendants in a substantial number of lawsuits filed throughout the United States by persons alleging bodily injury as a result of exposure to asbestos. In 1963, Crown Cork acquired a subsidiary that had two operating businesses, one of which is alleged to have manufactured asbestos-containing insulation products. Crown Cork believes that the business ceased manufacturing such products in 1963.

Crown recorded pre-tax charges of $35 million, $28 million and $46 million to increase its accrual for asbestos-related liabilities in 2012, 2011 and 2010, respectively. As of June 30, 2013, Crown Cork’s accrual for pending and future asbestos-related claims and related legal costs was $243 million, including $182 million for unasserted claims. Crown Cork’s accrual includes estimated probable costs for claims through the year 2022. Crown Cork’s accrual excludes potential costs for claims beyond 2022 because Crown believes that the key assumptions underlying its accrual are subject to greater uncertainty as the projection period lengthens. Assumptions underlying the accrual include that claims for exposure to asbestos that occurred after the sale of the subsidiary’s insulation business in 1964 would not be entitled to settlement payouts and that state statutes described under Note K to Crown’s audited consolidated financial statements in Crown’s Annual Report on Form 10-K for the year ended December 31, 2012 and Note J to Crown’s unaudited consolidated financial statements in Crown’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which are incorporated by reference in this prospectus, including Texas and Pennsylvania statutes, are expected to have a highly favorable impact on Crown Cork’s ability to settle or defend against asbestos-related claims in those states and other states where Pennsylvania law may apply.

Crown Cork had approximately 51,000 asbestos-related claims outstanding at December 31, 2012. Of these claims, approximately 15,000 claims relate to claimants alleging first exposure to asbestos after 1964 and approximately 36,000 relate to claimants alleging first exposure to asbestos before or during 1964, of which approximately 13,000 were filed in Texas, 2,000 were filed in Pennsylvania, 6,000 were filed in other states that have enacted asbestos legislation and 15,000 were filed in other states. The outstanding claims at December 31, 2012 exclude 3,100 pending claims involving plaintiffs who allege that they are, or were, maritime workers subject to exposure to asbestos, but whose claims Crown believes will not have a material effect on Crown’s consolidated results of operations, financial position or cash flow. The outstanding claims at December 31, 2012 also exclude approximately 19,000 inactive claims. Due to the passage of time, Crown considers it unlikely that the plaintiffs in these cases will pursue further action. The exclusion of these inactive claims had no effect on the calculation of Crown’s accrual as the claims were filed in states where Crown’s liability is limited by statute. Crown devotes significant time and expense to defend against these various claims, complaints and proceedings, and there can be no assurance that the expenses or distractions from operating Crown’s businesses arising from these defenses will not increase materially.

During the six months ended June 30, 2013, Crown Cork received approximately 2,000 new claims, settled or dismissed approximately 1,000 claims, and had approximately 52,000 claims outstanding at the end of the period.

On October 22, 2010, the Texas Supreme Court, in a 6-2 decision, reversed a lower court decision, Barbara Robinson v. Crown Cork & Seal Company, Inc., No. 14-04-00658-CV, Fourteenth Court of Appeals, Texas, which had upheld the dismissal of an asbestos-related case against Crown Cork. The Texas Supreme Court held that the Texas legislation was unconstitutional under the Texas Constitution when applied to asbestos-related claims pending against Crown Cork when the legislation was enacted in June of 2003. Crown believes that the decision of the Texas Supreme Court is limited to retroactive application of the Texas legislation to asbestos-related cases that were pending against Crown Cork in Texas on June 11, 2003 and therefore continues to assign no value to claims filed after June 11, 2003.

Crown Cork made cash payments of $28 million, $28 million, $27 million and $13 million in 2012, 2011, 2010, and for the six months ended June 30, 2013, respectively, for asbestos-related claims including settlement payments and legal fees. These payments have reduced and any such future payments will reduce the cash flow available to Crown Cork for its business operations and debt payments.

Asbestos-related payments including defense costs may be significantly higher than those estimated by Crown Cork because the outcome of this type of litigation (and, therefore, Crown Cork’s reserve) is subject to a number of assumptions and uncertainties, such as the number or size of asbestos-related claims or settlements, the number of financially viable responsible parties, the extent to which state statutes relating to asbestos liability are upheld and/or applied by the courts, Crown Cork’s ability to obtain resolution without payment of asbestos-related claims by persons alleging first exposure to asbestos after 1964, and the potential impact of any pending or future asbestos-related legislation. Accordingly, Crown Cork may be required to make payments for claims substantially in excess of its accrual, which could reduce Crown’s cash flow and impair its ability to satisfy its obligations. As a result of the uncertainties regarding its asbestos-related liabilities and its reduced cash flow, the ability of Crown to raise new money in the capital markets is more difficult and more costly, and Crown may not be able to access the capital markets in the future. Further information regarding Crown Cork’s asbestos-related liabilities is presented within “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the headings, “Provision for Asbestos” and “Critical Accounting Policies” and under Note K to Crown’s audited consolidated financial statements included in Crown’s Annual Report on Form 10-K for the year ended December 31, 2012 and under Note J to Crown’s unaudited consolidated financial statements in Crown’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which are incorporated by reference in this prospectus.

Crown has significant pension plan obligations worldwide and significant unfunded postretirement obligations, which could reduce its cash flow and negatively impact its results of operations and its financial condition.

Crown sponsors various pension plans worldwide, with the largest funded plans in the U.K., U.S. and Canada. In 2012, 2011 and 2010, Crown contributed $102 million, $404 million and $79 million, respectively, to its pension plans and currently anticipates its 2013 funding to be approximately $82 million. Pension expense was $97 million in 2012 and is expected to be $79 million in 2013. A 0.25% change in the 2013 expected rate of return assumptions would change 2013 pension expense by approximately $11 million. A 0.25% change in the discount rates assumptions as of December 31, 2012 would change 2013 pension expense by approximately $4 million. Crown may be required to accelerate the timing of its contributions under its pension plans. The actual impact of any accelerated funding will depend upon the interest rates required for determining the plan liabilities and the investment performance of plan assets. An acceleration in the timing of pension plan contributions could decrease Crown’s cash available to pay its outstanding obligations and its net income and increase Crown’s outstanding indebtedness.

Based on current assumptions, Crown expects to make pension contributions of $82 million in 2013, $81 million in 2014, $130 million in 2015, $117 million in 2016 and $141 million in 2017 including its supplemental executive retirement plan.

The difference between pension plan obligations and assets, or the funded status of the plans, significantly affects the net periodic benefit costs of Crown’s pension plans and the ongoing funding requirements of those plans. Among other factors, significant volatility in the equity markets and in the value of illiquid alternative investments, changes in discount rates, investment returns and the market value of plan assets can substantially increase Crown’s future pension plan funding requirements and could have a negative impact on Crown’s results of operations and profitability. See Note V to Crown’s audited consolidated financial statements in Crown’s Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus. While its U.S. funded pension plan continues in effect, Crown continues to incur additional pension obligations. Crown’s pension plan assets consist primarily of common stocks and fixed income securities and also include alternative investments such as interests in private equity or hedge funds. If the performance of plan assets does not meet Crown’s assumptions or discount rates continue to decline, the underfunding of the pension plan may increase and Crown may have to contribute additional funds to the pension plan, and its pension expense may increase. In addition, Crown’s supplemental executive retirement plan and retiree medical plans are unfunded.

Crown’s U.S. funded pension plan is subject to the Employee Retirement Income Security Act of 1974, or ERISA. Under ERISA, the Pension Benefit Guaranty Corporation, or PBGC, has the authority to terminate an underfunded plan under certain circumstances. In the event its U.S. pension plan is terminated for any reason while the plan is underfunded, Crown will incur a liability to the PBGC that may be equal to the entire amount of the underfunding, which under certain circumstances may be senior to the notes. In addition, as of December 31, 2012 the unfunded accumulated postretirement benefit obligation, as calculated in accordance with U.S. generally accepted accounting principles, for retiree medical benefits was approximately $352 million, based on assumptions set forth under Note V to Crown’s audited consolidated financial statements in Crown’s Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus

Acquisitions or investments that Crown is considering or may pursue could be unsuccessful, consume significant resources and require the incurrence of additional indebtedness.

Crown is considering, and in the future may pursue acquisitions and investments that complement its existing business. These possible acquisitions and investments involve or may involve significant cash expenditures, debt incurrence (including the incurrence of additional indebtedness under Crown’s senior secured revolving credit facilities or other secured or unsecured debt), operating losses and expenses that could have a material effect on Crown’s financial condition and operating results.

In particular, if Crown incurs additional debt, Crown’s liquidity and financial stability could be impaired as a result of using a significant portion of available cash or borrowing capacity to finance an acquisition. Moreover, Crown may face an increase in interest expense or financial leverage if additional debt is incurred to finance an acquisition, which may, among other things, adversely affect Crown’s various financial ratios and Crown’s compliance with the conditions of its existing indebtedness. In addition, such additional indebtedness may be incurred under Crown’s senior secured credit facilities or otherwise secured by liens on Crown’s assets, in which case the new notes and the new note guarantees would be effectively subordinated to the additional debt. See “Description of Certain Indebtedness.”

Acquisitions involve numerous other risks, including:

•	diversion of management time and attention;

•	failures to identify material problems and liabilities of acquisition targets or to obtain sufficient indemnification rights to fully offset possible liabilities related to the acquired businesses;

•	difficulties integrating the operations, technologies and personnel of the acquired businesses;

•	inefficiencies and complexities that may arise due to unfamiliarity with new assets, businesses or markets;

•	disruptions to Crown’s ongoing business;

•	inaccurate estimates of fair value made in the accounting for acquisitions and amortization of acquired intangible assets which would reduce future reported earnings;

•	the inability to obtain required financing for the new acquisition or investment opportunities and Crown’s existing business;

•	potential loss of key employees, contractual relationships, suppliers or customers of the acquired businesses or of Crown; and

•	inability to obtain required regulatory approvals.

To the extent Crown pursues an acquisition that causes it to incur unexpected costs or that fails to generate expected returns, Crown’s financial position, results of operations and cash flows may be adversely affected, and Crown’s ability to service its indebtedness, including the new notes, may be negatively impacted.

Anti-takeover provisions in Crown’s organizational documents and under Pennsylvania law could prevent or delay a change in control of Crown.

Provisions of Pennsylvania law and of the Crown’s Articles of Incorporation and By-Laws could make it more difficult for a third party to acquire control of Crown or have the effect of discouraging a third party from attempting to acquire control of Crown. Crown’s Articles of Incorporation and By-Laws and Pennsylvania law include certain provisions which may be considered to be “anti-takeover” in nature because they may have the effect of discouraging or making more difficult the acquisition of control over Crown by means of a hostile tender offer, exchange offer, proxy contest or similar transaction. For example, Crown’s Articles and By-Laws or Pennsylvania law:

•	provide that shareholders may not act by written consent in lieu of a shareholder meeting;

•	do not permit shareholders to call a special meeting of shareholders;

•	limit the ability of shareholders to modify the authority of Crown’s Board of Directors or create a committee on the Board of Directors by amending the By-Laws;

•	limit the size of Crown’s Board of Directors;

•	require advance notice for shareholder business and nominations at a shareholder meeting;

•	do not provide for cumulative voting by shareholders;

•	authorize the issuance of “blank check” preferred shares by Crown’s Board of Directors;

•

impose certain requirements on business combinations that could delay for five years and impose conditions upon business combinations between an interested shareholder and Crown, unless the transaction is approved by Crown’s Board of Directors;

•	include a statute regarding disgorgement of profits arising from the sale of Crown’s common stock by certain controlling shareholders following attempts to acquire control; and

•	require disinterested shareholder approval of certain business combinations with interested shareholders.

These provisions are intended to protect Crown’s shareholders by providing a measure of assurance that Crown’s shareholders will be treated fairly in the event of an unsolicited takeover bid and by preventing a successful takeover bidder from exercising its voting control to the detriment of the other shareholders. Some of these provisions make it more difficult to remove Crown’s incumbent directors and officers, even if their removal would be regarded by some shareholders as desirable.

Crown has authorized and unissued approximately 359 million shares of common stock, including treasury shares, and 30 million shares of preferred stock. The shares of preferred stock may be issued at any time or from time to time and the board of directors has authority to fix the designations, number and voting rights, preferences, privileges, limitations, restrictions, conversion rights and other special or relative rights, if any, of any class or series of any class of preferred stock that may be desired, provided the shares of any such class or series of preferred stock shall not be entitled to more than one vote per share when voting as a class with holders of Crown’s common stock. Crown no longer has a policy limiting the issuance of the preferred stock for certain corporate purposes such as corporate financings or acquisitions.

One of the effects of the existence of authorized but unissued shares of our common stock or preferred stock may be to enable our board of directors to render it more difficult or to discourage an attempt to obtain control of us and thereby protect the continuity of our management. If in the due exercise of its fiduciary obligations, for example, our board of directors were to determine that a takeover proposal were not in our best interests, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent, render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Crown’s principal markets may be subject to overcapacity and intense competition, which could reduce Crown’s net sales and net income.

Food and beverage cans are standardized products, allowing for relatively little differentiation among competitors. This could lead to overcapacity and price competition among food and beverage can producers, if capacity growth outpaced the growth in demand for food and beverage cans and overall manufacturing capacity exceeded demand. These market conditions could reduce product prices and contribute to declining revenue and net income and increasing debt balances. As a result of industry overcapacity and price competition, Crown may not be able to increase prices sufficiently to offset higher costs or to generate sufficient cash flow. The North American and Western Europe food and beverage can markets, in particular, are considered to be mature markets, characterized by slow growth and a sophisticated distribution system.

Competitive pricing pressures, overcapacity, the failure to develop new product designs and technologies for products, as well as other factors could cause Crown to lose existing business or opportunities to generate new business and could result in decreased cash flow and net income.

Crown is subject to competition from substitute products and decreases in demand for its products, which could result in lower profits and reduced cash flows.

Crown is subject to substantial competition from producers of alternative packaging made from glass, paper, flexible materials and plastic. Crown’s sales depend heavily on the volumes of sales by Crown’s customers in the food and beverage markets. Changes in preferences for products and packaging by consumers of prepackaged food and beverage cans significantly influence Crown’s sales. Changes in packaging by Crown’s customers may require Crown to re-tool manufacturing operations, which could require material expenditures. In addition, a decrease in the costs of, or a further increase in consumer demand for, alternative packaging could result in lower profits and reduced cash flows for Crown. For example, increases in the price of aluminum and steel and decreases in the price of plastic resin, which is a petrochemical product and may fluctuate with prices in the oil and gas market, may increase substitution of plastic food and beverage containers for metal containers or increases in the price of steel may increase substitution of aluminum packaging for aerosol products. Moreover, due to its high percentage of fixed costs, Crown may be unable to maintain its gross margin at past levels if it is not able to achieve high capacity utilization rates for its production equipment. In periods of low world-wide demand for its products, Crown experiences relatively low capacity utilization rates in its operations, which can lead to reduced margins during that period and can have an adverse effect on Crown’s business.

Crown’s business results depend on its ability to understand its customers’ specific preferences and requirements, and to develop, manufacture and market products that meet customer demand.

Crown’s ability to develop new product offerings for a diverse group of global customers with differing preferences, while maintaining functionality and spurring innovation, is critical to its success. This requires a thorough understanding of Crown’s existing and potential customers on a global basis, particularly in potential high growth emerging markets, including the Middle East, South America, Eastern Europe and Asia. Failure to deliver quality products that meet customer needs ahead of competitors could have a significant adverse effect on Crown’s business.

The loss of a major customer and/or customer consolidation could reduce Crown’s net sales and profitability.

Many of Crown’s largest customers have acquired companies with similar or complementary product lines. This consolidation has increased the concentration of Crown’s business with its largest customers. In many cases, such consolidation has been accompanied by pressure from customers for lower prices, reflecting the increase in the total volume of product purchased or the elimination of a price differential between the acquiring customer and the company acquired. Increased pricing pressures from Crown’s customers may reduce Crown’s net sales and net income.

The majority of Crown’s sales are to companies that have leading market positions in the sale of packaged food, beverages and household products to consumers. Although no one customer accounted for more than 10% of its net sales in the years ended 2012, 2011 or 2010 and the six-month period ended June 30, 2013, the loss of any of its major customers, a reduction in the purchasing levels of these customers or an adverse change in the terms of supply agreements with these customers could reduce Crown’s net sales and net income. A continued consolidation of Crown’s customers could exacerbate any such loss.

Crown’s business is seasonal and weather conditions could reduce Crown’s net sales.

Crown manufactures packaging primarily for the food and beverage can market. Its sales can be affected by weather conditions. Due principally to the seasonal nature of the soft drink, brewing, iced tea and other beverage industries, in which demand is stronger during the summer months, sales of Crown’s products have varied and are expected to vary by quarter. Shipments in the U.S. and Europe are typically greater in the second and third quarters of the year. Unseasonably cool weather can reduce consumer demand for certain beverages packaged in its containers. In addition, poor weather conditions that reduce crop yields of packaged foods can decrease customer demand for its food containers.

Crown is subject to costs and liabilities related to stringent environmental and health and safety standards.

Laws and regulations relating to environmental protection and health and safety may increase Crown’s costs of operating and reduce its profitability. Crown’s operations are subject to numerous U.S. federal and state and non-U.S. laws and regulations governing the protection of the environment, including those relating to treatment, storage and disposal of waste, the use of chemicals in Crown’s products and manufacturing process, discharges into water, emissions into the atmosphere, remediation of soil and groundwater contamination and protection of employee health and safety. Future regulations may impose stricter environmental or employee safety requirements affecting Crown’s operations or may impose additional requirements regarding consumer health and safety, such as potential restrictions on the use of bisphenol-A, a starting material used to produce internal and external coatings for some food, beverage, and aerosol containers and metal closures. Although the U.S. FDA currently permits the use of bisphenol-A in food packaging materials and confirmed in a January 2010 update that studies employing standardized toxicity tests have supported the safety of current low levels of human exposure to bisphenol-A, the FDA in that January 2010 update noted that more research was needed, and further suggested reasonable steps to reduce exposure to bisphenol-A. The FDA subsequently entered into a consent decree under which it agreed to issue, by March 31, 2012, a final decision on a citizen’s petition requesting the agency take further regulatory steps with regard to bisphenol-A. On March 30, 2012, the FDA denied the request, responding, in part, that the appropriate course of action was to continue scientific study and review of all new evidence regarding the safety of bisphenol-A. In March 2010, the EPA issued an action plan for bisphenol-A, which includes, among other things, consideration of whether to add bisphenol-A to the chemical concern list on the basis of potential environmental effects and use of the EPA’s Design for the Environment program to encourage reductions in bisphenol-A manufacturing and use. Moreover, certain U.S. Congressional bodies, states and municipalities, as well as certain foreign nations and some member states of the European Union, such as Denmark, Belgium and France, have considered, proposed or already passed legislation banning or suspending the use of bisphenol-A in certain products or requiring warnings regarding bisphenol-A. In July 2012, the FDA banned the use of bisphenol-A in baby bottles and children’s drinking cups, and in July

2013, the FDA banned the use of bisphenol-A in epoxy resins that coat infant formula cans. In the fourth quarter of 2012, the French Parliament passed a law suspending the use of bisphenol-A in food packaging beginning in 2013 for food intended for children under 3 and in 2015 for all other foods. The law also includes certain product labeling requirements. Further, the U.S. or additional international, federal, state or other regulatory authorities could restrict or prohibit the use of bisphenol-A in the future. For example, on April 11, 2013, the State of California declared bisphenol-A a reproductive system hazard. However, this declaration was enjoined on April 19, 2013 pending the resolution of a suit challenging the classification. If the injunction is lifted, it would trigger a requirement to include warning labels on consumer items containing bisphenol-A in excess of certain levels. In addition, recent public reports, litigation and other allegations regarding the potential health hazards of bisphenol-A could contribute to a perceived safety risk about Crown’s products and adversely impact sales or otherwise disrupt Crown’s business. While Crown is exploring various alternatives to the use of bisphenol-A and conversion to alternatives is underway in some applications, there can be no assurance that Crown will be completely successful in its efforts or that the alternatives will not be more costly to Crown.

Also, for example, future restrictions in some jurisdictions on air emissions of volatile organic compounds and the use of certain paint and lacquering ingredients may require Crown to employ additional control equipment or process modifications. Crown’s operations and properties, both in the U.S. and abroad, must comply with these laws and regulations. In addition, a number of governmental authorities in the U.S. and abroad have introduced or are contemplating enacting legal requirements, including emissions limitations, cap and trade systems or mandated changes in energy consumption, in response to the potential impacts of climate change. Given the wide range of potential future climate change regulations in the jurisdictions in which Crown operates, the potential impact to Crown’s operations is uncertain. In addition, the potential impact of climate change on Crown’s operations is highly uncertain. The impact of climate change may vary by geographic location and other circumstances, including weather patterns and any impact to natural resources such as water.

A number of governmental authorities both in the U.S. and abroad also have enacted, or are considering, legal requirements relating to product stewardship, including mandating recycling, the use of recycled materials and/or limitations on certain kinds of packaging materials such as plastics. In addition, some companies with packaging needs have responded to such developments, and/or to perceived environmental concerns of consumers, by using containers made in whole or in part of recycled materials. Such developments may reduce the demand for some of Crown’s products, and/or increase its costs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Environmental Matters” in Crown’s Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus.

Crown has written down a significant amount of goodwill, and a further write down of goodwill would result in lower reported net income and a reduction of its net worth.

Impairment of Crown’s goodwill would require write down of goodwill, which would reduce Crown’s net income in the period of any such write down. At June 30, 2013, the carrying value of Crown’s goodwill was approximately $1.9 billion. Crown is required to evaluate goodwill reflected on its balance sheet at least annually, or when circumstances indicate a potential impairment. If it determines that the goodwill is impaired, Crown would be required to write off a portion or all of the goodwill.

If Crown fails to retain key management and personnel, Crown may be unable to implement its business plan.

Members of Crown’s senior management have extensive industry experience, and it might be difficult to find new personnel with comparable experience. Because Crown’s business is highly specialized, Crown believes that it would also be difficult to replace its key technical personnel. Crown believes that its future success depends, in large part, on its experienced senior management team. Losing the services of key members of its management team could limit Crown’s ability to implement its business plan. In addition, under Crown’s unfunded Senior Executive Retirement Plan certain members of senior management are entitled to lump sum payments upon retirement or other termination of employment and a lump sum death benefit of five times the annual retirement benefit.

A significant portion of Crown’s workforce is unionized and labor disruptions could increase Crown’s costs and prevent Crown from supplying its customers.

A significant portion of Crown’s workforce is unionized and a prolonged work stoppage or strike at any facility with unionized employees could increase its costs and prevent Crown from supplying its customers. In addition, upon the expiration of existing collective bargaining agreements, Crown may not reach new agreements without union action and any such new agreements may not be on terms satisfactory to Crown. Moreover, additional groups of currently non-unionized employees may seek union representation in the future. If Crown is unable to negotiate acceptable collective bargaining agreements, it may become subject to union-initiated work stoppages, including strikes. The National Labor Relations Board (“NLRB”) has adopted new regulations concerning the procedures for conducting employee representation elections that, if implemented, could make it significantly easier for labor organizations to prevail in elections. The regulations became effective on April 30, 2012; however, in May 2012, a federal district court found that the regulations were not properly adopted by the NLRB. The NLRB responded to the decision by suspending implementation of the regulations and has not announced if or when the regulations will again go into effect.

Failure by Crown’s joint venture partners to observe their obligations could adversely affect the business and operations of the joint ventures and, in turn, the business and operations of Crown.

A portion of Crown’s operations, including certain joint venture beverage can operations in Asia, the Middle East and South America, is conducted through certain joint ventures. Crown participates in these ventures with third parties. In the event that Crown’s joint venture partners do not observe their obligations or are unable to commit additional capital to the joint ventures, it is possible that the affected joint venture would not be able to operate in accordance with its business plans or that Crown would have to increase its level of commitment to the joint venture.

If Crown fails to maintain an effective system of internal control, Crown may not be able to accurately report financial results or prevent fraud.

Effective internal controls are necessary to provide reliable financial reports and to assist in the effective prevention of fraud. Any inability to provide reliable financial reports or prevent fraud could harm Crown’s business. Crown must annually evaluate its internal procedures to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires management and auditors to assess the effectiveness of internal controls. If Crown fails to remedy or maintain the adequacy of its internal controls, as such standards are modified, supplemented or amended from time to time, Crown could be subject to regulatory scrutiny, civil or criminal penalties or shareholder litigation.

In addition, failure to maintain adequate internal controls could result in financial statements that do not accurately reflect Crown’s financial condition. There can be no assurance that Crown will be able to complete the work necessary to fully comply with the requirements of the Sarbanes-Oxley Act or that Crown’s management and external auditors will continue to conclude that Crown’s internal controls are effective.

Crown is subject to litigation risks which could negatively impact its operations and net income.

Crown is subject to various lawsuits and claims with respect to matters such as governmental, environmental and employee benefits laws and regulations, securities, labor, and actions arising out of the normal course of business, in addition to asbestos-related litigation described under the risk factor titled “Pending and future asbestos litigation and payments to settle asbestos-related claims could reduce Crown’s cash flow and negatively impact its financial condition.” Crown is currently unable to determine the total expense or possible loss, if any, that may ultimately be incurred in the resolution of such legal proceedings. Regardless of the ultimate outcome of such legal proceedings, they could result in significant diversion of time by Crown’s management. The results of Crown’s pending legal proceedings, including any potential settlements, are uncertain and the outcome of these disputes may decrease its cash available for operations and investment, restrict its operations or otherwise negatively impact its business, operating results, financial condition and cash flow.

Crown’s Italian subsidiaries received assessments for value added taxes and related income taxes from the Italian tax authorities resulting from certain third party suppliers’ failures to remit required value added tax payments due by those suppliers under Italian law with respect to purchases for resale to Crown. The expected total assessments were approximately €75 million ($98 million at June 30, 2013) including applicable interest and penalties. Based on discussions with the Italian tax authorities in the second quarter of 2013, the Company expects to settle these matters during the third quarter of 2013, and for the three and six months ended June 30, 2013, the Company recognized pre-tax expense of $14 million and $20 million ($13 million and $14 million after-tax) within the Consolidated Statements of Operations contained in Crown’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, which are incorporated by reference in this prospectus, to fully provide for this expected settlement. There can be no assurance the Company will be successful in settling these matters or prevailing in judicial proceedings, or that the final amount of any additional taxes and related interest and penalties payable to the Italian tax authorities in such settlement or judicial proceedings will be under Crown’s accrual.

The recent global credit and financial crisis could have adverse effects on Crown.

The recent global credit and financial crisis could have significant adverse effects on Crown’s operations, including as a result of any the following:

•

downturns in the business or financial condition of any of Crown’s key customers or suppliers, potentially resulting in customers’ inability to pay Crown’s invoices as they become due or at all or suppliers’ failure to fulfill their commitments;

•

potential losses associated with hedging activity by Crown for the benefit of Crown’s customers including counterparty risk associated with such hedging activity, or cost impacts of changing suppliers;

•

a decline in the fair value of Crown’s pension assets or a decline in discount rates used to measure Crown’s pension obligations, potentially requiring Crown to make significant additional contributions to its pension plans to meet prescribed funding levels;

•

the deterioration of any of the lending parties under Crown’s senior secured revolving credit facilities or the creditworthiness of the counterparties to Crown’s derivative transactions, which could result in such parties’ failure to satisfy their obligations under their arrangements with Crown;

•	noncompliance with the covenants under Crown’s indebtedness as a result of a weakening of Crown’s financial position or results of operations; and

•	the lack of currently available funding sources, which could have a negative impact upon the liquidity of Crown as well as that of its customers and suppliers.

Crown could also be adversely affected by the negative impact on economic growth resulting from the combination of federal income tax increases and government spending restrictions that recently came into effect in the U.S.

Crown relies on its information technology and the failure or disruption of its information technology could disrupt its operations and adversely affect its results of operations.

Crown’s business increasingly relies on the successful and uninterrupted functioning of its information technology systems to process, transmit, and store electronic information. A significant portion of the communication between Crown’s personnel around the world, customers, and suppliers depends on information technology. As with all large systems, Crown’s information technology systems may be susceptible to damage, disruptions or shutdowns due to failures during the process of upgrading or replacing software, databases or components thereof, power outages, hardware failures, computer viruses, attacks by computer hackers, telecommunication failures, user errors or catastrophic events. In addition, security breaches could result in unauthorized disclosure of confidential information.

The concentration of processes in shared services centers means that any disruption could impact a large portion of Crown’s business within the operating zones served by the affected service center. If Crown does not allocate, and effectively manage, the resources necessary to build, sustain and protect the proper technology infrastructure, Crown could be subject to transaction errors, processing inefficiencies, loss of customers, business disruptions, the loss of or damage to intellectual property through security breach, as well as potential civil liability and fines under various states’ laws in which Crown does business. Crown’s information technology system could also be penetrated by outside parties intent on extracting information, corrupting information or disrupting business processes. In addition, if Crown’s information technology systems suffer severe damage, disruption or shutdown and Crown’s business continuity plans do not effectively resolve the issues in a timely manner, Crown may lose revenue and profits as a result of its inability to timely manufacture, distribute, invoice and collect payments from its customers, and could experience delays in reporting its financial results, including with respect to Crown’s operations in emerging markets. Furthermore, if Crown is unable to prevent security breaches, it may suffer financial and reputational damage because of lost or misappropriated confidential information belonging to Crown or to its customers or suppliers. Failure or disruption of these systems, or the back-up systems, for any reason could disrupt Crown’s operations and negatively impact Crown’s cash flows or financial condition.

Potential U.S. tax law changes could increase Crown’s U.S. tax expense on its overseas earnings which could have a negative impact on its after-tax income and cash flow.

Legislative proposals may be made to reform the deferral of U.S. taxes on non-U.S. earnings, potentially significantly changing the timing and extent of taxation on Crown’s unrepatriated non-U.S earnings. These reforms include, among other items, a proposal to further limit foreign tax credits and a proposal to defer interest expense deductions allocable to non-U.S earnings until earnings are repatriated. The proposal to defer interest expense deductions and other deductions for expenses could result in Crown not being able to currently deduct a significant portion of its interest expense. The proposal to defer tax deductions allocable to unrepatriated non-U.S. earnings has been set out in various draft Congressional legislative proposals in recent years which were not enacted, and at this juncture it is unclear whether these proposed tax revisions will be enacted or reintroduced by Congress, or, if enacted, what the precise scope of the revisions will be. However, depending on their content, such proposals could have a material adverse effect on Crown’s after-tax income and cash flow.

Changes in accounting standards, taxation requirements and other law could negatively affect Crown’s financial results.

New accounting standards or pronouncements that may become applicable to Crown from time to time, or changes in the interpretation of existing standards and pronouncements, could have a significant effect on Crown’s reported results for the affected periods. Crown is also subject to income tax in the numerous jurisdictions in which Crown operates. Increases in income tax rates or other changes to tax laws could reduce Crown’s after-tax income from affected jurisdictions or otherwise affect Crown’s tax liability. In addition, Crown’s products are subject to import and excise duties and/or sales or value-added taxes in many jurisdictions in which it operates. Increases in indirect taxes could affect Crown’s products’ affordability and therefore reduce demand for its products.

Crown may experience significant negative effects to its business as a result of new federal, state or local taxes, increases to current taxes or other governmental regulations specifically targeted to decrease the consumption of certain types of beverages.

Public health officials and government officials have become increasingly concerned about the public health consequences associated with over-consumption of certain types of beverages, such as sugar beverages and including those sold by certain of Crown’s significant customers. Possible new federal, state or local taxes, increases to current taxes or other governmental regulations specifically targeted to decrease the consumption of these beverages may significantly reduce demand for the beverages of Crown’s customers, which could in turn affect demand of Crown’s customers for Crown’s products. For example, members of the U.S. Congress recently raised the possibility of a federal tax on the sale of certain beverages, including non-diet soft drinks, fruit drinks, teas and flavored waters. Some state governments are also considering similar taxes. If enacted, such taxes could materially adversely affect Crown’s business and financial results.

The loss of Crown’s intellectual property rights may negatively impact its ability to compete.

If Crown is unable to maintain the proprietary nature of its technologies, its competitors may use its technologies to compete with it. Crown has a number of patents covering various aspects of its products, including its SuperEnd® beverage can end, whose primary patent expires in 2016, Easylift™ full aperture steel food can ends, PeelSeam™ flexible lidding and Ideal™ product line. Crown’s patents may not withstand challenge in litigation, and patents do not ensure that competitors will not develop competing products or infringe upon Crown’s patents. Moreover, the costs of litigation to defend Crown’s patents could be substantial and may outweigh the benefits of enforcing its rights under its patents. Crown markets its products internationally and the patent laws of foreign countries may offer less protection than the patent laws of the United States. Not all of Crown’s domestic patents have been registered in other countries. Crown also relies on trade secrets, know-how and other unpatented proprietary technology, and others may independently develop the same or similar technology or otherwise obtain access to Crown’s unpatented technology. In addition, Crown has from time to time received letters from third parties suggesting that it may be infringing on their intellectual property rights, and third parties may bring infringement suits against Crown, which could result in Crown needing to seek licenses from these third parties or refraining altogether from use of the claimed technology.

Demand for Crown’s products could be affected by changes in laws and regulations applicable to food and beverages and changes in consumer preferences.

Crown manufactures and sells packaging primarily for the food and beverage can market. As a result, many of Crown’s products come into direct contact with food and beverages. Accordingly, our products must comply with various laws and regulations for food and beverages applicable to our customers. Changes in such laws and regulations could negatively impact our customers’ demand for our products as they comply with such changes and/or require us to make changes to our products. Such changes to our products could include modifications to the coatings and compounds that Crown uses, possibly resulting in the incurrence by us of additional costs. Additionally, because many of our products are used to package consumer goods, we are subject to a variety of risks that could influence consumer behavior and negatively impact demand for our products, including changes in consumer preferences driven by various health-related concerns and perceptions.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus which are not historical facts (including any statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are “forward-looking statements” within the meaning of the federal securities laws. In addition, Crown and its representatives may from time to time make other oral or written statements which are also “forward-looking statements.” Forward-looking statements can be identified by words, such as “believes,” “estimates,” “anticipates,” “expects” and other words of similar meaning in connection with a discussion of future operating or financial performance. These may include, among others, statements relating to (i) Crown’s plans or objectives for future operations, products or financial performance, (ii) Crown’s indebtedness and other contractual obligations, (iii) the impact of an economic downturn or growth in particular regions, (iv) anticipated uses of cash, (v) cost reduction efforts and expected savings, (vi) Crown’s policies with respect to executive compensation and (vii) the expected outcome of contingencies, including with respect to asbestos-related litigation and pension and postretirement liabilities.

These forward-looking statements are made based upon Crown’s expectations and beliefs concerning future events impacting it and, therefore, involve a number of risks and uncertainties. Crown cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

Important factors that could cause the actual results of operations or financial condition of Crown to differ include, but are not necessarily limited to: the ability of Crown to expand successfully in international and emerging markets; the ability of Crown to repay, refinance or restructure its short and long-term indebtedness on adequate terms and to comply with the terms of its agreements relating to debt; the impact of the ongoing European Sovereign debt crisis; Crown’s ability to generate significant cash to meet its obligations and invest in its business and to maintain appropriate debt levels; restrictions on Crown’s use of available cash under its debt agreements; changes or differences in U.S. or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates (and the effectiveness of any currency or interest rate hedges), tax rates and tax laws (including with respect to taxation of unrepatriated non-U.S. earnings or as a result of the depletion of net loss carryforwards); the impact of health care reform in the United States; the impact of foreign trade laws and practices; the collectability of receivables; war or acts of terrorism that may disrupt Crown’s production or the supply or pricing of raw materials, including in Crown’s Middle East operations, impact the financial condition of customers or adversely affect Crown’s ability to refinance or restructure its remaining indebtedness; changes in the availability and pricing of raw materials (including aluminum can sheet, steel tinplate, energy, water, inks and coatings) and Crown’s ability to pass raw material, energy and freight price increases and surcharges through to its customers or to otherwise manage these commodity pricing risks; Crown’s ability to obtain and maintain adequate pricing for its products, including the impact on Crown’s revenue, margins and market share and the ongoing impact of price increases; energy and natural resource costs; the cost and other effects of legal and administrative cases and proceedings, settlements and investigations; the outcome of asbestos-related litigation (including the number and size of future claims and the terms of settlements, and the impact of bankruptcy filings by other companies with asbestos-related liabilities, any of which could increase Crown Cork’s asbestos-related costs over time, the adequacy of reserves established for asbestos-related liabilities, Crown Cork’s ability to obtain resolution without payment of asbestos-related claims by persons alleging first exposure to asbestos after 1964, and the impact of state legislation dealing with asbestos liabilities and any litigation challenging that legislation and any future state or federal legislation dealing with asbestos liabilities); Crown’s ability to realize deferred tax benefits; changes in Crown’s critical or other accounting policies or the assumptions underlying those policies; labor relations and workforce and social costs, including Crown’s pension and postretirement obligations and other employee or retiree costs; investment performance of Crown’s pension plans; costs and difficulties related to the acquisition of a business and integration of acquired businesses; the impact of any potential dispositions, acquisitions or other strategic realignments, which may impact Crown’s operations, financial profile, investments or levels of indebtedness; Crown’s ability to realize efficient capacity utilization and inventory levels and to innovate new designs and technologies for its products in a cost-effective manner; competitive pressures, including new product developments, industry overcapacity, or changes in competitors’ pricing for products; Crown’s ability to achieve high capacity utilization rates for its equipment; Crown’s ability to maintain, develop and capitalize on competitive technologies for the design and manufacture of products and to withstand competitive and legal challenges to the proprietary nature of such technology; Crown’s ability to protect its information technology systems from attacks or catastrophic failure; the strength of Crown’s cyber-security; Crown’s ability to generate sufficient production capacity; Crown’s ability to improve and expand its existing products and product lines; the impact of overcapacity on the end-markets Crown serves; loss of customers, including the loss of any significant customers; changes in consumer preferences for different packaging products; the financial condition of Crown’s vendors and customers; weather conditions, including their effect on demand for beverages and on crop yields for fruits and vegetables stored in food containers; the impact of natural disasters, including in emerging markets; changes in governmental regulations or enforcement practices, including with respect to environmental, health and safety matters and restrictions as to foreign investment or operation; the impact of increased governmental regulation on Crown and its products, including the regulation or restriction of the use of bisphenol-A; the impact of Crown’s initiative to generate additional cash, including the reduction of working capital levels and capital spending; the ability of Crown to realize cost savings from its restructuring programs; Crown’s ability to maintain adequate sources of capital and liquidity; costs and payments to certain of Crown’s executive officers in connection with any termination of such executive officers or a change in control of Crown; the impact of existing and future legislation regarding refundable mandatory deposit laws in Europe for non-refillable beverage containers and the implementation of an effective return system; and changes in Crown’s strategic areas of focus, which may impact Crown’s operations, financial profile or levels of indebtedness.

Some of the factors noted above are discussed elsewhere in this prospectus and in prior Crown filings with the Securities and Exchange Commission (“SEC”), including within “Risk Factors” in this prospectus. In addition, other factors have been or may be discussed from time to time in Crown’s SEC filings.

While Crown periodically reassesses material trends and uncertainties affecting Crown’s results of operations and financial condition in connection with the preparation of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and certain other sections contained in Crown’s quarterly, annual or other reports filed with the SEC, Crown does not intend to review or revise any particular forward-looking statement in light of future events.

USE OF PROCEEDS

We will not receive any proceeds from this exchange offer. Because we are exchanging the new notes for the old notes, which have substantially identical terms, the issuance of the new notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreements.

Net proceeds from the offering of the old notes were approximately $1 billion, before deducting the initial purchasers’ discount. These net proceeds were used, together with cash on hand, (i) to repay approximately $500 million of indebtedness outstanding under Crown’s term loan facilities, (ii) to redeem all of Crown Americas’ and Crown Americas Capital Corp. II’s $400 million senior notes due 2017 and to pay related redemption premiums, (iii) for general corporate purposes and (iv) for the payment of related fees and expenses.

See “Description of Certain Indebtedness.”

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,					Six Months Ended June 30,
	2008	2009	2010	2011	2012	2012	2013
Ratio of earnings to fixed charges	2.4x	2.7x	3.8x	3.4x	3.5x	3.6x	3.3x

The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, equity in earnings of affiliates, minority interests and cumulative effect of accounting changes plus fixed charges, amortization of interest previously capitalized and distributed income from less-than-50%-owned companies. Fixed charges include interest incurred, amortization of debt issue costs and the portion of rental expense that is deemed representative of an interest factor. For purposes of the covenants in the indentures governing the new notes, the ratio of earnings to fixed charges is defined differently.

CAPITALIZATION

The following table sets forth the consolidated cash and cash equivalents and capitalization of Crown as of June 30, 2013. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Certain Indebtedness” and Crown’s consolidated financial statements, the related notes and the other financial information included elsewhere or incorporated by reference in this prospectus.

(dollars in millions)
June 30, 2013
Cash and cash equivalents	$227

Debt:
Senior secured credit facilities:
Senior secured revolving credit facilities due 2015	433
Receivables securitization facilities	222
Term loan facilities
U.S. dollar at LIBOR plus 1.75% due 2016	221
Euro (€110 at June 30, 2013) at EURIBOR plus 1.75% due 2016	143
Euro (€500 at June 30, 2013) 7 1/8% Senior notes due 2018	651
U.S. dollar 6 1/4% Senior notes due 2021	700
U.S. dollar 4 1/2% Senior notes due 2023 offered to be exchanged hereby	1,000
U.S. dollar 7 3/8% Debentures due 2026	350
U.S. dollar 7 1/2% Debentures due 2096	64
Capital lease obligations and other secured debt	13
Other unsecured indebtedness	329

Total debt	4,126
Noncontrolling interests	286
Crown Holdings shareholders’ deficit	(161)

Total capitalization	$4,251

SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth selected historical consolidated condensed financial data for Crown. The summary of operations data, balance sheet data and other financial data for each of the years in the five-year period ended December 31, 2012 have been derived from Crown’s audited consolidated financial statements and the notes thereto. The summary of operations data, balance sheet data and other financial data for each of the six-month periods ended June 30, 2012 and 2013 have been derived from Crown’s unaudited consolidated financial statements and the notes thereto. You should read the following financial information in conjunction with, and it is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Crown’s audited consolidated financial statements, the related notes and the other financial information incorporated by reference in this prospectus.

	(dollars in millions)
	Year Ended December 31,					Six Months Ended June 30,
	2008	2009	2010	2011	2012	2012	2013
Summary of Operations Data:
Net sales	$8,305	$7,938	$7,941	$8,644	$8,470	$4,131	$4,196
Cost of products sold, excluding depreciation and amortization	6,885	6,551	6,519	7,120	7,013	3,417	3,458
Depreciation and amortization	216	194	172	176	180	87	64

Gross profit	1,204	1,193	1,250	1,348	1,277	627	674
Selling and administrative expense	396	381	360	395	382	196	206
Provision for asbestos	25	55	46	28	35	—	—
Provision for restructuring	21	43	42	77	48	3	8
Asset impairments and sales	6	(6)	(18)	6	(42)	(10)	—
Loss from early extinguishments of debt	2	26	16	32	—	—	38
Interest expense	302	247	203	232	226	113	121
Interest income	(11)	(6)	(9)	(11)	(7)	(3)	(3)
Translation and exchange adjustments	21	(6)	(4)	2	(1)	(2)	2

Income before income taxes and equity earnings	442	459	614	587	636	330	302
Provision for/(benefit from) income taxes	112	7	165	194	(17)	83	79
Equity loss in affiliates	—	(2)	3	3	5	—	(1)

Net income	330	450	452	396	658	247	222
Net income attributable to noncontrolling interests	(104)	(116)	(128)	(114)	(101)	(44)	(48)

Net income attributable to Crown Holdings	$226	$334	$324	$282	$557	$203	$174

	(dollars in millions)
	Year Ended December 31,					Six Months Ended June 30,
	2008	2009	2010	2011	2012	2012	2013
Other Financial Data:
Net cash flows provided by/(used in):
Operating activities	$422	$756	$590	$379	$621	$(216)	$(251)
Investing activities	(186)	(200)	(281)	(372)	(362)	(128)	(116)
Financing activities	(77)	(701)	(299)	(129)	(254)	238	249
Capital expenditures	174	180	320	401	324	139	124

Balance Sheet Data (at end of period):
Cash and cash equivalents	$596	$459	$463	$342	$350	$230	$227
Working capital	385	317	272	318	232	632	541
Total assets	6,774	6,532	6,899	6,868	7,490	7,224	7,869
Total debt	3,337	2,798	3,048	3,532	3,665	3,791	4,126
Crown Holdings shareholders’ deficit	(317)	(6)	(96)	(473)	(162)	(227)	(161)

DESCRIPTION OF CERTAIN INDEBTEDNESS

Credit Facilities

Set forth below is a summary of the terms of Crown’s senior secured credit facilities. You should refer to Crown’s senior secured credit facilities for all of the terms thereof, which are available upon request from Crown.

Borrowers. The borrowers under Crown’s senior secured credit facilities are Crown Americas, Crown European Holdings, CROWN Metal Packaging Canada and certain subsidiaries of Crown European Holdings approved by the administrative agent.

The Facilities. Crown’s senior secured credit facilities include senior secured revolving credit facilities that will mature on June 15, 2015 in an aggregate principal amount of up to $1.2 billion, of which up to $450 million is available to Crown Americas in U.S. dollars (the “U.S. Dollar Revolving Facility”), up to $700 million is available, subject to certain sublimits, to Crown European Holdings and the subsidiary borrowers in euro and pound sterling (the “Euro Revolving Facility”) and up to $50 million is available, subject to certain sublimits, to Crown Metal Packaging Canada in Canadian dollars (the “Canadian Revolving Facility” and together with the U.S. Dollar Revolving Facility and the Euro Revolving Facility, the “Revolving Facilities”). As of June 30, 2013, Crown had $727 million of borrowing capacity available under the Revolving Facilities, equal to the total amount of the Revolving Facilities of $1.2 billion less $433 million of borrowings and $40 million of outstanding standby letters of credit.

Crown’s senior secured credit facilities also include Crown’s senior secured term loan facilities that mature on June 9, 2016 in an aggregate principal amount as of June 30, 2013 of $221 million (the “U.S. Dollar Term Loan Facility”) and €110 million (the “Euro Term Loan Facility” and together with the U.S. Dollar Term Loan Facility, the “Term Loan Facilities”).

The interest rate on the Revolving Facilities can vary from LIBOR or EURIBOR plus a margin of 1.75% up to 2.25% plus a 0.25% facing fee on letters of credit.

The Term Loan Facilities bear interest at LIBOR or EURIBOR plus 1.75% and amortize on an annual basis in the amount of 5.0% of the principal amount of the Term Loan Facilities per year with the remainder being paid on the final maturity date of the Term Loan Facilities.

Guarantees. The U.S. Dollar Term Loan Facility and the U.S. Dollar Revolving Facility are guaranteed by Crown, Crown’s Canadian and UK subsidiaries and, with certain limited exceptions, each of the direct and indirect U.S. subsidiaries of Crown (existing or thereafter acquired or created) including Crown Cork (collectively, the “U.S. Credit Group”). The Euro Term Loan Facility, the Euro Revolving Facility and the Canadian Revolving Facility are guaranteed by the U.S. Credit Group, certain parent entities of Crown European Holdings and certain subsidiaries of Crown European Holdings and Crown’s Canadian and UK subsidiaries.

Security. The U.S. Dollar Term Loan Facility, the U.S. Dollar Revolving Facility, and certain hedging and cash management obligations are secured by substantially all of the assets of the U.S. Credit Group (the “U.S. Collateral”); provided that the pledge of capital stock of first-tier non-U.S. subsidiaries of the U.S. Credit Group will be limited to 65% of such capital stock. The Euro Term Loan Facility, Euro Revolving Facility and Canadian Revolving Facility are secured by the U.S. Collateral and certain assets of Crown European Holdings, the parent holding companies of Crown European Holdings and certain of Crown European Holdings’ subsidiaries.

Any liens or security interests on assets that constitute “principal property” or shares of capital stock or evidences of indebtedness for borrowed money issued by any “Restricted Subsidiary” under the indentures governing Crown’s outstanding senior notes are limited to the maximum amount that would not trigger the obligation to equally and ratably secure such outstanding notes. See “—Other Outstanding Notes—Limitations on Liens.” In addition, exceptions are provided for receivables that support receivables financings permitted by Crown’s senior secured credit facilities.

Crown’s senior secured credit facilities allow for Crown to incur indebtedness in the amount of $750 million under its existing and any future receivables or factoring facilities and to incur additional term loans in the amount of $1.0 billion. There can be no assurance that Crown will incur any such additional term loans.

Prepayments; Covenants; Events of Default. Crown’s senior secured credit facilities contain affirmative and negative covenants, financial covenants (including, without limitation, a total net leverage ratio and an interest coverage ratio), representations and warranties and events of default customary for facilities of this type. In addition, the Term Loan Facilities contain mandatory prepayment provisions customary for facilities of this type. Crown’s senior secured credit facilities also permit the borrowers to incur additional secured and unsecured debt, subject to covenant compliance and other terms and conditions.

Outstanding Senior Notes due 2018

On July 28, 2010, Crown European Holdings issued senior unsecured notes under an indenture among Crown European Holdings, the guarantors named therein and The Bank of New York Mellon, as trustee. Set forth below is a summary of the terms of the outstanding senior notes due 2018. You should refer to the indenture for all of the terms thereof, which is filed with the SEC as Exhibit 4.1 to Crown’s Current Report on Form 8-K filed on July 28, 2010.

Principal, Maturity and Interest

The senior notes issued by Crown European Holdings in July 2010 will mature on August 15, 2018 and accrue interest at the rate of 7.125% per year. The aggregate principal amount of the senior notes due 2018 is €500 million. Interest on each series of senior notes is payable semi-annually in arrears on each February 15 and August 15.

Ranking and Guarantees

The senior notes due 2018 are senior obligations of Crown European Holdings, ranking senior in right of payment to all subordinated indebtedness of Crown European Holdings.

The senior notes due 2018 are guaranteed on a senior basis by (i) Crown and each of Crown’s U.S., Canadian and UK restricted subsidiaries that from time to time are obligors under or guarantee Crown’s senior secured credit facilities or that guarantee or otherwise become liable with respect to any other indebtedness of Crown, Crown European Holdings or another guarantor of the notes and (ii) each of Crown European Holdings’ restricted subsidiaries that guarantee or otherwise become liable with respect to any indebtedness of Crown, Crown European Holdings or another guarantor or are otherwise obligors under Crown’s senior secured credit facilities, unless the incurrence of such guarantee is prohibited by the laws of the jurisdiction of incorporation or formation of such restricted subsidiary.

The senior notes due 2018 and note guarantees are senior unsecured obligations of Crown European Holdings and the guarantors,

•

ranking effectively junior in right of payment to all existing and future secured indebtedness of the issuer and the guarantors to the extent of the value of the assets securing such indebtedness, including any borrowings under Crown’s senior secured credit facilities;

•	structurally subordinated to all indebtedness of Crown’s non-guarantor subsidiaries;

•	ranking equal in right of payment to any existing or future senior unsecured indebtedness of Crown European Holdings and the guarantors; and

•	ranking senior in right of payment to all existing and future subordinated indebtedness of Crown European Holdings and the guarantors.

Upon the release of any note guarantor from each of its guarantee and other obligations which resulted in the requirement to guarantee the senior notes due 2018, unless there is existing a default or event of default under the indenture governing the senior notes due 2018, the guarantee of the senior notes due 2018 by such note guarantor will also be released.

Optional Redemption

Crown European Holdings may redeem some or all of the senior notes due 2018 at any time prior to August 15, 2014 by paying a “make-whole” premium, plus accrued and unpaid interest, if any, to the redemption date. Thereafter, Crown European Holdings may redeem some or all of the senior notes due 2018 at the redemption prices set forth in the indenture, plus accrued and unpaid interest, if any, to the redemption date. At any time prior to August 15, 2013, Crown European Holdings may use the net proceeds of certain equity offerings of capital stock of Crown that are contributed to the common equity capital or are used to subscribe for qualified capital stock of Crown to redeem up to 35% of the principal amount of the senior notes due 2018 at a redemption price equal to 107.125% of their principal amount plus accrued and unpaid interest, if any, to the redemption date; provided that at least 65% of the aggregate principal amount of the senior notes due 2018 originally issued remain outstanding immediately after such redemption.

Change of Control

If Crown or Crown European Holdings experiences a change of control, Crown European Holdings may be required to offer to purchase the senior notes due 2018 at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

Certain Covenants

The indenture governing the senior notes due 2018 contains covenants that limit the ability of Crown and the ability of its restricted subsidiaries (including Crown European Holdings) to, among other things: incur additional debt; pay dividends or make other distributions, repurchase capital stock, repurchase subordinated debt and make certain investments; create liens and engage in sale and leaseback transactions; create restrictions on the payment of dividends and other amounts to Crown or the Issuer from restricted subsidiaries; sell assets or merge or consolidate with or into other companies; and engage in transactions with affiliates.

If at any time the senior notes due 2018 are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no default or event of default has occurred and is continuing under the indenture governing such notes, Crown and its subsidiaries will no longer be subject to certain of these restrictions.

Such covenants are subject to certain other exceptions and limitations.

Outstanding Senior Notes due 2021

On January 31, 2011, Crown Americas and Crown Americas Capital Corp. III (“Crown Americas Capital III”) issued senior unsecured notes under an indenture among Crown Americas and Crown Americas Capital III, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee. Set forth below is a summary of the terms of the outstanding senior notes due 2021. You should refer to the indenture for all of the terms thereof, which is filed with the SEC as Exhibit 4.2 to Crown’s Current Report on Form 8-K filed on February 2, 2011.

Principal, Maturity and Interest

The senior notes issued by Crown Americas and Crown Americas Capital III in 2011 will mature on February 1, 2021 and accrue interest at the rate of 6.25% per year. The aggregate principal amount of the senior notes due 2021 is $700 million. Interest on each series of senior notes is payable semi-annually in arrears on each February 1 and August 1.

Ranking and Guarantees

The senior notes due 2021 are senior obligations of Crown Americas and Crown Americas Capital III, ranking senior in right of payment to all subordinated indebtedness of Crown Americas and Crown Americas Capital III.

The senior notes due 2021 are guaranteed on a senior basis by Crown and each of Crown’s present and future U.S. subsidiaries (other than Crown Americas, Crown Americas Capital Corp., Crown Americas Capital Corp. II, Crown Americas Capital III and Crown Americas Capital IV) that from time to time are obligors under or guarantee Crown’s senior secured credit facilities.

The senior notes due 2021 and note guarantees are senior unsecured obligations of Crown Americas and Crown Americas Capital III and the guarantors,

•

effectively ranking junior in right of payment to all existing and future secured indebtedness of Crown Americas and Crown Americas Capital III and the guarantors to the extent of the value of the assets securing such indebtedness, including any borrowings under Crown’s senior secured credit facilities;

•

structurally subordinated to all indebtedness of Crown’s non-guarantor subsidiaries which include all of Crown’s foreign subsidiaries and any U.S. subsidiaries that are neither obligors nor guarantors of Crown’s senior secured credit facilities;

•	ranking equal in right of payment to any existing or future senior unsecured indebtedness of Crown Americas and Crown Americas Capital III and the guarantors; and

•	ranking senior in right of payment to all existing and future subordinated indebtedness of Crown Americas and Crown Americas Capital III and the guarantors.

Upon the release of any note guarantor from its obligations under Crown’s senior secured credit facilities, unless there is existing a default or event of default under the indenture governing the senior notes due 2021, the guarantee of such notes by such note guarantor will also be released.

Optional Redemption

Crown Americas and Crown Americas Capital III may redeem some or all of the senior notes due 2021 at any time prior to February 1, 2016 by paying a “make-whole” premium, plus accrued and unpaid interest, if any, to the redemption date. Thereafter, Crown Americas and Crown Americas Capital III may redeem some or all of the senior notes due 2021 at the redemption prices set forth in the indenture, plus accrued and unpaid interest, if any, to the redemption date. At any time prior to February 1, 2014, Crown Americas and Crown Americas Capital III may use the net cash proceeds from certain equity offerings of capital stock of Crown that are contributed to the common equity capital or are used to subscribe for qualified capital stock of Crown to redeem up to 35% of the principal amount of the senior notes due 2021 at a redemption price equal to 106.250% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date; provided that at least 65% of the aggregate principal amount of the senior notes due 2021 originally issued remain outstanding immediately after such redemption.

Change of Control

Upon a change of control of Crown, as defined under the indenture for senior notes due 2021, the holders of such notes will have the right to require Crown Americas and Crown Americas Capital III to repurchase all or part of such notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

Certain Covenants

The indenture governing the senior notes due 2021 limits, among other things, Crown’s ability and the ability of its restricted subsidiaries (including Crown Americas and Crown Americas Capital III) to: incur additional debt and issue preferred stock; pay dividends or make other distributions, repurchase capital stock, repurchase subordinated debt and make certain investments; create liens and engage in sale and leaseback transactions; create restrictions on the payment of dividends and other amounts to Crown, Crown Americas or Crown Americas Capital III from restricted subsidiaries; sell assets or merge or consolidate with or into other companies; and engage in transactions with affiliates.

If at any time the senior notes due 2021 are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no default or event of default has occurred and is continuing under the indenture governing such notes, Crown and its subsidiaries will no longer be subject to certain of these restrictions.

Such covenants are subject to certain other exceptions and limitations.

Outstanding Debentures

Crown Cork currently has two series of debentures outstanding. The outstanding debentures were issued under the indenture among Crown Cork, Crown Cork & Seal Finance PLC, Crown Cork & Seal Finance S.A. and The Bank of New York, as trustee, dated as of December 17, 1996.

The outstanding debentures issued by Crown Cork have been guaranteed by Crown. The following table is a summary of the two series of debentures outstanding as of the date of this prospectus.

Outstanding Principal Amount (in millions)	Interest Rate	Maturity	Redemption by Issuer
$350	7.375%	December 2026	Redeemable at a price equal to the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments thereon, plus accrued interest

$64	7.50%	December 2096	Redeemable at a price equal to the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments thereon, plus accrued interest

The indenture under which the outstanding debentures were issued provides certain protections for the holders of such debentures. These protections restrict the ability of Crown to enter into certain transactions, such as mergers, consolidations, asset sales, sale and leaseback transactions and pledging of assets.

Consolidation, Merger, Conveyance, Transfer or Lease

Subject to certain exceptions, the indenture and agreements contain a restriction on the ability of Crown to undergo a consolidation or merger, or to transfer or lease substantially all of its properties and assets.

Limitation on Sale and Leaseback

Subject to certain exceptions, the indenture and agreements contain a covenant prohibiting Crown and certain “restricted subsidiaries” from selling any “principal property” to a person or entity and then subsequently entering into an arrangement with such person or entity that provides for the leasing by Crown or any of its restricted subsidiaries, as lessee, of such principal property. “Principal property” is defined in the indenture and agreements as any single manufacturing or processing plant or warehouse (excluding any equipment or personalty located therein) located in the United States, other than any such plant or warehouse or portion thereof that Crown’s board of directors reasonably determines is not of material importance to the business conducted by Crown and its subsidiaries as an entirety. In the indenture and agreements the definition of “principal property” includes property located outside the United States. The indenture and agreements define “restricted subsidiary” to mean any subsidiary that owns, operates or leases one or more principal properties.

Limitations on Liens

Subject to certain exceptions, the indenture and agreements contain a covenant restricting Crown and its restricted subsidiaries under such indentures or agreements from creating or assuming any mortgage, security interest, pledge or lien upon any principal property (as defined above) or any shares of capital stock or evidences of indebtedness for borrowed money issued by any such restricted subsidiary and owned by Crown or any such restricted subsidiary without concurrently providing that the outstanding debentures shall be secured equally and ratably. The foregoing covenant shall not apply to the extent that the amount of indebtedness secured by liens on Crown’s principal properties and Crown’s restricted subsidiaries does not exceed 10% of its consolidated net tangible assets.

Receivable Securitization Facilities

On March 9, 2010, Crown entered into a North American receivables securitization facility with Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as administrative agent for the purchasers and the owners thereto. Under its committed $200 million North American facility, Crown sells receivables, on a revolving basis, to a wholly-owned, bankruptcy-remote subsidiary. The bankruptcy-remote subsidiary was formed for the sole purpose of buying and selling receivables generated by Crown and, in turn, sells undivided percentage ownership interests in the pool of purchased receivables to a syndicate of financial institutions. Crown continues to service these receivables for a fee but does not retain any interest in the pool of receivables sold. As of June 30, 2013, $125 million of receivables were securitized under the North American facility. The North American facility matures in December 2015, and the interest rate applicable to yield for purchases under the facility is (1) LIBOR plus 0.80% per annum; (2) the alternative base rate plus 0.80% per annum or (iii) the commercial paper rate plus 0.80% per annum. The North American facility contains customary covenants, including the requirement to perform under the contracts underlying the receivables, comply with the credit and collection policies and reporting requirements. In Europe, the Company has a $144 million receivables securitization facility that matures in July 2017. At June 30, 2013, $97 million of receivables were securitized under the European facility.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On January 9, 2013 and January 15, 2013, we issued and sold in two separate offerings the old notes to the initial purchasers without registration under the Securities Act pursuant to the exception set forth in Section 4(a)(2) of the Securities Act. The initial purchasers subsequently sold the old notes to qualified institutional buyers in reliance on Rule 144A and Regulation S under the Securities Act. Because the old notes are subject to transfer restrictions, we entered into registration rights agreements under which we agreed to use our reasonable best efforts to:

•	prepare and file with the SEC the registration statement of which this prospectus is a part;

•	cause the registration statement to become effective;

•	complete the exchange offer by 360 days from the respective issue dates of the old notes (or if such 360th day is not a Business Day, the next succeeding Business Day); and

•	file a shelf registration statement for the resale of the old notes if we cannot effect an exchange offer within the time period listed above and in certain other circumstances.

The registration statement is intended to satisfy our exchange offer obligations under the registration rights agreements.

Under existing interpretations of the SEC, we believe that the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents that:

•	it is acquiring the new notes in the ordinary course of its business;

•

it has no arrangement or understanding with any person to participate in the distribution of the new notes and is not participating in, and does not intend to participate in, the distribution of such new notes;

•	it is not an affiliate of us, as that term is interpreted by the SEC; and

•	it is not engaged in, and does not intend to engage in, a distribution of the new notes.

However, each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making or other trading activities (a “participating broker dealer”) will have a prospectus delivery requirement with respect to resales of such new notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes (other than a resale of an unsold allotment from the original sale of the old notes) with this prospectus. Under the registration rights agreements, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of the new notes. See “Plan of Distribution.”

The form and terms of the new notes are substantially the same as the form and terms of the old notes, except that the new notes will be registered under the Securities Act; will not bear restrictive legends restricting their transfer under the Securities Act; will not be entitled to the registration rights that apply to the old notes; and will not contain provisions relating to increased interest rates in connection with the old notes under circumstances related to the timing of the exchange offer.

The new notes will evidence the same debt as the old notes. The new notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. For a description of the indenture, see “Description of the Notes.”

If we and the guarantors fail to meet certain specified deadlines under the registration rights agreements, we will be obligated to pay an increased interest rate on the old notes.

Copies of the registration rights agreements have been filed with the SEC as Exhibit 4.1 to Crown’s Current Reports on Form 8-K dated January 11, 2013 and January 17, 2013, and are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

We are offering to exchange an aggregate principal amount of up to $1 billion of our new notes for a like amount of our old notes. The old notes must be tendered properly in accordance with the conditions set forth in this prospectus and the accompanying letter of transmittal on or prior to the expiration date and not withdrawn as permitted below. The exchange offer is not conditioned upon holders tendering a minimum principal amount of old notes. As of the date of this prospectus, all of the old notes are outstanding.

Old notes tendered in the exchange offer must be in denominations of the principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.

Holders of the old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. If you do not tender your old notes or if you tender old notes that we do not accept, your old notes will remain outstanding and continue to accrue interest and you will be entitled to the rights and benefits holders have under the indenture relating to the old notes and the new notes. Existing transfer restrictions would continue to apply to such old notes. See “Risk Factors—If you fail to exchange your old notes for new notes your old notes will continue to be subject to restrictions on transfer and may become less liquid” for more information regarding old notes outstanding after the exchange offer.

None of us or the guarantors, or our respective boards of directors or management, recommends that you tender or not tender old notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender in the exchange offer and, if you decide to tender, the aggregate amount of old notes to tender.

The expiration date is 5:00 p.m., New York City time, on                     2013, or such later date and time to which the exchange offer is extended.

We have the right, in accordance with applicable law, at any time:

•	to delay the acceptance of the old notes;

•	to terminate the exchange offer and not accept any old notes for exchange if we determine that any of the conditions to the exchange offer have not occurred or have not been satisfied;

•	to extend the expiration date of the exchange offer and retain all old notes tendered in the exchange offer other than those notes properly withdrawn; and

•	to waive any condition or amend the terms of the exchange offer in any manner.

If we materially amend the exchange offer, we will as promptly as practicable distribute a prospectus supplement to the holders of the old notes disclosing the change and extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

If we exercise any of the rights listed above, we will as promptly as practicable give oral or written notice of the action to the exchange agent and will make a public announcement of such action. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the exchange offer.

We will accept all old notes validly tendered and not withdrawn. Promptly after the expiration date, we will issue new notes registered under the Securities Act to the exchange agent.

The exchange agent might not deliver the new notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

We will be deemed to have exchanged old notes validly tendered and not withdrawn when we give oral or written notice to the exchange agent of our acceptance of the tendered old notes, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent is our agent for receiving tenders of old notes, letters of transmittal and related documents.

In tendering old notes, you must warrant in the letter of transmittal or in an agent’s message (described below) that:

•	you have full power and authority to tender, exchange, sell, assign and transfer old notes;

•	we will acquire good, marketable and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and other encumbrances; and

•	the old notes tendered for exchange are not subject to any adverse claims or proxies.

You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the old notes.

Additionally, each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Procedures for Tendering Old Notes

Valid Tender

We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. The letter of transmittal is to be completed by a holder of old notes either if (1) a tender of old notes is to be made by delivering physical certificates for such old notes to the exchange agent or (2) a tender of old notes is to be made by book-entry transfer to the account of the exchange agent at DTC.

Only a holder of record of old notes may tender old notes in the exchange offer. To tender in the exchange offer, a holder must comply with the procedures of DTC and:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•

in lieu of delivering a letter of transmittal, instruct DTC to transmit on behalf of the holder a computer-generated message to the exchange agent in which the holder of the old notes acknowledges and agrees to be bound by the terms of, and to make all of the representations contained in, the letter of transmittal, which computer-generated message shall be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date or such other internal deadline set by DTC as the case may be.

In addition, either:

•	the exchange agent must receive old notes along with the letter of transmittal; or

•

the exchange agent must receive, before expiration of the exchange offer, timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC, according to the procedure for book-entry transfer described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under the caption “—Exchange Agent” before expiration of the exchange offer. To receive confirmation of valid tender of old notes, a holder should contact the exchange agent at the telephone number listed under the caption “—Exchange Agent.”

A tender by a holder that is accepted by us and not withdrawn before expiration of the exchange offer will constitute a binding agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of old notes may tender the old notes in the exchange offer. If you tender fewer than all of your old notes, you should fill in the amount of notes tendered in the appropriate box on the letter of transmittal. The amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of the certificates for the old notes, the letter of transmittal and all other required documents is at the election and sole risk of the holders. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or old notes should be sent directly to Crown. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

If you beneficially own old notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your old notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the old notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

If the applicable letter of transmittal is signed by the record holder(s) of the old notes tendered, the signature must correspond with the name(s) written on the face of the old note without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the old notes.

If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by us, the person must submit proper evidence satisfactory to us, in our sole discretion, of his or her authority to so act.

Holders should receive copies of the letter of transmittal with the prospectus. A holder may obtain additional copies of the letter of transmittal for the old notes from the exchange agent at its offices listed under the caption “—Exchange Agent.”

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the old notes surrendered for exchange are tendered:

•	by a registered holder of old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

An “eligible institution” is a firm or other entity which is identified as an “Eligible Guarantor Institution” in Rule 17Ad-15 under the Exchange Act, including:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association.

If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

DTC Book-Entry Transfers

For tenders by book-entry transfer of old notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender old notes. Accordingly, any participant in DTC may make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent’s account in accordance with its ATOP procedures for transfer.

Notwithstanding the ability of holders of old notes to effect delivery of old notes through book-entry transfer at DTC, the letter of transmittal or a facsimile thereof, or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under “—Exchange Agent.” In this context, the term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering old notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

Determination of Validity

We will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange and withdrawal of any tendered old notes. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. A tender of old notes is invalid until all defects and irregularities have been cured or waived. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as we will determine, unless we waive the defects or irregularities. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any defects or irregularities in tenders nor will we or they be liable for failing to give any such notice.

We reserve the absolute right, in our sole and absolute discretion:

•	to reject any tenders determined to be in improper form or unlawful;

•	to waive any of the conditions of the exchange offer; and

•	to waive any condition or irregularity in the tender of old notes by any holder.

Any waiver to the exchange offer will apply to all old notes tendered.

Resales of New Notes

Based on existing SEC interpretations issued to third parties in unrelated transactions, we believe that the new notes will be freely transferable by holders other than affiliates of us after the registered exchange offer without further registration under the Securities Act if the holder of the exchange notes is acquiring the new notes in the ordinary course of its business, has no arrangement or understanding with any person to participate in the distribution of the new notes and is not an affiliate of us, as such terms are interpreted by the SEC; provided that broker-dealers receiving new notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such new notes. While the SEC has not taken a position with respect to this particular transaction, under existing SEC interpretations relating to transactions structured substantially like the exchange offer, participating broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment of the notes) with the prospectus contained in the exchange offer registration statement. We will not seek our own interpretive letter. As a result, we cannot assure you that the staff will take the same position on this exchange offer as it did in interpretive letters to other parties in similar transactions.

By tendering old notes, the holder, other than participating broker-dealers, as defined below, of those old notes will represent to us that, among other things:

•	the new notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder;

•

neither the holder nor any other person receiving the new notes is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” (as defined under the Securities Act) of the new notes; and

•	neither the holder nor any other person receiving the new notes is an “affiliate” (as defined under the Securities Act) of us.

If any holder or any such other person is an “affiliate” of us or is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” of the new notes, such holder or other person:

•	may not rely on the applicable interpretations of the staff of the SEC referred to above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes must represent that the old notes to be exchanged for the new notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the

Securities Act in connection with any offer to resell, resale or other retransfer of the new notes. Any such broker-dealer is referred to as a “participating broker-dealer.” However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” (as defined under the Securities Act). If a broker-dealer acquired old notes as a result of market-making or other trading activities, it may use this prospectus, as amended or supplemented, in connection with offers to resell, resales or retransfers of new notes received in exchange for the old notes pursuant to the exchange offer. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Withdrawal Rights

You can withdraw tenders of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent. The notice of withdrawal must:

•	specify the name of the person tendering the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the total principal amount of old notes to be withdrawn; and

•	where certificates for old notes are transmitted, the name of the registered holder of the old notes if different from the person withdrawing the old notes.

If you delivered or otherwise identified old notes to the exchange agent, you must submit the serial numbers of the old notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of old notes tendered for the account of an eligible institution. If you tendered old notes as a book-entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and you must deliver the notice of withdrawal to the exchange agent and otherwise comply with the procedures of the facility. You may not rescind withdrawals of tender; however, properly withdrawn old notes may again be tendered by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time prior to 5:00 p.m., New York City time, on the expiration date.

We will determine all questions regarding the form of withdrawal, validity, eligibility, including time of receipt, and acceptance of withdrawal notices. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding on all parties. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will we be liable for failing to give any such notice.

Withdrawn old notes will be returned to the holder after withdrawal. In the case of old notes tendered by book-entry transfer through DTC, the old notes withdrawn or not exchanged will be credited to an account maintained with DTC. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to the holder.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes, and we may terminate or amend the exchange offer, if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine that:

•	the new notes to be received will not be tradable by the holder without restriction under the Securities Act and the Exchange Act;

•	we have not received all applicable governmental approvals;

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation or policy of the staff of the SEC; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that would reasonably be expected to impair our ability to proceed with the exchange offer.

The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our reasonable discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose. However, any such condition, other than any involving government approval, must be satisfied or waived before the expiration of the offer. If we determine that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under “—Terms of the Exchange Offer.”

In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes.

If we terminate or suspend the exchange offer based on a determination that the exchange offer violates applicable law or SEC policy, the registration rights agreements require that we, as soon as practicable after such determination, use all commercially reasonable efforts to cause a shelf registration statement covering the resale of the old notes to be filed and declared effective by the SEC. See “—Registration Rights and Additional Interest on the Old Notes.”

Exchange Agent

We appointed The Bank of New York Mellon Trust Company, N. A. as exchange agent for the exchange offer. You should direct questions and requests for assistance and for additional copies of this prospectus or of the letter of transmittal to the exchange agent at (315) 414-3360 or the following address:

By Mail, Overnight Courier or Hand:

The Bank of New York Mellon Trust Company, N.A.

c/o The Bank of New York Mellon

Corporate Trust Operations

Reorganization Unit

111 Sanders Creek Pkwy

East Syracuse, NY 13057 Attn: Adam DeCapio

Telephone: (315) 414-3360

Facsimile: (732) 667-9408

If you deliver letters of transmittal and any other required documents to an address or facsimile number other than those listed above, your tender is invalid.

Fees and Expenses

Each of the registration rights agreements provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the new notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of old notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of old notes pursuant to the exchange offer.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person.

Accounting Treatment

The new notes will be recorded at the same carrying value as the old notes. Accordingly, Crown will not recognize any gain or loss for accounting purposes for the exchange transaction. Crown intends to amortize the expenses of the exchange offer and issuance of the old notes over the term of the new notes.

Registration Rights and Additional Interest on the Old Notes

If:

•	applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer contemplated by this prospectus; or

•	for any other reason this exchange offer is not completed within 360 days from the respective issue dates of the old notes; or

•	prior to the 20th day following consummation of this exchange offer:

•	any initial purchaser so requests with respect to old notes not eligible to be exchanged for new notes in this exchange offer and that are held by it following consummation of this exchange offer;

•	any holder of old notes notifies us that it is not eligible to participate in this exchange offer; or

•	an initial purchaser notifies us that it will not or did not receive freely tradable new notes in exchange for old notes constituting any portion of an unsold allotment,

we will, subject to certain conditions, at our cost:

•

as promptly as practicable but no later than the deadline provided for in the registration rights agreements, file a shelf registration statement covering resales of the old notes or the new notes, as the case may be;

•

use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act no later than the deadline provided for in the registration rights agreements; and

•

keep the shelf registration statement effective until the earliest of (1) one year from the effective date of the shelf registration statement and (2) the date on which all notes registered thereunder have been sold in accordance therewith.

If:

•	within 360 days from the respective issue dates of the old notes this exchange offer has not been completed;

•

if required, the shelf registration statement has not been filed by the deadline provided for in the registration rights agreements or has not been declared effective by the deadline provided for in the registration rights agreements; or

•

after the shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective at any time prior to the one year anniversary of its effective date before all notes covered by the shelf registration statement have been sold (each such event is referred to as a registration default), then additional interest will accrue on the old notes (in addition to the stated interest on the old notes) from and including the date on which any such registration default has occurred to but excluding the date on which all registration defaults have been cured. Additional interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of any registration default and will increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event will such rate exceed 1.00% per annum in the aggregate regardless of the number of registration defaults.

DESCRIPTION OF THE NOTES

General

Crown Americas LLC (“Crown Americas”) and Crown Americas Capital Corp. IV (“Capital Corp IV” and together with Crown Americas, the “Issuers”) issued the old notes and will issue the new notes (collectively, the “Notes”) under an indenture (the “Indenture”) dated as of January 9, 2013 among the Issuers, the Guarantors (as defined below) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

For purposes of this “Description of the Notes,” references to “Crown Americas” are references to Crown Americas LLC and not any of its Subsidiaries. The definitions of certain other terms used in the following summary are set forth below under “—Certain Definitions.”

The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof.

The terms of the new notes are the same as the terms of the old notes, except that:

•	the new notes will be registered under the Securities Act of 1933, as amended;

•	the new notes will not bear restrictive legends restricting their transfer under the Securities Act;

•	holders of the new notes are not entitled to certain rights under the registration rights agreements; and

•	the new notes will not contain provisions relating to increased interest rates in connection with the old notes under circumstances related to timing of the exchange offer.

The following is a summary of certain material provisions of the Indenture. This summary is not necessarily complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. You should read the Indenture because it, and not this summary, will define your rights as a Holder of the Notes. A copy of the Indenture has been filed with the SEC as Exhibit 4.2 to Crown’s Current Report on Form 8-K filed on January 11, 2013 and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Principal, Maturity and Interest

In the exchange offer contemplated by this prospectus (the “Offering”), the Issuers will issue up to $1 billion aggregate principal amount of Notes under the Indenture. The Issuers may issue additional Notes (the “Additional Notes”) from time to time under the Indenture. However, no offering of any Additional Notes is being or shall in any manner be deemed to be made by this prospectus. The Notes and any Additional Notes of the same series issued under the same Indenture will be treated as a single class for all purposes under the Indenture.

The Notes will mature on January 15, 2023. Interest on the Notes will accrue at the rate of 4 1/2% per annum. Interest on the Notes will be payable in cash semi-annually in arrears on January 15 and July 15, commencing on July 15, 2013, to Holders of record on the immediately preceding January 1 and July 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from January 9, 2013. Interest will be computed on the basis of a 360-day year comprising twelve 30-day months, and in the case of an incomplete month, the number of days elapsed. The redemption price at final maturity for the Notes will be 100% of their principal amount.

Principal of and premium, if any, and interest on the Notes will be payable at the office or agency of the Issuers maintained for such purpose in the City and State of New York (the “Paying Agent”) or in the city in the United States in which the Trustee’s Corporate Trust Office is located or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that if any Holder has given wire transfer instructions to the Issuers or the Paying Agent at least 15 days prior to the payment date, all payments of principal, premium, if any, and interest with respect to the Notes held by such Holder will be made by wire transfer of immediately available funds to the account specified by such Holder. Until otherwise designated by the Issuers, the Issuers’ office or agency in the City and State of New York will be the office of the Trustee maintained for such purpose in the City and State of New York. The Issuers may change the Paying Agent or registrar without prior notice to the Holders, and Parent or any of the Subsidiaries may act as a Paying Agent or registrar.

The Notes will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Ranking and Guarantees

The Notes will be joint and several senior obligations of the Issuers, ranking pari passu in right of payment with all other existing and future senior obligations of the Issuers, including obligations under other unsubordinated Indebtedness. The Notes will be effectively subordinated to all existing and future obligations of the Issuers that are secured by Liens on any property or assets of an Issuer, to the extent of the value of the collateral securing such obligations, and will rank senior in right of payment to all existing and future obligations of the Issuers that are, by their terms, subordinated in right of payment to the Notes.

The Issuers’ joint and several obligations under the Notes and the Indenture will be unconditionally Guaranteed, jointly and severally, by Parent and each of Parent’s present and future Domestic Subsidiaries (other than the Issuers and the Subsidiaries identified in the following paragraph) that from time to time are obligors under or Guarantee any Credit Facility including, without limitation, the Existing Credit Facility.

The old notes are, and the new notes will be, Guaranteed by Parent and each of Parent’s Domestic Subsidiaries, other than Crownway Insurance Company, Crown Cork & Seal Receivables (DE) Corporation, Crown Americas Capital Corp., Crown Americas Capital Corp. II and Crown Americas Capital Corp. III. The Notes will not be Guaranteed by any of Parent’s Foreign Subsidiaries.

Each Note Guarantee will be a senior obligation of the respective Guarantor, ranking pari passu in right of payment with all other senior obligations of such Guarantor, including obligations under other unsubordinated Indebtedness. Each Note Guarantee will be effectively subordinated to all existing and future obligations incurred by such Guarantor secured by Liens on any property or assets of such Guarantor, to the extent of the value of the collateral securing such obligations, and will rank senior in right of payment to all existing and future obligations of such Guarantor that are, by their terms, subordinated in right of payment to the Guarantee of such Guarantor.

The Notes will be effectively subordinated to the obligations of non-Guarantor Subsidiaries.

The Guarantors will Guarantee the Notes on the terms and conditions set forth in the Indenture.

A Note Guarantee of a Guarantor (other than Parent or Crown) will be unconditionally released and discharged upon any of the following:

•

any Transfer (including, without limitation, by way of consolidation or merger) by Parent or any Subsidiary to any Person that is not Parent or a Subsidiary of Parent of all of the Equity Interests of, or all or substantially all of the properties and assets of, such Guarantor;

•

any Transfer directly or indirectly (including, without limitation, by way of consolidation or merger) by Parent or any Subsidiary to any Person that is not Parent or a Subsidiary of Parent of Equity Interests of such Guarantor or any issuance by such Guarantor of its Equity Interests, such that such Guarantor ceases to be a Subsidiary of Parent; provided that such Guarantor is also released from all of its obligations in respect of Indebtedness under each Credit Facility; or

•	the release of such Guarantor from all obligations of such Guarantor in respect of Indebtedness under each Credit Facility.

Except as provided under “—Certain Covenants—Merger, Consolidation or Sale of Assets,” a Note Guarantee of Parent or Crown may be released and discharged only with the consent of each Holder of Notes to which such Note Guarantee relates; provided that the Note Guarantee of Crown may also be released and discharged upon satisfaction of any of the conditions set forth in the first or second bullet point.

No such release or discharge of a Note Guarantee of a Guarantor shall be effective against the Trustee or the Holders of Notes to which such Note Guarantee relates (i) if a Default or Event of Default shall have occurred and be continuing under the Indenture as of the time of such proposed release until such time as such Default or Event of Default is cured and waived (unless such release is in connection with the sale of the Equity Interests in such Guarantor constituting collateral for a Credit Facility in connection with the exercise of remedies against such Equity Interests or in connection with a Transfer permitted by the Indenture if, but for the existence of such Default or Event of Default, such Subsidiary would otherwise be entitled to be released from its Guarantee following the sale of such Equity Interests) and (ii) until the Issuers shall have delivered to the Trustee an officers’ certificate, upon which the Trustee shall have no responsibility for relying, stating that all conditions precedent provided for in the Indenture relating to such transactions have been complied with and that such release and discharge is authorized and permitted under the Indenture. At the request of the Issuers, the Trustee shall execute and deliver an instrument evidencing such release.

By its terms, the Guarantee of each Guarantor will limit the liability of each such Guarantor to the maximum amount it can pay without its Guarantee being deemed a fraudulent transfer. See “Risk Factors—Risks Related to the New Notes—The new notes and the new note guarantees may be voidable, subordinated or limited in scope under insolvency, fraudulent transfer, corporate or other laws.”

Optional Redemption

The Issuers may redeem the Notes, at their option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date, plus the Make-Whole Premium (a “Make-Whole Redemption”). The Indenture will provide that with respect to any such redemption the Issuers will notify the Trustee of the Make-Whole Premium with respect to the Notes promptly after the calculation and the Trustee will not be responsible for verifying or otherwise for such calculation.

In addition, the Issuers may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Selection and Notice Regarding Notes

If less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes to be redeemed are listed or, if the Notes are not so listed, on a pro rata basis (or, in the case of Notes in global form, the Notes will be selected for redemption based on DTC’s applicable procedures); provided that no Notes with a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on such Notes or portions thereof called for redemption. Redemption amounts shall only be paid upon presentation and surrender of any such Notes to be redeemed.

Any redemption and notice thereof pursuant to the Indenture may, in the Issuers’ discretion, be subject to the satisfaction of one or more conditions precedent.

Mandatory Redemption

Except as set forth below under “—Repurchase at the Option of Holders,” the Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, thereon to the purchase date (the “Change of Control Payment”). Within 30 days following any Change of Control or, at the Issuers’ option, prior to the consummation of such Change of Control but after the public announcement thereof, the Issuers will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the purchase date specified in such notice (which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as required by law) (the “Change of Control Payment Date”) pursuant to the procedures required by the Indenture and described in such notice. Such obligation will not continue after a discharge of the Issuers or defeasance from their obligations with respect to the Notes. See “—Legal Defeasance and Covenant Defeasance.”

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all Notes or portions thereof (in minimum amounts of $2,000 or an integral multiple of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee all Notes so accepted together with an officers’ certificate stating the aggregate principal amount of Notes (or portions thereof) being purchased by the Issuers.

The Paying Agent will promptly remit to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to each Holder of Notes a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this covenant by virtue thereof.

Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the Holders of the Notes to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction with respect to Parent or an Issuer.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture with respect to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made and such Change of Control Offer is otherwise made in compliance with the provisions of this covenant.

The Existing Credit Facility and other existing Indebtedness of Parent and its Subsidiaries contain, and their future Indebtedness may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repayment or repurchase of such Indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuers to repurchase the Notes could cause a default under the Existing Credit Facility and/or such Indebtedness, even if the Change of Control itself does not. Finally, the Issuers’ ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by their then-existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases and there can be no assurance that the Issuers would be able to obtain financing to make such repurchases. The Issuers’ failure to purchase the Notes in connection with a Change of Control would result in a Default under the Indenture which could, in turn, constitute a default under such other Indebtedness.

The existence of a Holder’s right to require the Issuers to make a Change of Control Offer upon a Change of Control may deter a third party from acquiring Parent or the Issuers in a transaction that constitutes a Change of Control. The definition of “Change of Control” includes a phrase relating to the transfer of “all or substantially all” of the assets of Parent and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Issuers to repurchase its Notes as a result of a transfer of less than all of the assets of Parent and its Subsidiaries taken as a whole to another Person may be uncertain.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture:

Limitation on Liens

The Indenture provides that Parent will not, nor will it permit any of its Restricted Subsidiaries to, create, incur or assume any Lien (other than Permitted Liens) upon any Principal Property or upon the Capital Stock or Indebtedness of any of its Principal Property Subsidiaries, in each case to secure Indebtedness of Parent, any Subsidiary of Parent or any other Person, without securing the Notes (together with, at the option of Parent, any other Indebtedness of Parent or any Subsidiary ranking equally in right of payment with the Notes) equally and ratably with or, at the option of Parent, prior to, such other Indebtedness for so long as such other Indebtedness is so secured. Any Lien that is granted to secure the Notes under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes under this covenant.

“Permitted Liens” means

(1) Liens securing Indebtedness on any Principal Property existing at the time of its acquisition and Liens created contemporaneously with or within 360 days after (or created pursuant to firm commitment financing arrangements obtained within that period) the later of (a) the acquisition or completion of construction or completion of substantial reconstruction, renovation, remodeling, expansion or improvement (each, a “substantial improvement”) of such Principal Property or (b) the placing in operation of such Principal Property after the acquisition or completion of any such construction or substantial improvement;

(2) Liens on property or assets or shares of Capital Stock or Indebtedness of a Person existing at the time it is merged, combined or amalgamated with or into or consolidated with, or its assets or Capital Stock are acquired by, Parent or any of its Subsidiaries or it otherwise becomes a Subsidiary of Parent, provided, however, that in each case (a) the Indebtedness secured by such Lien was not incurred in contemplation of such merger, combination, amalgamation, consolidation, acquisition or transaction in which Person becomes a Subsidiary of Parent and (b) such Lien extends only to the Capital Stock and assets of such Person (and Subsidiaries of such Person) and/or to property other than Principal Property or the Capital Stock or Indebtedness of any Subsidiary of Parent;

(3) Liens securing Indebtedness in favor of Parent and/or one or more of its Subsidiaries;

(4) Liens in favor of or required by a governmental unit in any relevant jurisdiction, including any departments or instrumentality thereof, to secure payments under any contract or statute, or to secure debts incurred in financing the acquisition or construction of or improvements or alterations to property subject thereto;

(5) Liens in favor of any customer arising in respect of and not exceeding the amount of performance deposits and partial, progress, advance or other payments by that customer for goods produced or services rendered to that customer in the ordinary course of business and consignment arrangements (whether as consignor or as consignee) or similar arrangements for the sale or purchase of goods in the ordinary course of business;

(6) Liens existing on the date of the Indenture;

(7) Liens to secure any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements), in whole or in part, of any Indebtedness secured by Liens referred to in clauses (1) through (6) above or clauses (10) or (12) below or Liens created in connection with any amendment, consent or waiver relating to such Indebtedness, so long as (a) such Lien is limited to (i) all or part of substantially the same property which secured the Lien extended, renewed, refinanced, refunded or replaced and/or (ii) property other than Principal Property or the Capital Stock or Indebtedness of any Principal Property Subsidiary of Parent and (b) the amount of Indebtedness secured is not increased (other than by the amount equal to any costs, expenses, premiums, fees or prepayment penalties incurred in connection with any extension, renewal, refinancing, refunding or replacement);

(8) Liens in respect of cash in connection with the operation of cash management programs and Liens associated with the discounting or sale of letters of credit and customary rights of set off, banker’s Lien, revocation, refund or chargeback or similar rights under deposit disbursement, concentration account agreements or under the Uniform Commercial Code or arising by operation of law;

(9) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of Parent or any of its Restricted Subsidiaries, and legal or equitable encumbrances deemed to exist by reason of negative pledges;

(10) Liens securing Indebtedness in an aggregate principal amount not to exceed, as of the date of such Indebtedness is incurred, the amount that would cause the Consolidated Secured Leverage Ratio of Parent to be greater than 3.00 to 1.00 as of such date of incurrence;

(11) Liens on or sales of receivables;

(12) other Liens, in addition to those permitted in clauses (1) through (11) above, securing Indebtedness having an aggregate principal amount (including all outstanding Indebtedness incurred pursuant to clause (7) above to extend, renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (12)), measured as of the date of the incurrence of any such

Indebtedness (after giving pro forma effect to the application of the proceeds therefrom), taken together with the amount of all Attributable Debt of Parent and its Restricted Subsidiaries at that time outstanding relating to Sale and Leaseback Transactions permitted under the covenant described below under the caption “—Limitation on Sale and Leaseback Transactions,” not to exceed 15% of the Consolidated Net Tangible Assets of Parent measured as of the date any such Indebtedness is incurred (after giving pro forma effect to the application of the proceeds therefrom and any transaction in connection with which such Indebtedness is being incurred);

(13) landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or other like Liens, in any case incurred in the ordinary course of business with respect to amounts (a) not yet delinquent or (b) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(14) Liens for taxes, assessments or governmental charges or claims or other like statutory Liens, that (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(15)(a) Liens in the form of zoning restrictions, easements, licenses, reservations, covenants, conditions or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) that do not (i) secure Indebtedness or (ii) individually or in the aggregate materially impair the value or marketability of the real property affected thereby or the occupation, use and enjoyment in the ordinary course of business of Parent and the Restricted Subsidiaries at such real property and (b) with respect to leasehold interests in real property, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of such leased property encumbering the landlord’s or owner’s interest in such leased property;

(16) Liens in the form of pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of Indebtedness) or leases, warranties, statutory or regulatory obligations or self-insurance arrangements arising in the ordinary course of business, banker’s acceptances, surety and appeal bonds, performance bonds and other obligations of a similar nature to which Parent or any Restricted Subsidiary is a party, in each case, made in the ordinary course of business; or

(17) Liens resulting from operation of law with respect to any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute a Default under the Indenture.

For purposes of clauses (10) and (12) above, (a) with respect to any revolving credit facility secured by a Lien, the full amount of Indebtedness that may be borrowed thereunder will deemed to be incurred at the time any revolving credit commitment thereunder is first extended or increased and will not be deemed to be incurred when such revolving credit facility is drawn upon and (b) if a Lien by Parent or any of its Restricted Subsidiaries is granted to secure Indebtedness that was previously unsecured, such Indebtedness will be deemed to be incurred as of the date such Indebtedness is secured.

Limitation on Sale and Leaseback Transactions

The Indenture provides that Parent will not, nor will it permit any of its Restricted Subsidiaries to, enter into any arrangement with any other Person pursuant to which Parent or any of its Restricted Subsidiaries leases any Principal Property that has been or is to be sold or transferred by Parent or the Restricted Subsidiary to such other Person (a “Sale and Leaseback Transaction”), except that a Sale and Leaseback Transaction is permitted if Parent or such Restricted Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property to be leased, without equally and ratably securing the Notes, in an aggregate principal amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction.

In addition, the following Sale and Leaseback Transactions are not subject to the limitation above and the provisions described in “—Limitation on Liens” above:

(1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

(2) leases between only Parent and a Restricted Subsidiary of Parent or only between Restricted Subsidiaries of Parent;

(3) leases where the proceeds from the sale of the subject property are at least equal to the fair market value (as determined in good faith by Parent) of the subject property and Parent applies an amount equal to the net proceeds of the sale to the retirement of long-term Indebtedness or the purchase, construction, development, expansion or improvement of other property or equipment used or useful in its business, within 270 days of the effective date of such sale; provided that in lieu of applying such amount to the retirement of long-term Indebtedness, Parent may deliver Notes to the trustee for cancellation; and

(4) leases of property executed by the time of, or within 360 days after the latest of, the acquisition, the completion of construction, development, expansion or improvement, or the commencement of commercial operation, of the subject property

Merger, Consolidation or Sale of Assets

The Indenture provides that (i) neither Parent nor any Issuer will consolidate or merge with or into any other Person or Transfer all or substantially all of the properties or assets of Parent and its Subsidiaries, taken as a whole and (ii) neither Parent nor any Issuer will permit any of its Subsidiaries to, in a single transaction or a series of related transactions, Transfer all or substantially all of the properties or assets of Parent and its Subsidiaries, taken as a whole, in each case, to, another Person unless:

(1)(a) in the case of a merger, consolidation or Transfer involving Parent, Parent is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Parent) or to which such Transfer has been made is a corporation organized or existing under the laws of the United States, any State thereof or the District of Columbia, and

(b) in the case of a merger, consolidation or Transfer involving an Issuer, such Issuer is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such Transfer has been made is a limited liability company, partnership or corporation organized or existing under the laws of the United States, any State thereof or the District of Columbia; provided that if at any time Crown Americas or such successor Person is a limited liability company or partnership there shall be a joint and several co-issuer of the Notes that is a Wholly Owned Subsidiary of Crown Americas and that is a corporation organized or existing under the laws of the United States or any State thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Parent or an Issuer, as the case may be) or the Person to which such Transfer has been made assumes all the obligations of Parent, such Issuer or such Subsidiary under the Notes, the Note Guarantees, the Indenture and the Registration Rights Agreement pursuant to a supplemental indenture or amendment of the relevant documents; and

(3) immediately after such transaction, no Default or Event of Default exists.

Notwithstanding the foregoing, none of the following shall be permitted:

•

the consolidation or merger of Parent with or into or the Transfer of all or substantially all of the property or assets of Parent and its Subsidiaries, taken as a whole, to Crown, other than any such merger or consolidation or Transfer to a Subsidiary of Crown;

•	the Transfer of all or substantially all of the property or assets of Crown and its Subsidiaries, taken as a whole, to Crown, other than any Transfer to a Subsidiary of Crown; and

•

the consolidation or merger of an Issuer with or into or the Transfer of all or substantially all of the property or assets of such Issuer and its Subsidiaries, taken as a whole, to Crown, other than any such consolidation or merger with or into or Transfer to a Subsidiary of Crown.

The foregoing will not prohibit:

•	a consolidation or merger between an Issuer and a Guarantor other than Crown;

•	a consolidation or merger between a Guarantor and any other Guarantor other than Crown;

•	a consolidation or merger between a Subsidiary (other than an Issuer) that is not a Guarantor and any other Subsidiary other than Crown;

•	the Transfer of all or substantially all of the properties or assets of a Guarantor to an Issuer and/or any other Guarantor other than Crown; or

•	the Transfer of all or substantially all of the properties or assets of a Subsidiary (other than an Issuer) that is not a Guarantor to any other Subsidiary other than Crown;

provided that, in each case involving an Issuer or a Guarantor, if such Issuer or such Guarantor is not the surviving entity of such transaction or the Person to which such Transfer is made, the surviving entity or the Person to which such Transfer is made shall comply with clause (2) above.

Upon any consolidation, combination or merger of Parent, an Issuer or any other Guarantor, or any Transfer of all or substantially all of the assets of Parent or an Issuer in accordance with the foregoing, in which Parent, such Issuer or such Guarantor is not the continuing obligor under the Notes or its related Note Guarantee, the surviving entity formed by such consolidation or into which Parent, such Issuer or such Guarantor is merged or to which the Transfer is made will succeed to, and be substituted for, and may exercise every right and power of Parent, such Issuer or such Guarantor under the Indenture, Notes and Note Guarantees with the same effect as if such surviving entity had been named therein as Parent, such Issuer or such Guarantor and, except in the case of a Transfer to Parent or any of its Subsidiaries, Parent, such Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on such Notes or in respect of its related Note Guarantee, as the case may be, and all of Parent’s, such Issuer or such Guarantor’s other obligations and covenants under such Notes, the Indenture and its related Note Guarantee, if applicable.

Additional Note Guarantees

The Indenture provides that if Parent acquires or creates a Domestic Subsidiary after the date of the Indenture and such newly acquired or created Domestic Subsidiary is an obligor or guarantor under any Credit Facility including, without limitation, the Existing Credit Facility then such newly acquired or created Domestic Subsidiary must execute a Note Guarantee (and with such documentation relating thereto as are required under the Indenture, including, without limitation, a supplement or amendment to the Indenture and an Opinion of Counsel as to the enforceability of such Note Guarantee), pursuant to which such Domestic Subsidiary will become a Guarantor.

As of the date of issuance of the Notes, the Domestic Subsidiaries, Crownway Insurance Company, Crown, Cork & Seal Receivables (DE) Corporation, Crown Americas Capital Corp., Crown Americas Capital Corp. II and Crown Americas Capital Corp. III will not Guarantee the Notes.

A Note Guarantee of any Guarantor will be subject to release and discharge as described under the caption “—Ranking and Guarantees.”

Reports

The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the “SEC”), so long as any Notes are outstanding thereunder, the Issuers will furnish to the Trustee and Holders the following:

(1) all quarterly and annual financial information of Parent that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Parent were required to file such Forms, including a

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of Parent and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by Parent’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Parent were required to file such reports,

in each case, within the time periods specified in the SEC’s rules and regulations.

In addition, whether or not required by the rules and regulations of the SEC, Parent will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Issuers and the Guarantors will, for so long as any Notes remain outstanding, furnish to the Holders of such Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Delivery of such reports and information to the Trustee shall be for informational purposes only, and the Trustee’s receipt of them shall not constitute constructive notice of any information contained therein or determinable from information contained therein (including the Issuer’s compliance with any of its covenants under the Indenture as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Parent or of any Subsidiary of Parent, as such, shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver may not be effective to waive liabilities under the federal securities laws.

Events of Default and Remedies

The Indenture provides that each of the following constitutes an “Event of Default”:

(1) default for 30 days in the payment when due of interest with respect to the Notes issued thereunder;

(2) default in payment when due of principal or premium, if any, on the Notes issued thereunder at maturity, upon redemption or otherwise;

(3) failure by Parent or any Subsidiary for 30 days after receipt of notice from the Trustee or Holders of at least 25% in principal amount of the Notes then outstanding under the Indenture to comply with the provisions described under “Repurchase at the Option of Holders—Change of Control”;

(4) failure by Parent or any Subsidiary of Parent for 60 days after receipt of notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding under the Indenture to comply with any covenant or agreement contained in the Indenture (other than the covenants and agreements specified in clauses (1) through (3) of this paragraph);

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of Parent or any of its Subsidiaries (or the payment of which is Guaranteed by Parent or any of its Subsidiaries), whether such Indebtedness or Guarantee now exists or is created after the Issue Date, which default (a) is caused by a failure to pay when due at final stated maturity (giving effect to any grace period related thereto) principal of such Indebtedness (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its stated maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any such

Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $75.0 million or more; and, in each case, Parent has received notice specifying the default from the Trustee or holders of at least 25% of the aggregate principal amount of Notes then outstanding and does not cure the default within 30 days;

(6) failure by Parent or any of its Subsidiaries to pay final judgments (net of any amounts covered by insurance and as to which such insurer has not denied responsibility or coverage in writing) aggregating $75.0 million or more, which judgments are not paid, discharged, bonded or stayed within 60 days after their entry;

(7) certain events of bankruptcy or insolvency with respect to Parent, an Issuer or any other Subsidiary of Parent that is a Significant Subsidiary or group of Subsidiaries of Parent that, together, would constitute a Significant Subsidiary; and

(8) any Note Guarantee of any Guarantor that is a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and such Note Guarantee).

If any Event of Default under an Indenture occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding under the Indenture may declare all Notes issued under the Indenture to be due and payable by notice in writing to the Issuers and the Trustee, in the case of notice by Holders, specifying the respective Event of Default and that it is a “notice of acceleration” and the same shall become immediately due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (7) above with respect to Parent or an Issuer, all outstanding Notes then outstanding under the Indenture will become due and payable without further action or notice. The Holders of any Notes may not enforce the Indenture relating to the Notes or the Notes except as provided in the Indenture. Subject to certain limitations, the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture may direct the Trustee in its exercise of any trust or power.

The Holders of a majority in aggregate principal amount of the Notes then outstanding under the Indenture, by written notice to the Trustee, may (subject to certain conditions) on behalf of the Holders of all of the Notes issued under the Indenture waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, such Notes. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in the Holders’ interest.

The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required, within 5 business days after an executive officer of an Issuer becomes aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

Satisfaction and Discharge

The Indenture will be discharged and will, subject to certain surviving provisions, cease to be of further effect as to all Notes issued thereunder when:

(1) The Issuers deliver to the Trustee all outstanding Notes issued under the Indenture (other than Notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation; or

(2) all Notes outstanding under the Indenture have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption as described above, or will become due and payable within one year, and the Issuers or any Guarantor irrevocably deposits with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, noncallable U.S. government securities, or a combination thereof, sufficient to pay at maturity or upon redemption all Notes outstanding under the Indenture, including interest thereon, and if in either case the Issuers or any Guarantor pays all other sums payable under the Indenture by it. The Trustee will acknowledge satisfaction and discharge of the Indenture on demand of the Issuers accompanied by an officers’ certificate and an Opinion of Counsel, upon which the Trustee shall have no liability in relying, stating that all conditions precedent to satisfaction and discharge have been satisfied and at the cost and expense of the Issuers.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of their obligations and the obligations of the Guarantors discharged with respect to the Notes outstanding under the Indenture (“Legal Defeasance”), except for:

(1) the rights of the Holders of the Notes outstanding under the Indenture to receive payments in respect of the principal amount of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;

(2) the Issuers’ obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have all of their obligations and the obligations of the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default under the Indenture. In the event Covenant Defeasance occurs under the Indenture, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption “—Events of Default and Remedies” will no longer constitute an Event of Default under the Indenture.

In order to exercise either Legal Defeasance or Covenant Defeasance under the Indenture:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes issued under the Indenture, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants (such opinion shall be delivered to the Trustee and upon which the Trustee shall have no liability in relying), to pay the principal, premium, if any, and interest on the Notes outstanding under the Indenture on the stated maturity or on the applicable optional redemption date, as the case may be, and the Issuers must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States (upon which the Trustee shall have no liability in relying) confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Notes outstanding under the Indenture will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States (upon which the Trustee shall have no liability in relying) confirming that the Holders of the Notes outstanding under the Indenture will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound;

(6) the Issuers must have delivered to the Trustee an Opinion of Counsel (upon which the Trustee shall have no liability in relying) to the effect that assuming no intervening bankruptcy of an Issuer or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of either Issuer under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) the Issuers must deliver to the Trustee an officers’ certificate (upon which the Trustee shall have no liability in relying) stating that the deposit was not made by the Issuers with the intent of preferring the Holders of Notes issued under the Indenture over the other creditors of an Issuer with the intent of defeating, hindering, delaying or defrauding creditors of an Issuer or others; and

(8) the Issuers must deliver to the Trustee an officers’ certificate and an Opinion of Counsel upon which the Trustee shall have no liability in relying, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

A Holder of Notes may transfer or exchange Notes in accordance with the terms of the Indenture. The registrar and Trustee may require a Holder of Notes, among other things, to furnish appropriate endorsements and transfer documents and the applicable issuer or the Trustee may require a Holder of Notes to pay any taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Note selected for redemption. Also, the Issuers are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

Except to the extent provided in the next three succeeding paragraphs, the Indenture, the Notes governed thereby or any Note Guarantee issued thereunder may be amended with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes issued under the Indenture voting as a single class (including, without limitation, consents obtained in connection with a purchase of, tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture, the Notes governed thereby or any Note Guarantee issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture voting as a single class (including, without limitation, consents obtained in connection with a purchase of, tender offer or exchange offer for Notes).

Except as provided in the immediately succeeding paragraph, without the consent of each Holder of Notes issued under the Indenture affected thereby, however, an amendment or waiver may not (with respect to any Note held by a non-consenting Holder):

(1) reduce the principal amount of Notes issued under the Indenture whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal amount of or change the fixed maturity of any Notes, or alter the provisions with respect to the redemption of any such Notes other than, except as set forth in clause (7) below, the provisions relating to the covenants described under the caption “—Repurchase at the Option of Holders”;

(3) reduce the rate of or change the time for payment of interest on any such Notes;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on any such Notes (except a rescission of acceleration of Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture and a waiver of the payment default that resulted from such acceleration);

(5) make any such Note payable in currency other than that stated in such Note;

(6) make any change to the provisions of the Indenture relating to waiver of past Defaults or the rights of Holders of the Notes issued thereunder to receive payments of principal of or interest on the Notes;

(7) after the Issuers’ obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligations of the Issuers to make and consummate a Change of Control Offer with respect to a Change of Control that has occurred, including, without limitation, in each case, by amending, changing or modifying any of the definitions relating thereto;

(8) release Parent, Crown or any other Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture; or

(9) modify or change any provision of the Indenture affecting the ranking of the Notes or Note Guarantees issued thereunder in a manner adverse to the Holders of Notes issued thereunder.

Without the consent of any Holder of Notes, the Issuers and the Trustee may amend the Indenture, the Notes governed thereby or the Note Guarantees issued thereunder:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated Notes in addition to or in place of certificated Notes;

•

to provide for the assumption of an Issuer or any Guarantor’s obligations to the Holders of such Notes in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s or such Guarantor’s assets;

•	to secure the Notes;

•	to add any Guarantor or release any Guarantor from its Note Guarantee if such release is in accordance with the terms of the Indenture;

•

to make any change that would provide any additional rights or benefits to the Holders of such Notes or that does not adversely affect the rights under the Indenture of any Holder thereunder in any material respect; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should the Trustee in its capacity as Trustee become a creditor of an Issuer, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee in its individual capacity is permitted to engage in other transactions with the Issuers; however, if the Trustee acquires any conflicting interest as defined under the Trust Indenture Act, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.

The Holders of a majority in principal amount of the then outstanding Notes under the Indenture have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee under the Indenture, subject to certain exceptions. The Indenture provides that in case an Event of Default of which a responsible officer of the Trustee has actual knowledge (as provided in the Indenture) shall occur under the Indenture (which shall not be cured), the Trustee will be required, in the exercise of its power as provided in the Indenture, to use the degree of care of a prudent person under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes issued thereunder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense. The Trustee’s fees, expenses and indemnities are included in the amounts guaranteed by the Note Guarantees.

Governing Law

The Indenture, the old notes and the old note Guarantees are, and the new notes and the new note Guarantees will be, governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify; and “amendment” shall have a correlative meaning.

“Applicable Treasury Rate” for any redemption date means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the Make-Whole Redemption of such Notes (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Make-Whole Redemption Date to January 15, 2023; provided, however, that if the period from the Make-Whole Redemption Date to January 15, 2023 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the Make-Whole Redemption Date to January 15, 2023 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“asset” means any asset or property, whether real, personal or mixed, tangible or intangible.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction. Notwithstanding the foregoing, if such Sale and Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Board of Directors” means, with respect to any Person, the board of directors or comparable governing body of such Person.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; and

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited).

“Change of Control” means the occurrence of any of the following:

(1) any Transfer (other than by way of merger or consolidation) of all or substantially all of the assets of Parent and its Subsidiaries taken as a whole to any “person” (as defined in Section 13(d) of the Exchange Act) or “group” (as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than any Transfer to Parent or one or more Subsidiaries of Parent or any Transfer to one or more Permitted Holders;

(2) the adoption of a plan for the liquidation or dissolution of Parent or an Issuer (other than in a transaction that complies with the covenant described under “—Certain Covenants—Merger, Consolidation or Sale of Assets”);

(3) the consummation of any transaction or series of related transactions (including, without limitation, by way of merger or consolidation), the result of which is that any “person” (as defined above) or “group” (as defined above), other than one or more Permitted Holders, becomes, directly or indirectly, the “beneficial owner” (as defined above) of more than 50% of the voting power of the Voting Stock of Parent;

(4) during any consecutive two-year period, the first day on which a majority of the members of the Board of Directors of Parent who were members of the Board of Directors of Parent at the beginning of such period are not Continuing Directors; or

(5) the first day on which Parent fails to own, either directly or indirectly through one or more Wholly Owned Subsidiaries, 100% of the issued and outstanding Equity Interests of Crown, Crown Americas or Capital Corp IV.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period, plus, to the extent deducted in computing Consolidated Net Income:

(1) provision for taxes based on income or profits of such Person and its Subsidiaries for such period;

(2) Consolidated Interest Expense of such Person for such period;

(3) depreciation and amortization (including amortization of goodwill and other intangibles) and all other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period; and

(4) any non-recurring restructuring charges or expenses of such Person and its Subsidiaries for such period,

in each case, on a consolidated basis determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges and non-recurring restructuring charges or expenses of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the net income or loss of such Subsidiary was included in calculating the Consolidated Net Income of such Person.

“Consolidated Interest Expense” means, with respect to any Person for any period, the interest expense of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount and deferred financing costs, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, capitalized interest, net payments, if any, pursuant to Hedging Obligations and imputed interest with respect to Attributable Debt).

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the net income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or (subject to clause (4) below) a Subsidiary thereof in cash;

(2) the cumulative effect of a change in accounting principles shall be excluded;

(3) the net income of any Subsidiary of such Person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is not permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, law, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

(4) in the case of a successor to such Person by consolidation or merger or as a transferee of such Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets shall be excluded;

(5) any net gain or loss resulting from an asset disposition by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded;

(6) extraordinary gains and losses shall be excluded;

(7) any fees, charges, costs and expenses incurred in connection with the Financing Transaction shall be excluded; and

(8)(a) the amount of any write-off of deferred financing costs or of indebtedness issuance costs and the amount of charges related to any premium paid in connection with repurchasing or refinancing indebtedness shall be excluded and (b) all non-recurring expenses and charges relating to such repurchase or refinancing of indebtedness or relating to any incurrence of indebtedness, in each case, whether or not such transaction is consummated, shall be excluded.

“Consolidated Net Tangible Assets” means, with respect to any specified Person as of any date, the total assets of such Person and its Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Subsidiaries is available as of that date, minus (a) all current liabilities of such Person and its Subsidiaries reflected on such balance sheet (excluding any current liabilities for borrowed money having a maturity of less than 12 months but by its terms being renewable or extendible beyond

12 months from such date at the option of the borrower) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets of such Person and its Subsidiaries reflected on such balance sheet, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Secured Indebtedness” means, with respect to any specified Person as of any date, (a) the total amount of Indebtedness of such Person and its Subsidiaries as of the most recent consolidated balance sheet of such Person and its Subsidiaries that is available as of that date that is secured by a Lien on the assets or property of such specified Person or upon shares of Capital Stock or Indebtedness of any of its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, plus (b) the total amount of Capital Lease Obligations of such Person and its Subsidiaries as of the most recent consolidated balance sheet of such Person and its Subsidiaries that is available as of that date, as determined on a consolidated basis in accordance with GAAP, plus (c) the total amount of Attributable Debt in respect of Sale and Leaseback Transactions of such Person and its Subsidiaries as of such date.

“Consolidated Secured Leverage Ratio” means, with respect to any specified Person as of any date, the ratio of (a) the Consolidated Secured Indebtedness of such Person as of such date to (b) the Consolidated EBITDA of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available. In the event that the specified Person or any of its Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness that is secured by a Lien on Principal Property of such Person or upon shares of stock or Indebtedness of any of its Subsidiaries (other than ordinary working capital borrowings) subsequent to the commencement of the period for which such Consolidated EBITDA is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Secured Leverage Ratio is made (the “Calculation Date”), then the Consolidated Secured Leverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Consolidated Secured Leverage Ratio:

(1) acquisitions and dispositions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by the specified person or any of its Subsidiaries, and including any related financing transactions and giving effect to the application of proceeds from any dispositions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated EBITDA for such reference period will be calculated without giving effect to clause (4) of the proviso set forth in the definition of Consolidated Net Income; and

(2) the Consolidated EBITDA attributable to discontinued operations, as determined with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded,

provided that to the extent that clause (1) or (2) of this paragraph requires that pro forma effect be given to an acquisition, disposition or discontinued operations, as applicable, such pro forma calculation shall be made in good faith by a responsible financial or accounting officer of Parent (and may include, for the avoidance of doubt and without duplication, cost savings, synergies and operating expense resulting from such acquisition whether or not such cost savings, synergies or operating expense reductions would be allowed under Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC).

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the relevant Person who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Existing Credit Facility) or commercial paper facilities or capital markets financings, in each case with banks or other lenders providing for revolving credit loans, term loans, notes or letters of credit, in each case as any such agreement may be amended or refinanced, including any agreement(s) extending the maturity of or refinancing (including increasing the amount of available borrowings thereunder or adding Parent or Subsidiaries of Parent as borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement(s) or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders or creditor or group of creditors.

“Crown” means Crown Cork & Seal Company, Inc., a Pennsylvania corporation, and its successors and assigns.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any State thereof or the District of Columbia, other than any such Subsidiary that for U.S. federal income tax purposes is treated as a partnership or disregarded as an entity separate from its sole owner and that is a Subsidiary of a Subsidiary of Parent that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Facility” means the Credit Agreement dated as of November 18, 2005 as amended as of the Issue Date, as such agreement may be amended or refinanced, including any agreement(s) extending the maturity of or refinancing (including increasing the amount of available borrowings thereunder or adding Parent or Subsidiaries of Parent as borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement(s) or any successor or replacement agreement(s) and whether by the same or any other agent, lender or group of lenders or creditor or group of creditors.

“Financing Transaction” means issuance of the old notes and the application of the net proceeds thereof as described in the offering memorandum of the Issuers, dated January 3, 2013.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect on February 26, 2003.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, through letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness. “Guarantee” when used as a verb shall have a corresponding meaning.

“Guarantor” means:

(1) Parent;

(2) each Domestic Subsidiary that executes and delivers a Note Guarantee pursuant to the covenant described under “—Certain Covenants—Additional Note Guarantees”; and

(3) each Subsidiary that otherwise executes and delivers a Note Guarantee,

in each case, until such time as such Person is released from its Note Guarantee in accordance with the provisions of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) any interest rate protection agreements including, without limitation, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2) any foreign exchange contracts, currency swap agreements or other agreements or arrangements designed to protect such Person against fluctuations in interest rates or foreign exchange rates;

(3) any commodity futures contract, commodity option or other similar arrangement or agreement designed to protect such Person against fluctuations in the prices of commodities; and

(4) indemnity agreements and arrangements entered into in connection with the agreements and arrangements described in clauses (1), (2) and (3).

“Holder” means any registered holder, from time to time, of any Notes.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, in respect of borrowed money, whether evidenced by credit agreements, bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any Principal Property of the specified Person or upon the shares of Capital Stock or Indebtedness of any Subsidiary of the specified Person, whether or not such Indebtedness is assumed by the specified Person, and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person or any liability of any person, whether or not contingent and whether or not it appears on the balance sheet of such Person.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness that does not require the current payment of interest;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the fair market value (as determined in good faith by Parent) of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

For avoidance of doubt, a letter of credit or analogous instrument will not constitute Indebtedness until it has been drawn upon.

“Issue Date” means January 9, 2013, the date on which the old notes were first issued under the Indenture.

“Lien” means, with respect to any asset, any mortgage, deed of trust, deed to secure debt, debenture, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Make-Whole Premium” means, with respect to a Note at any Make-Whole Redemption Date, an amount equal to the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess, if any, of (x) the present value of the sum of the principal amount and premium that would be payable on such Note on January 15, 2023 and all remaining interest payments to and including January 15, 2023 (but excluding any interest accrued to the Make-Whole Redemption Date), discounted on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) from January 15, 2023 to the Make-Whole Redemption Date at a per annum interest rate equal to the Applicable Treasury Rate on such Make-Whole Redemption Date plus 0.50%, over (y) the outstanding principal amount of such Note.

“Make-Whole Redemption Date” with respect to a Make-Whole Redemption, means the date such Make Whole Redemption is effectuated.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. Such counsel may be an employee of or counsel to Parent or any of its Subsidiaries.

“Parent” means Crown Holdings, Inc., a Pennsylvania corporation, and its successor and assigns.

“Permitted Holders” means collectively, the executive officers of Parent on the Issue Date.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Principal Property” means any manufacturing plant or manufacturing facility owned (excluding any equipment or personalty located therein) by Parent or any of its Subsidiaries located within the continental United States that has a net book value in excess of 1.5% of the Consolidated Net Tangible Assets of Parent. For purposes of this definition, net book value will be measured at the time the relevant Lien is being created, at the time the relevant secured Indebtedness is incurred or at the time the relevant Sale and Leaseback Transaction is entered into, as applicable.

“Principal Property Subsidiary” means any Subsidiary that owns, operates, or leases one or more Principal Properties.

“Registration Rights Agreement” means the registration rights agreement dated January 9, 2013 among the Issuers, the Guarantors and the initial purchasers relating to the Notes.

“Restricted Subsidiary” means a Subsidiary which is organized under the laws of the United States or any State thereof or the District of Columbia.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Transfer” means to sell, assign, transfer, lease (other than pursuant to an operating lease entered into in the ordinary course of business), convey or otherwise dispose of, including by sale and leaseback transaction, consolidation, merger, liquidation, dissolution or otherwise, in one transaction or a series of transactions.

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have power to vote in the election of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Certain Bankruptcy and Fraudulent Transfer Limitations

Fraudulent transfer, insolvency and administrative laws may void, subordinate or limit the Notes and Note Guarantees and may otherwise limit your ability to enforce your rights under the Notes and the Note Guarantees.

Under U.S. federal bankruptcy laws or comparable provisions of state fraudulent transfer laws, the issuance of the Guarantees by Parent and the Guarantors could be voided, or claims in respect of such obligations could be subordinated to all of their other debts and other liabilities, if, among other things, at the time Parent and/or the Guarantors issued the related Guarantees, or potentially the Guarantees of the old notes, Parent or the applicable Guarantor intended to hinder, delay or defraud any present or future creditor; or received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which Parent’s or such Guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, Parent or a Guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the saleable value of all of its assets;

•

the present fair saleable value of its assets was less that the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

By its terms, the Guarantee of each Guarantor will limit the liability of each such Guarantor to the maximum amount it can pay without the Guarantee being deemed a fraudulent transfer. Parent believes that immediately after the issuance of the Notes by the Issuers and the issuance of the Guarantees by the Guarantors, Parent and each of the Guarantors will be solvent, will have sufficient capital to carry on its respective business and will be able to pay its respective debts as they mature. However, a court may not apply these standards in making its determinations and a court may not reach the same conclusions with regard to these issues. In an evidentiary ruling in In re W.R. Grace & Co., the federal bankruptcy court for the District of Delaware held that under the Uniform Fraudulent Transfer Act, whether a transferor is insolvent or is rendered insolvent depends on the actual liabilities of the transferor, and not what the transferor knows about such liabilities at the time of the transfer. Therefore, under that court’s analysis, liabilities that are unknown, or that are known to exist but whose magnitude is not fully appreciated at the time of the transfer, may be taken into account in the context of a future determination of insolvency. If the principle articulated by that court is upheld, it would make it very difficult to know whether a transferor is solvent at the time of transfer, and would increase the risk that a transfer may in the future be found to be a fraudulent conveyance.

If a bankruptcy proceeding were to be commenced under the federal bankruptcy laws by or against Parent or any other Guarantor, it is likely that delays will occur in any payment upon acceleration of the Notes and in enforcing remedies under the applicable Indenture, because of specific provisions of such laws or by a court applying general principles of equity. Provisions under federal bankruptcy laws or general principles of equity that could result in the impairment of your rights include, but are not limited to:

•	the automatic stay;

•	avoidance of preferential transfers by a trustee or debtor-in-possession;

•	substantive consolidation;

•	limitations on collectibility of unmatured interest or attorney fees;

•	fraudulent conveyance; and

•	forced restructuring of the Notes, including reduction of principal amounts and interest rates and extension of maturity dates, over the holders’ objections.

Book-Entry; Delivery and Form

The certificates representing the old notes have been, and in the case of the new notes will be, issued in fully registered form without interest coupons and represented by one or more global notes in fully registered form without interest coupons (each a “Global Note”) deposited with the Trustee as a custodian for The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC.

The Global Notes

Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the new notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indenture with respect to the new notes.

Payments of the principal of, premium (if any) and interest on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the issuers, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

The issuers expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The issuers also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

DTC has advised the issuers that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there shall have occurred and be continuing an Event of Default with respect to the Global Notes, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

DTC has advised the issuers as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the issuers nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if requested by a holder of such interests or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Issuers within 90 days.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes certain material U.S. federal income tax consequences of exchanging the old notes for the new notes pursuant to this exchange offer and owning the new notes. It applies to you only if you acquire the new notes in this exchange offer and you hold the new notes as capital assets (generally, held for investment) for U.S. federal income tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a financial institution,

•	a regulated investment company,

•	a life insurance company,

•	a tax-exempt organization,

•	a non-U.S. or U.S. partnership or other entity treated as a partnership for U.S. federal income tax purposes,

•	a person liable for alternative minimum tax,

•	an expatriate,

•	a person that owns notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns notes as part of a straddle or conversion transaction for U.S. federal income tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section (i) does not address all aspects of U.S. federal income taxation, such as estate and gift tax consequences and alternative minimum tax consequences, (ii) does not deal with all tax considerations that may be relevant to a holder in light of such holder’s personal circumstances, and (iii) does not address any state, local or foreign tax consequences.

This section is based on the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), its legislative history, existing and proposed regulations under the Internal Revenue Code (the “Treasury Regulations”), published rulings and court decisions, all as in effect on the date hereof. These laws are subject to change, possibly on a retroactive basis. Crown Americas and Crown Americas Capital IV are not seeking a ruling from the Internal Revenue Service (the “IRS”) regarding the tax consequences of the ownership or exchange of the notes. Accordingly, there can be no assurance that the IRS will not successfully challenge one or more of the conclusions stated herein.

In certain circumstances, Crown Americas and Crown Americas Capital IV may be obligated to pay holders amounts in excess of the stated interest and principal payable on the new notes. The obligation to make such payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” If the new notes were deemed to be contingent payment debt instruments, holders might, among other things, be required to treat any gain recognized on the sale or other disposition of a new note as ordinary income rather than as capital gain, and the timing and amount of income inclusion may be different from the consequences discussed herein. Crown Americas and Crown Americas Capital IV intend to take the position that the likelihood that such payments will be made is remote and/or that such payments are incidental, and therefore the new notes are not subject to the rules governing contingent payment debt instruments. This determination will be binding on a holder unless such holder explicitly discloses on a statement attached to such holder’s timely filed U.S. federal income tax return for the taxable year that includes the acquisition date of the new note that such holder’s determination is different. It is possible, however, that the IRS may take a contrary position from that described above, in which case the U.S. federal income tax consequences to a holder could differ materially and adversely from those described below. The remainder of this disclosure assumes that the new notes will not be treated as contingent payment debt instruments.

Exchange Offer

Whether you are a United States holder or a non-United States holder (each as defined below), exchanging an old note for a new note should not be treated as a taxable exchange for U.S. federal income tax purposes. Consequently, you should not recognize gain or loss upon receipt of a new note. Your holding period for a new note should include the holding period for the old note and your initial basis in the new note should be the same as your adjusted basis in the old note.

United States Holders

This subsection describes certain material U.S. federal income tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a new note and you are:

•	a citizen or individual resident of the United States,

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•

a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons (as defined under the Internal Revenue Code) are authorized to control all substantial decisions of the trust.

Certain trusts not described above in existence on August 20, 1996 that elect to be treated as United States persons will also be United States holders for purposes of the following discussion.

If you are not a United States holder, this subsection does not apply to you and you should refer to “Non-United States Holders” below.

Taxation of Stated Interest

You generally will be taxed on stated interest on your new note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for U.S. federal income tax purposes.

Sale, Redemption, Retirement or Other Taxable Disposition of the New Notes

Your adjusted tax basis in the new note generally will be the same as your adjusted tax basis in the old note. You will generally recognize capital gain or loss on the sale, redemption, retirement or other taxable disposition of your new note equal to the difference between the amount you realize on such disposition (excluding any amounts attributable to accrued but unpaid stated interest, which will be taxed as ordinary income to the extent not previously includible in income) and your tax basis in your new note. Capital gain of a noncorporate United States holder is generally eligible for reduced tax rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations under the Internal Revenue Code.

Additional Tax on Net Investment Income

Certain non-corporate United States holders are subject to a 3.8% tax, in addition to regular tax on income and gains, on some or all of their “net investment income,” which generally will include interest realized on a new note and any net gain recognized upon a disposition of a new note. United States holders should consult their tax advisors regarding the applicability of this tax in respect of their new notes.

Non-United States Holders

This subsection describes certain material U.S. federal income tax consequences to a non-United States holder. You are a non-United States holder if you are a beneficial owner of a new note that is an individual, corporation, trust or estate for U.S. federal income tax purposes and you are not a United States holder.

If you are a United States holder, this subsection does not apply to you.

Taxation of Stated Interest

Under U.S. federal income tax law, and subject to the discussion of backup withholding below, if you are a non-United States holder of a new note and the interest income on the new note is not effectively connected with your conduct of a trade or business in the United States, Crown Americas and Crown Americas Capital IV (or the applicable withholding agent) generally will not be required to deduct a U.S. federal withholding tax at a 30% rate (or, if applicable, a lower treaty rate) from such income if:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Crown Americas or Crown Americas Capital IV entitled to vote,

•	you are not a controlled foreign corporation that is related to Crown Americas or Crown Americas Capital IV through stock ownership, and

•

the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person and (i) you have furnished to such agent an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person or (ii) you hold your notes through certain foreign intermediaries and you have satisfied the certification requirements of applicable Treasury Regulations. Special certification rules apply to non-United States holders that are pass-through entities rather than corporations or individuals.

Except to the extent that an applicable treaty otherwise provides, you generally will be taxed in the same manner as a United States holder with respect to interest if such interest income is effectively connected with your conduct of a trade or business in the United States. Effectively connected interest of a corporate non-United States holder may also, in some circumstances, be subject to an additional “branch profits tax” at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest may be subject to U.S. federal income tax, and may be subject to the branch profits tax, it is not subject to U.S. federal withholding tax (whether or not it is subject to U.S. federal income tax) if the owner delivers a properly executed IRS Form W-8ECI to the payor.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the New Notes

If you are a non-United States holder of a new note, you generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a new note (other than any amount representing interest, which will be treated as discussed above) unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States and, to the extent an applicable tax treaty so provides, is attributable to a permanent establishment in the United States, in which case such gain will be taxable in the same manner as effectively connected interest as discussed above, or

•

you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist, in which case you will be subject to a flat 30% U.S. federal income tax on any gain recognized (except to the extent otherwise provided by an applicable tax treaty), which may be offset by certain U.S. losses.

Backup Withholding and Information Reporting

United States Holders

Information reporting on IRS Form 1099 will apply to payments of interest on, or the proceeds of the sale or other disposition (including a redemption or retirement) of, the new notes with respect to certain United States holders, and backup withholding may apply unless the recipient of such payments has supplied a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise established an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

Certain United States holders will be required to report information to the IRS with respect to their investment in the new notes if held through an account with certain foreign financial institutions. United States holders who fail to report required information could become subject to substantial penalties. Prospective investors are urged to consult with their tax advisors regarding these new provisions.

Non-United States Holders

Backup withholding and information reporting on IRS Form 1099 will not apply to payments of interest to a non-United States holder provided that you are (i) the beneficial owner of the notes and you certify to the applicable payor or its agent, under penalties of perjury, that you are not a United States person and provide your name and address on a duly executed IRS Form W-8BEN (or a suitable substitute form), (ii) a securities clearing organization, bank or other financial institution, that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and that certifies under penalties of perjury that such an IRS Form W-8BEN (or a suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof, or (iii) otherwise exempt from backup withholding and information reporting (provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person or that the conditions of any other exemptions are not in fact satisfied). Interest payments made to a non-United States holder may, however, be reported to the IRS and to such non-United States holder on IRS Form 1042-S.

Information reporting and backup withholding generally will not apply to a payment of the proceeds of a disposition of the new notes (including a redemption or retirement) effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a disposition of the new notes effected outside the United States by a foreign office of a broker if the broker (i) is a United States person, (ii) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a “controlled foreign corporation” for U.S. federal income tax purposes, or (iv) is a foreign partnership that, at any time during its taxable year is 50 percent or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a trade or business in the United States, unless in any such case the broker has documentary evidence in its records that the holder is a non-United States holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment of the proceeds of a disposition of notes by a United States office of a broker will be subject to both backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

Under existing SEC interpretations, we expect that the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the new notes and that it is not an affiliate of ours as such terms are interpreted by the SEC; provided that broker-dealers receiving new notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such new notes as discussed below. While the SEC has not taken a position with respect to this particular transaction, under existing SEC interpretations relating to transactions structured substantially like this exchange offer, participating broker-dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment of the old notes) with the prospectus contained in the exchange offer registration statement.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until 2014, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from the exchange offer or from any sale of new notes by brokers-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells the new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with regard to the validity of the new notes and the new note guarantees will be passed upon for us and the guarantors by Dechert LLP, Philadelphia, Pennsylvania.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Crown is subject to the information requirements of the Securities Exchange Act of 1934, and it files unaudited quarterly and audited annual reports, proxy and information statements and other information with the SEC. You may read and copy all or any portion of the reports, proxy and information statements or other information Crown files at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, after payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on operation of the public reference rooms. The SEC also maintains an Internet site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov. In addition, Crown posts its filed documents on its website at http://www.crowncork.com. Except for the documents incorporated by reference into this prospectus, the information on Crown’s website is not part of this prospectus. You can also inspect reports, proxy statements and other information about Crown at the offices of The New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Crown with the SEC under the Exchange Act are incorporated by reference in this prospectus:

•

Crown’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 1, 2013, including portions of Crown’s 2013 Proxy Statement to the extent specifically incorporated by reference therein;

•	Crown’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the SEC on April 30, 2013;

•	Crown’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed with the SEC on July 26, 2013;

•	Crown’s Current Report on Form 8-K filed with the SEC on January 7, 2013;

•	Crown’s Current Report on Form 8-K filed with the SEC on January 11, 2013;

•	Crown’s Current Report on Form 8-K filed with the SEC on January 17, 2013;

•	Crown’s Current Report on Form 8-K filed with the SEC on March 4, 2013; and

•	Crown’s Current Report on Form 8-K filed with the SEC on September 27, 2013.

Any future filings Crown makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial registration statement and prior to effectiveness of the registration statement and (ii) the date of this prospectus and before the offering is terminated are also “incorporated by reference” into this prospectus. The information incorporated by reference is considered a part of this prospectus, and subsequent information that Crown files with the SEC will automatically update and supersede this information. Any information which is subsequently modified or superseded will not constitute a part of this prospectus, except as so modified or superseded.

Upon written or oral request, you will be provided with a copy of the incorporated documents without charge (not including exhibits to the respective documents unless the exhibits are specifically incorporated by reference into the respective documents). You may submit such a request for this material at the following address and telephone number:

Crown Americas LLC

Crown Americas Capital Corp. IV

c/o Crown Holdings, Inc.

Attn: Corporate Secretary

One Crown Way

Philadelphia, PA 19154

U.S.A.

(215) 698-5100

In order to obtain timely delivery, you must request such documents no later than five business days before the expiration date. The expiration date is                         , 2013.

Crown Americas LLC

Crown Americas Capital Corp. IV

OFFER TO EXCHANGE

$1,000,000,000 4 1/2% Senior Notes due 2023 and related Guarantees for all outstanding 4 1/2% Senior Notes due 2023

Preliminary Prospectus

                    , 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), Pennsylvania corporations have the power to indemnify any person acting as a representative of the corporation against liabilities incurred in such capacity provided certain standards are met, including good faith and the belief that the particular action or failure to take action is in the best interests of the corporation. In general, this power to indemnify does not exist in the case of actions against any person by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless a court determines that despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the court deems proper. A corporation is required to indemnify representatives of the corporation against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. In all other cases, if a representative of the corporation acted, or failed to act, in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as may be otherwise provided by a corporation’s bylaws, agreement, vote of shareholders or disinterested directors or otherwise. Indemnification so otherwise provided may not, however, be made if the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Expenses (including attorney’s fees) incurred in defending any such action may be paid by the corporation in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of the representative to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any bylaws provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Crown’s Bylaws provide that Crown shall indemnify to the fullest extent permitted by applicable law any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of Crown, against all liability, loss and expense (including attorney’s fees and amounts paid in settlement) actually and reasonably incurred by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any proceeding by or in the right of Crown. Crown’s Bylaws also provide that expenses incurred by a director or officer in defending (or acting as a witness in) a proceeding may (and following a “change of control of the Company” shall) be paid by Crown in advance of the final disposition of such proceeding, subject to the provisions of applicable law, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Crown under applicable law. Additionally, Crown’s Bylaws limit directors’ personal liability for monetary damages for any action taken, or any failure to take any action, unless (1) the director has breached or failed to perform the duties of his or her office under the PBCL’s standard of care and justifiable reliance provisions and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. However, these provisions do not apply to the responsibility or liability of a director pursuant to any criminal statute or the payment of taxes pursuant to local, state or federal law. Crown has purchased directors’ and officers’ liability insurance covering certain liabilities which may be incurred by the officers and directors of Crown in connection with the performance of their duties.

In addition, the organizational documents of certain subsidiary guarantors also provide for indemnification of their officers and directors for liability incurred in connection with the performance of their duties as officers and directors.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

3.a	Articles of Incorporation of Crown Holdings, Inc., as amended (incorporated by reference to Exhibit 3.a of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 0-50189)).

3.b	Crown Holdings, Inc. By-Laws, Amended and Restated as of July 25, 2013 (incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q dated July 26, 2013 (File No. 0-50189)).

3.c	Certificate of Organization of Crown Americas LLC.*

3.d	Limited Liability Company Agreement of Crown Americas LLC, dated as of September 27, 2005.*

3.e	Certificate of Incorporation of Crown Americas Capital Corp. IV.*

3.f	Bylaws of Crown Americas Capital Corp. IV.*

3.g	Certificate of Incorporation of CROWN Beverage Packaging Puerto Rico, Inc., as amended.*

3.h	Bylaws of CROWN Beverage Packaging Puerto Rico, Inc.*

3.i	Articles of Incorporation of Crown Consultants, Inc.*

3.j	Bylaws of Crown Consultants, Inc.*

3.k	Certificate of Formation of Crown Cork & Seal Company (DE), LLC, as amended.*

3.l	Limited Liability Company Agreement of Crown Cork & Seal Company (DE), LLC, dated as of September 1, 2001.*

3.m	Amended and Restated Articles of Incorporation of Crown Cork & Seal Company, Inc.*

3.n	By-Laws of Crown Cork & Seal Company, Inc.*

3.o	Articles of Incorporation of Crown Financial Corporation, as amended.*

3.p	By-Laws of Crown Financial Corporation.*

3.q	Certificate of Incorporation of Crown International Holdings, Inc.*

3.r	Bylaws of Crown International Holdings, Inc.*

3.s	Certificate of Incorporation of CROWN Packaging Technology, Inc., as amended.*

3.t	Bylaws of CROWN Packaging Technology, Inc.*

3.u	Certificate of Incorporation of Foreign Manufacturers Finance Corporation.*

3.v	By-Laws of Foreign Manufacturers Finance Corporation.*

3.w	Articles of Incorporation of NWR, Inc., as amended.*

3.x	By-Laws of NWR, Inc.*

3.y	Certificate of Incorporation of CROWN Cork & Seal USA, Inc.*

3.z	Bylaws of CROWN Cork & Seal USA, Inc.*

3.aa	Restated Certificate of Incorporation of CR USA, Inc., as amended.*

3.bb	Bylaws of CR USA, Inc.*

3.cc	Certificate of Formation of Crown Beverage Packaging, LLC.*

3.dd	Limited Liability Company Agreement of Crown Beverage Packaging, LLC, dated as of June 30, 2010.*

4.a	Specimen certificate of Registrant’s Common Stock (incorporated by reference to Exhibit 4.a of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-2227)).

4.b	Indenture, dated December 17, 1996, among Crown Cork & Seal Company, Inc., Crown Cork & Seal Finance PLC, Crown Cork & Seal Finance S.A. and the Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K dated December 17, 1996 (File No. 1-2227)).

4.c	Form of the Registrant’s 7- 3/8% Debentures Due 2026 (incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K dated December 17, 1996 (File No. 1-2227)).

4.d	Officers’ Certificate for 7- 3/8% Debentures Due 2026 (incorporated by reference to Exhibit 99.6 of the Registrant’s Current Report on Form 8-K dated December 17, 1996 (File No. 1-2227)).

4.e	Form of the Registrant’s 7- 1/2% Debentures Due 2096 (incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K dated December 17, 1996 (File No. 1-2227)).

4.f	Officers’ Certificate for 7- 1/2% Debentures Due 2096 (incorporated by reference to Exhibit 99.7 of the Registrant’s Current Report on Form 8-K dated December 17, 1996 (File No. 1-2227)).

4.g	Terms Agreement, dated December 12, 1996 (incorporated by reference to Exhibit 1.1 of the Registrant’s Current Report on Form 8-K dated December 17, 1996 (File No. 1-2227)).

4.h	Form of Bearer Security Depositary Agreement (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-3, dated November 26, 1996, amended December 5 and 10, 1996 (File No. 333-16869)).

4.i	Amended and Restated Rights Agreement, dated as of December 9, 2004, between Crown Holdings, Inc. and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K dated December 9, 2004 (File No. 0-50189)).

4.j	Amendment No. 1 to the Amended and Restated Rights Agreement, dated as of December 14, 2012, between Crown Holdings, Inc. and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K as dated December 13, 2012 (File No. 0-50189)).

4.k	Supplemental Indenture to Indenture dated April 1, 1993, dated as of February 25, 2003, between Crown Cork & Seal Company, Inc., as Issuer, Crown Holdings, Inc., as Guarantor and Bank One Trust Company, N.A., as Trustee (incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K dated February 26, 2003 (File No. 0-50189)).

4.l	Supplemental Indenture to Indenture dated December 17, 1996, dated as of February 25, 2003, between Crown Cork & Seal Company, Inc., as Issuer and Guarantor, Crown Cork & Seal Finance PLC, as Issuer, Crown Cork & Seal Finance S.A., as Issuer, Crown Holdings, Inc., as Additional Guarantor and Bank One Trust Company, N.A., as Trustee (incorporated by reference to Exhibit 4.5 of the Registrant’s Current Report on Form 8-K dated February 26, 2003 (File No. 0-50189)).

4.m	U.S. Guarantee Agreement, dated as of September 1, 2004, among the Domestic Subsidiaries referred to therein and Citicorp North America Inc., as Administrative Agent (incorporated by reference to Exhibit 4.g of the Registrant’s Current Report on Form 8-K dated September 1, 2004 (File No. 0-50189)).

4.n

Credit Agreement, dated as of November 18, 2005, among Crown Americas LLC, as U.S. Borrower, Crown European Holdings, S.A., as European Borrower, CROWN Metal Packaging Canada LP, as Canadian Borrower, the Subsidiary Borrowers named therein, the Company, Crown International Holdings, Inc. and Crown Cork & Seal Company, Inc., as Parent Guarantors, Deutsche Bank AG

New York Branch, as Administrative Agent and U.K. Administrative Agent, The Bank of Nova Scotia, as Canadian Administrative Agent, and various Lending Institutions (incorporated by reference to Exhibit 4.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 (File No. 0-50189)).

4.o	Euro Bank Pledge Agreement, dated as of November 18, 2005, by Crown Cork & Seal Company, Inc., Crown Americas LLC, Crown International Holdings, Inc., the U.S. Subsidiaries party thereto, as Pledgors and Deutsche Bank AG New York Branch, as Euro Collateral Agent (incorporated by reference to Exhibit 4.b of the Registrant’s Current Report on Form 8-K dated November 18, 2005 (File No. 0-50189)).

4.p	Second Amended and Restated CEH Pledge Agreement, dated as of November 18, 2005, by Crown European Holdings S.A., as Pledgor and Deutsche Bank AG New York Branch, as Euro Collateral Agent (incorporated by reference to Exhibit 4.c of the Registrant’s Current Report on Form 8-K dated November 18, 2005 (File No. 0-50189)).

4.q	Second Amended and Restated Shared Pledge Agreement, dated as of November 18, 2005, by the Company, Crown Cork & Seal Company, Inc., Crown Americas LLC, Crown International Holdings, Inc., the U.S. Subsidiaries party thereto, as Pledgors and Deutsche Bank AG New York Branch, as Collateral Agent (incorporated by reference to Exhibit 4.d of the Registrant’s Current Report on Form 8-K dated November 18, 2005 (File No. 0-50189)).

4.r	Bank Pledge Agreement, dated as of November 18, 2005, by the Company, Crown Cork & Seal Company, Inc., Crown Americas LLC, Crown International Holdings, Inc., the U.S. Subsidiaries party thereto, as Pledgors and Deutsche Bank AG New York Branch, as Collateral Agent (incorporated by reference to Exhibit 4.e of the Registrant’s Current Report on Form 8-K dated November 18, 2005 (File No. 0-50189)).

4.s	Second Amended and Restated U.S. Security Agreement, dated as of November 18, 2005, by the Company, Crown Cork & Seal Company, Inc., Crown Americas LLC, Crown International Holdings, Inc., the U.S. Subsidiaries party thereto, as Grantors and Deutsche Bank AG New York Branch (incorporated by reference to Exhibit 4.f of the Registrant’s Current Report on Form 8-K dated November 18, 2005 (File No. 0-50189)).

4.t	U.S. Guarantee Agreement, dated as of November 18, 2005, among each of the subsidiaries listed therein of Crown Americas LLC and Deutsche Bank AG New York Branch, as Administrative Agent (incorporated by reference to Exhibit 4.g of the Registrant’s Current Report on Form 8-K dated November 18, 2005 (File No. 0-50189)).

4.u	Second Amended and Restated U.S. Intercreditor and Collateral Agency Agreement, dated as of November 18, 2005, among Deutsche Bank AG New York Branch, as Administrative Agent, Deutsche Bank AG New York Branch, as U.K. Agent, The Bank of Nova Scotia, as Canadian Administrative Agent, Wells Fargo Bank, N.A., as First Priority Notes Trustee, Deutsche Bank AG New York Branch, as U.S. Collateral Agent (as defined within), the Company, Crown Americas LLC, Crown Cork & Seal Company, Inc., Crown International Holdings, Inc., each of the U.S. subsidiaries of the Company listed therein, and the other persons who may become parties to the Agreement from time to time pursuant to and in accordance with Section 8 of the Agreement (incorporated by reference to Exhibit 4.o of the Registrant’s Current Report on Form 8-K dated November 18, 2005 (File No. 0-50189)).

4.v

Second Amended and Restated Euro Intercreditor and Collateral Agency Agreement, dated as of November 18, 2005, among Deutsche Bank AG New York Branch, as U.K. Administrative Agent, The Bank of Nova Scotia, as Canadian Administrative Agent, Wells Fargo Bank, N.A., as First Priority Notes Trustee, Deutsche Bank AG New York Branch, as Euro Collateral Agent, Crown European Holdings SA, the subsidiaries of Crown European Holdings identified thereto and the other persons who may become parties to the Agreement from time to time pursuant to and in accordance with Section 6 of the Agreement, and any other obligor under any Financing Documents (as defined therein) (incorporated by reference to Exhibit 4.p of the Registrant’s Current Report on Form 8-K dated November 18, 2005 (File No. 0-50189)).

4.w	First Amendment to Credit Agreement, dated as of August 4, 2006, by and among Crown Americas LLC, as U.S. Borrower, the other undersigned Credit Parties, the undersigned financial institutions, including Deutsche Bank AG New York Branch, as Lenders, and Deutsche Bank AG New York Branch, as Administrative Agent and as Collateral Agent for Lenders, and with Deutsche Bank Securities, Inc. and Lehman Commercial Paper, Inc., as Joint Lead Arrangers for the Additional Term B Loans and as Joint Book Managers, and Lehman Commercial Paper, Inc., as Syndication Agent (incorporated by reference to Exhibit 4 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 (File No. 0-50189)).

4.x	Second Amendment to Credit Agreement, dated as of November 12, 2009, by and among Crown Americas LLC, as U.S. Borrower, the other undersigned Credit Parties, the undersigned financial institutions, including Deutsche Bank AG New York Branch, as Lenders, and Deutsche Bank AG new York Branch, as Administrative Agent and as Collateral Agent for Lenders (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K dated November 12, 2009 (File No. 0-50189)).

4.y	Third Amendment to Credit Agreement, dated as of May 14, 2010, by and among Crown Americas LLC, as U.S. Borrower, the other undersigned Credit Parties, the undersigned financial institutions, including Deutsche Bank AG New York Branch, as lenders thereunder, and Deutsche Bank AG New York Branch, as Administrative Agent and as Collateral Agent for the Lenders. (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K dated May 14, 2010 (File No. 0-05189)).

4.z	Fourth Amendment to Credit Agreement and Waiver, dated as of June 15, 2010, by and among Crown Americas LLC, as U.S. Borrower, Crown European Holdings SA, as European Borrower, CROWN Metal Packaging Canada LP, as Canadian Borrower, the Subsidiary Borrowers named therein, the Company, Crown International Holdings, Inc. and Crown Cork & Seal Company, Inc., as Parent Guarantors, the financial institutions party thereto, including Deutsche Bank AG New York Branch, as lenders, The Bank of Nova Scotia, as Canadian Administrative Agent, and Deutsche Bank AG New York Branch, as Administrative Agent and U.K. Administrative Agent, European Swing Line Lender, U.S. Swing Line Lender, Facing Agent and Collateral Agent. (incorporated by reference to Exhibit 4.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 (File No. 0-05189)).

4.aa	Fifth Amendment to Credit Agreement, dated as of December 3, 2010, by and among Crown Americas LLC, as U.S. Borrower, the other undersigned Credit Parties, the undersigned financial institutions, including Deutsche Bank AG New York Branch, as lenders thereunder, and Deutsche Bank AG New York Branch, as Administrative Agent and as Collateral Agent for the Lenders (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K dated December 9, 2010 (File No. 0-05189)).

4.bb	Sixth Amendment to Credit Agreement, dated as of June 9, 2011, by and among Crown Americas LLC, as U.S. Borrower, Crown European Holdings S.A., as European Borrower, CROWN Metal Packaging Canada LP, as Canadian Borrower, the Subsidiary Borrowers named therein, the Company, Crown International Holdings, Inc. and Crown Cork & Seal Company, Inc., as Parent Guarantors, the financial institutions party thereto, including Deutsche Bank AG New York Branch, as lenders, The Bank of Nova Scotia, as Canadian Administrative Agent, and Deutsche Bank AG New York Branch, as Administrative Agent and U.K. Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 4.3 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 (File No. 0-05189)).

4.cc	Seventh Amendment to Credit Agreement, dated as of November 30, 2011, by and among Crown Americas LLC, as U.S. Borrower, Crown European Holdings S.A., as European Borrower, CROWN Metal Packaging Canada LP, as Canadian Borrower, the Subsidiary Borrowers named therein, the Company, Crown International Holdings, Inc. and Crown Cork & Seal Company, Inc., as Parent Guarantors, the financial institutions party thereto, including Deutsche Bank AG New York Branch, as lenders, The Bank of Nova Scotia, as Canadian Administrative Agent, and Deutsche Bank AG New York Branch, as Administrative Agent and U.K. Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 4.dd of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 0.-50189)).

4.dd	First Amendment to Euro Bank Pledge Agreement, dated as of June 15, 2010, by Crown Cork & Seal Company, Inc., Crown Americas LLC, Crown International Holdings, Inc., the U.S. subsidiaries of the Company party thereto, as Pledgors, and Deutsche Bank AG New York Branch, as Euro Collateral Agent. (incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K dated June 15, 2010 (File No. 0-05189)).

4.ee	First Amendment to Second Amended and Restated CEH Pledge Agreement, dated as of June 15, 2010, by Crown European Holdings S.A., as Pledgor, and Deutsche Bank AG New York Branch, as Euro Collateral Agent. (incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K dated June 15, 2010 (File No. 0-05189)).

4.ff	First Amendment to Second Amended and Restated Shared Pledge Agreement, dated as of June 15, 2010, by the Company, Crown Cork & Seal Company, Inc., Crown Americas LLC, Crown International Holdings, Inc., the U.S. subsidiaries of the Company party thereto, as Pledgors, and Deutsche Bank AG New York Branch, as Collateral Agent. (incorporated by reference to Exhibit 4.4 of the Registrant’s Current Report on Form 8-K dated June 15, 2010 (File No. 0-05189)).

4.gg	First Amendment to Bank Pledge Agreement, dated as of June 15, 2010, by the Company, Crown Cork & Seal Company, Inc., Crown Americas LLC, Crown International Holdings, Inc., the U.S. subsidiaries of the Company party thereto, as Pledgors, and Deutsche Bank AG New York Branch, as Collateral Agent. (incorporated by reference to Exhibit 4.5 of the Registrant’s Current Report on Form 8-K dated June 15, 2010 (File No. 0-05189)).

4.hh	First Amendment to Second Amended and Restated U.S. Security Agreement, dated as of June 15, 2010, by the Company, Crown Cork & Seal Company, Inc., Crown Americas LLC, Crown International Holdings, Inc., the U.S. subsidiaries of the Company party thereto, as Grantors, and Deutsche Bank AG New York Branch, as Collateral Agent. (incorporated by reference to Exhibit 4.6 of the Registrant’s Current Report on Form 8-K dated June 15, 2010 (File No. 0-05189)).

4.ii	First Amendment to U.S. Guarantee Agreement, dated as of June 15, 2010, among each of the subsidiaries listed therein of Crown Americas LLC, as Guarantors, and Deutsche Bank AG New York Branch, as Administrative Agent. (incorporated by reference to Exhibit 4.7 of the Registrant’s Current Report on Form 8-K dated June 15, 2010 (File No. 0-05189)).

4.jj	First Amendment to Second Amended and Restated U.S. Intercreditor and Collateral Agency Agreement, dated as of June 15, 2010, among Deutsche Bank AG New York Branch, as Administrative Agent, Deutsche Bank AG New York Branch, as U.K. Agent, The Bank of Nova Scotia, as Canadian Administrative Agent, Deutsche Bank AG New York Branch, as U.S. Collateral Agent, the Company, Crown Americas LLC, Crown Cork & Seal Company, Inc., Crown International Holdings, Inc. and each of the U.S. subsidiaries of the Company listed therein. (incorporated by reference to Exhibit 4.8 of the Registrant’s Current Report on Form 8-K dated June 15, 2010 (File No. 0-05189)).

4.kk

First Amendment to Second Amended and Restated Euro Intercreditor and Collateral Agency Agreement, dated as of June 15, 2010, among Deutsche Bank AG New York Branch, as U.K. Administrative Agent, The Bank of Nova Scotia, as Canadian Administrative Agent, Deutsche

Bank AG New York Branch, as Euro Collateral Agent, Crown European Holdings SA, and each of the subsidiaries of Crown European Holdings identified therein. (incorporated by reference to Exhibit 4.9 of the Registrant’s Current Report on Form 8-K dated June 15, 2010 (File No. 0-05189)).

4.ll

Indenture, dated as of July 28, 2010, by and among Crown European Holdings SA, as Issuer, the Guarantors named therein and The Bank of New York Mellon, as Trustee, relating to the 7 1/8% Senior Notes due 2018 (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K dated July 28, 2010 (File No. 0-05189)).

4.mm	Form of 7 1/8% Senior Notes due 2018 (included in Exhibit 4.ll).

4.nn

Indenture, dated as of January 31, 2011, by and among Crown Americas LLC, Crown Americas Capital Corp. III, as Issuers, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the 6 1/4% Senior Notes due 2021. (incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K dated January 31, 2011 (File No. 0-05189)).

4.oo	Form of 6 1/4% Senior Notes due 2021 (included in Exhibit 4.nn).

4.pp

Registration Rights Agreement, dated as of January 9, 2013, by and among the Company, Crown Americas LLC and Crown Americas Capital Corp. IV, Deutsche Bank Securities Inc., as Representative of the several Initial Purchasers named therein and the Guarantors (as defined therein), relating to the $800 million 4 1/2% Senior Notes due 2023 (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K dated January 9, 2013 (File No. 0-50189)).

4.qq

Indenture, dated as of January 9, 2013, by and among Crown Americas LLC and Crown Americas Capital Corp. IV, as Issuers, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the 4 1/2% Senior Notes due 2023 (incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K dated January 9, 2013 (File No. 0-50189)).

4.rr	Form of 4 1/2% Senior Notes due 2023 (included in Exhibit 4.qq).

4.ss

Registration Rights Agreement, dated as of January 15, 2013, by and among the Company, Crown Americas LLC and Crown Americas Capital Corp. IV, Deutsche Bank Securities Inc., as the Initial Purchaser, and the Guarantors (as defined therein), relating to the $200 million 4 1/2% Senior Notes due 2023 (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K dated January 15, 2013 (File No. 0.-50189)).

5	Opinion of Dechert LLP, Philadelphia, Pennsylvania.*

12	Computation of ratio of earnings to fixed charges.*

23.a	Consent of PricewaterhouseCoopers LLP.**

23.b	Consent of Dechert LLP, Philadelphia, Pennsylvania (included in Exhibit 5.a).*

24	Powers of Attorney.*

25	Statements of Eligibility of The Bank of New York Mellon Trust Company, N.A.*

99.a	Form of Letter of Transmittal.*

99.b	Form of Letter to Holders.*

99.c	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

99.d	Form of Letter to Clients.*

99.e	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

*	Previously filed

**	Filed herewith

(b) Financial Statement Schedules:

All schedules have been incorporated herein by reference or omitted because they are not applicable or not required.

ITEM 22. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or its securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on October 17, 2013.

CROWN HOLDINGS, INC.

By:	*
Name: Title:	John W. Conway Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* John W. Conway	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 17, 2013

* Thomas A. Kelly	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	October 17, 2013

* Kevin C. Clothier	Vice President and Corporate Controller (Principal Accounting Officer)	October 17, 2013

* Jenne K. Britell	Director	October 17, 2013

* Arnold W. Donald	Director	October 17, 2013

* Hugues du Rouret	Director	October 17, 2013

* William G. Little	Director	October 17, 2013

Signature	Title	Date

* Hans J. Löliger	Director	October 17, 2013

James H. Miller	Director

Josef M. Müller	Director

* Thomas A. Ralph	Director	October 17, 2013

* Jim L. Turner	Director	October 17, 2013

* William S. Urkiel	Director	October 17, 2013

*By:	/s/ MICHAEL B. BURNS
Name:	Michael B. Burns As attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on October 17, 2013.

CROWN AMERICAS LLC

By:	*
Name: Title:	Raymond L. McGowan, Jr. President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Raymond L. McGowan, Jr.	President and Chief Executive Officer (Principal Executive Officer)	October 17, 2013

* Timothy P. Aust	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 17, 2013

* John W. Conway	Director of Sole Member	October 17, 2013

* Timothy J. Donahue	Director of Sole Member	October 17, 2013

* William T. Gallagher	Director of Sole Member	October 17, 2013

*By:	/s/ MICHAEL B. BURNS
Name:	Michael B. Burns As attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on October 17, 2013.

CROWN AMERICAS CAPITAL CORP. IV

By:	*
Name: Title:	Raymond L. McGowan, Jr. President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Raymond L. McGowan, Jr.	President and Director (Principal Executive Officer)	October 17, 2013

/S/ MICHAEL B. BURNS Michael B. Burns	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	October 17, 2013

* Thomas A. Kelly	Director	October 17, 2013

* Timothy P. Aust	Vice President and Director	October 17, 2013

*By:	/s/ MICHAEL B. BURNS
Name:	Michael B. Burns As attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on October 17, 2013.

CROWN CORK & SEAL COMPANY, INC.

By:	*
Name: Title:	John W. Conway President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* John W. Conway	President and Director (Principal Executive Officer)	October 17, 2013

* Thomas A. Kelly	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 17, 2013

* Timothy J. Donahue	Director	October 17, 2013

* William T. Gallagher	Senior Vice President, Secretary, General Counsel and Director	October 17, 2013

*By:	/s/ MICHAEL B. BURNS
Name:	Michael B. Burns As attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on October 17, 2013.

CROWN BEVERAGE PACKAGING, LLC

By:	*
Name: Title:	Joseph R. Pierce President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Timothy P. Aust	Vice President, Chief Financial Officer, Treasurer and Director of Sole Member (Principal Financial Officer and Principal Accounting Officer)	October 17, 2013

* C. Anderson Bolton	Director of Sole Member	October 17, 2013

* Richard A. Forti	Director of Sole Member	October 17, 2013

* Raymond L. McGowan, Jr.	Director of Sole Member	October 17, 2013

* Joseph R. Pierce	President and Director of Sole Member (Principal Executive Officer)	October 17, 2013

* Edward C. Vesey	Director of Sole Member	October 17, 2013

* James D. Wilson	Director of Sole Member	October 17, 2013

* Alfred J. Dermody	Director of Sole Member	October 17, 2013

*By:	/s/ MICHAEL B. BURNS
Name:	Michael B. Burns As attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on October 17, 2013.

CROWN CONSULTANTS, INC.

By:	*
Name: Title:	Thomas A. Kelly President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Thomas A. Kelly	President (Principal Executive Officer)	October 17, 2013

* William T. Gallagher	Vice President, Secretary and Director	October 17, 2013

/S/ MICHAEL B. BURNS Michael B. Burns	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	October 17, 2013

* Timothy J. Donahue	Director	October 17, 2013

* Raymond L. McGowan, Jr.	Director	October 17, 2013

*By:	/s/ MICHAEL B. BURNS
Name:	Michael B. Burns As attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on October 17, 2013.

FOREIGN MANUFACTURERS FINANCE CORPORATION

By:	*
Name: Title:	Timothy P. Aust President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Timothy P. Aust	President and Director (Principal Executive Officer)	October 17, 2013

* William T. Gallagher	Vice President, Secretary and Director	October 17, 2013

/S/ MICHAEL B. BURNS Michael B. Burns	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	October 17, 2013

*By:	/S/ MICHAEL B. BURNS
Name:	Michael B. Burns As attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on October 17, 2013.

CROWN CORK & SEAL COMPANY (DE), LLC

By:	*
Name: Title:	Joseph R. Pierce President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Joseph R. Pierce	President (Principal Executive Officer)	October 17, 2013

* William T. Gallagher	Vice President, Secretary and Manager	October 17, 2013

* Timothy J. Donahue	Manager	October 17, 2013

/S/ MICHAEL B. BURNS Michael B. Burns	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer	October 17, 2013

* Raymond L. McGowan, Jr.	Manager	October 17, 2013

*By:	/S/ MICHAEL B. BURNS
Name:	Michael B. Burns As attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on October 17, 2013.

CROWN CORK & SEAL USA, INC.

By:	*
Name: Title:	Raymond L. McGowan, Jr. President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Raymond L. McGowan, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	October 17, 2013

* Timothy P. Aust	Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	October 17, 2013

* Richard A. Forti	Senior Vice President—Business Support and Director	October 17, 2013

* C. Anderson Bolton	Vice President, President— CROWN Aerosol Packaging North America and Director	October 17, 2013

* Joseph R. Pierce	Vice President, President— CROWN Beverage Packaging North America and Director	October 17, 2013

* Edward C. Vesey	Senior Vice President—Sourcing and Director	October 17, 2013

* James D. Wilson	Vice President, President— CROWN Food Packaging North America, President—CROWN Closures and Specialty Packaging North America and Director	October 17, 2013

* Alfred J. Dermody	Vice President, Secretary and Director	October 17, 2013

*By:	/S/ MICHAEL B. BURNS
Name:	Michael B. Burns As attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on October 17, 2013.

CROWN PACKAGING TECHNOLOGY, INC.

By:	*
Name: Title:	Daniel A. Abramowicz President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Daniel A. Abramowicz	President and Director (Principal Executive Officer)	October 17, 2013

/S/ MICHAEL B. BURNS Michael B. Burns	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	October 17, 2013

* William T. Gallagher	Vice President, Secretary, General Counsel and Director	October 17, 2013

* Raymond L. McGowan, Jr.	Vice President and Director	October 17, 2013

*By:	/s/ MICHAEL B. BURNS
Name:	Michael B. Burns As attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on October 17, 2013.

CROWN BEVERAGE PACKAGING PUERTO RICO, INC.

By:	*
Name: Title:	Raymond L. McGowan, Jr. President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Raymond L. McGowan, Jr.	President and Director (Principal Executive Officer)	October 17, 2013

* William T. Gallagher	Vice President, Secretary and Director	October 17, 2013

/S/ MICHAEL B. BURNS Michael B. Burns	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	October 17, 2013

* Timothy P. Aust	Director	October 17, 2013

*By:	/s/ MICHAEL B. BURNS
Name:	Michael B. Burns As attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on October 17, 2013.

CROWN FINANCIAL CORPORATION

By:	*
Name: Title:	Timothy J. Donahue President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Timothy J. Donahue	President and Director (Principal Executive Officer)	October 17, 2013

* Thomas A. Kelly	Senior Vice President, Controller and Director	October 17, 2013

* William T. Gallagher	Vice President, Secretary and Director	October 17, 2013

/S/ MICHAEL B. BURNS Michael B. Burns	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	October 17, 2013

*By:	/s/ MICHAEL B. BURNS
Name:	Michael B. Burns As attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on October 17, 2013.

CROWN INTERNATIONAL HOLDINGS, INC.

By:	*
Name: Title:	John W. Conway President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* John W. Conway	President and Director (Principal Executive Officer)	October 17, 2013

* William T. Gallagher	Senior Vice President, General Counsel, Secretary and Director	October 17, 2013

* Timothy J. Donahue	Director	October 17, 2013

* Thomas A. Kelly	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 17, 2013

*By:	/s/ MICHAEL B. BURNS
Name:	Michael B. Burns As attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on October 17, 2013.

CR USA, INC.

By:	*
Name: Title:	Raymond L. McGowan, Jr. President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Raymond L. McGowan, Jr.	President and Director (Principal Executive Officer)	October 17, 2013

/S/ MICHAEL B. BURNS Michael B. Burns	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	October 17, 2013

* Timothy P. Aust	Vice President and Director	October 17, 2013

* William T. Gallagher	Vice President, Secretary and Director	October 17, 2013

*By:	/s/ MICHAEL B. BURNS
Name:	Michael B. Burns As attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on October 17, 2013.

NWR, INC.

By:	*
Name: Title:	Raymond L. McGowan, Jr. President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Raymond L. McGowan, Jr.	President and Director (Principal Executive Officer)	October 17, 2013

* William T. Gallagher	Vice President, Secretary and Director	October 17, 2013

* Timothy P. Aust	Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	October 17, 2013

*By:	/s/ MICHAEL B. BURNS
Name:	Michael B. Burns As attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

3.a	Articles of Incorporation of Crown Holdings, Inc., as amended (incorporated by reference to Exhibit 3.a of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 0-50189)).

3.b	Crown Holdings, Inc. By-Laws, Amended and Restated as of July 25, 2013 (incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q dated July 26, 2013 (File No. 0-50189)).

3.c	Certificate of Organization of Crown Americas LLC.*

3.d	Limited Liability Company Agreement of Crown Americas LLC, dated as of September 27, 2005.*

3.e	Certificate of Incorporation of Crown Americas Capital Corp. IV.*

3.f	Bylaws of Crown Americas Capital Corp. IV.*

3.g	Certificate of Incorporation of CROWN Beverage Packaging Puerto Rico, Inc., as amended.*

3.h	Bylaws of CROWN Beverage Packaging Puerto Rico, Inc.*

3.i	Articles of Incorporation of Crown Consultants, Inc.*

3.j	Bylaws of Crown Consultants, Inc.*

3.k	Certificate of Formation of Crown Cork & Seal Company (DE), LLC, as amended.*

3.l	Limited Liability Company Agreement of Crown Cork & Seal Company (DE), LLC, dated as of September 1, 2001.*

3.m	Amended and Restated Articles of Incorporation of Crown Cork & Seal Company, Inc.*

3.n	By-Laws of Crown Cork & Seal Company, Inc.*

3.o	Articles of Incorporation of Crown Financial Corporation, as amended.*

3.p	By-Laws of Crown Financial Corporation.*

3.q	Certificate of Incorporation of Crown International Holdings, Inc.*

3.r	Bylaws of Crown International Holdings, Inc.*

3.s	Certificate of Incorporation of CROWN Packaging Technology, Inc., as amended.*

3.t	Bylaws of CROWN Packaging Technology, Inc.*

3.u	Certificate of Incorporation of Foreign Manufacturers Finance Corporation.*

3.v	By-Laws of Foreign Manufacturers Finance Corporation.*

3.w	Articles of Incorporation of NWR, Inc., as amended.*

3.x	By-Laws of NWR, Inc.*

3.y	Certificate of Incorporation of CROWN Cork & Seal USA, Inc.*

3.z	Bylaws of CROWN Cork & Seal USA, Inc.*

3.aa	Restated Certificate of Incorporation of CR USA, Inc., as amended.*

3.bb	Bylaws of CR USA, Inc.*

Exhibit Number	Description

3.cc	Certificate of Formation of Crown Beverage Packaging, LLC.*

3.dd	Limited Liability Company Agreement of Crown Beverage Packaging, LLC, dated as of June 30, 2010.*

4.a	Specimen certificate of Registrant’s Common Stock (incorporated by reference to Exhibit 4.a of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-2227)).

4.b	Indenture, dated December 17, 1996, among Crown Cork & Seal Company, Inc., Crown Cork & Seal Finance PLC, Crown Cork & Seal Finance S.A. and the Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K dated December 17, 1996 (File No. 1-2227)).

4.c	Form of the Registrant’s 7- 3/8% Debentures Due 2026 (incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K dated December 17, 1996 (File No. 1-2227)).

4.d	Officers’ Certificate for 7- 3/8% Debentures Due 2026 (incorporated by reference to Exhibit 99.6 of the Registrant’s Current Report on Form 8-K dated December 17, 1996 (File No. 1-2227)).

4.e	Form of the Registrant’s 7- 1/2% Debentures Due 2096 (incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K dated December 17, 1996 (File No. 1-2227)).

4.f	Officers’ Certificate for 7- 1/2% Debentures Due 2096 (incorporated by reference to Exhibit 99.7 of the Registrant’s Current Report on Form 8-K dated December 17, 1996 (File No. 1-2227)).

4.g	Terms Agreement, dated December 12, 1996 (incorporated by reference to Exhibit 1.1 of the Registrant’s Current Report on Form 8-K dated December 17, 1996 (File No. 1-2227)).

4.h	Form of Bearer Security Depositary Agreement (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-3, dated November 26, 1996, amended December 5 and 10, 1996 (File No. 333-16869)).

4.i	Amended and Restated Rights Agreement, dated as of December 9, 2004, between Crown Holdings, Inc. and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K dated December 9, 2004 (File No. 0-50189)).

4.j	Amendment No. 1 to the Amended and Restated Rights Agreement, dated as of December 14, 2012, between Crown Holdings, Inc. and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K as dated December 13, 2012 (File No. 0-50189)).

4.k	Supplemental Indenture to Indenture dated April 1, 1993, dated as of February 25, 2003, between Crown Cork & Seal Company, Inc., as Issuer, Crown Holdings, Inc., as Guarantor and Bank One Trust Company, N.A., as Trustee (incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K dated February 26, 2003 (File No. 0-50189)).

4.l	Supplemental Indenture to Indenture dated December 17, 1996, dated as of February 25, 2003, between Crown Cork & Seal Company, Inc., as Issuer and Guarantor, Crown Cork & Seal Finance PLC, as Issuer, Crown Cork & Seal Finance S.A., as Issuer, Crown Holdings, Inc., as Additional Guarantor and Bank One Trust Company, N.A., as Trustee (incorporated by reference to Exhibit 4.5 of the Registrant’s Current Report on Form 8-K dated February 26, 2003 (File No. 0-50189)).

Exhibit Number	Description

4.m	U.S. Guarantee Agreement, dated as of September 1, 2004, among the Domestic Subsidiaries referred to therein and Citicorp North America Inc., as Administrative Agent (incorporated by reference to Exhibit 4.g of the Registrant’s Current Report on Form 8-K dated September 1, 2004 (File No. 0-50189)).

4.n	Credit Agreement, dated as of November 18, 2005, among Crown Americas LLC, as U.S. Borrower, Crown European Holdings, S.A., as European Borrower, CROWN Metal Packaging Canada LP, as Canadian Borrower, the Subsidiary Borrowers named therein, the Company, Crown International Holdings, Inc. and Crown Cork & Seal Company, Inc., as Parent Guarantors, Deutsche Bank AG New York Branch, as Administrative Agent and U.K. Administrative Agent, The Bank of Nova Scotia, as Canadian Administrative Agent, and various Lending Institutions (incorporated by reference to Exhibit 4.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 (File No. 0-50189)).

4.o	Euro Bank Pledge Agreement, dated as of November 18, 2005, by Crown Cork & Seal Company, Inc., Crown Americas LLC, Crown International Holdings, Inc., the U.S. Subsidiaries party thereto, as Pledgors and Deutsche Bank AG New York Branch, as Euro Collateral Agent (incorporated by reference to Exhibit 4.b of the Registrant’s Current Report on Form 8-K dated November 18, 2005 (File No. 0-50189)).

4.p	Second Amended and Restated CEH Pledge Agreement, dated as of November 18, 2005, by Crown European Holdings S.A., as Pledgor and Deutsche Bank AG New York Branch, as Euro Collateral Agent (incorporated by reference to Exhibit 4.c of the Registrant’s Current Report on Form 8-K dated November 18, 2005 (File No. 0-50189)).

4.q	Second Amended and Restated Shared Pledge Agreement, dated as of November 18, 2005, by the Company, Crown Cork & Seal Company, Inc., Crown Americas LLC, Crown International Holdings, Inc., the U.S. Subsidiaries party thereto, as Pledgors and Deutsche Bank AG New York Branch, as Collateral Agent (incorporated by reference to Exhibit 4.d of the Registrant’s Current Report on Form 8-K dated November 18, 2005 (File No. 0-50189)).

4.r	Bank Pledge Agreement, dated as of November 18, 2005, by the Company, Crown Cork & Seal Company, Inc., Crown Americas LLC, Crown International Holdings, Inc., the U.S. Subsidiaries party thereto, as Pledgors and Deutsche Bank AG New York Branch, as Collateral Agent (incorporated by reference to Exhibit 4.e of the Registrant’s Current Report on Form 8-K dated November 18, 2005 (File No. 0-50189)).

4.s	Second Amended and Restated U.S. Security Agreement, dated as of November 18, 2005, by the Company, Crown Cork & Seal Company, Inc., Crown Americas LLC, Crown International Holdings, Inc., the U.S. Subsidiaries party thereto, as Grantors and Deutsche Bank AG New York Branch (incorporated by reference to Exhibit 4.f of the Registrant’s Current Report on Form 8-K dated November 18, 2005 (File No. 0-50189)).

4.t	U.S. Guarantee Agreement, dated as of November 18, 2005, among each of the subsidiaries listed therein of Crown Americas LLC and Deutsche Bank AG New York Branch, as Administrative Agent (incorporated by reference to Exhibit 4.g of the Registrant’s Current Report on Form 8-K dated November 18, 2005 (File No. 0-50189)).

4.u	Second Amended and Restated U.S. Intercreditor and Collateral Agency Agreement, dated as of November 18, 2005, among Deutsche Bank AG New York Branch, as Administrative Agent, Deutsche Bank AG New York Branch, as U.K. Agent, The Bank of Nova Scotia, as Canadian Administrative Agent, Wells Fargo Bank, N.A., as First Priority Notes Trustee, Deutsche Bank AG New York Branch, as U.S. Collateral Agent (as defined within), the Company, Crown Americas LLC, Crown Cork & Seal Company, Inc., Crown International Holdings, Inc., each of the U.S. subsidiaries of the Company listed therein, and the other persons who may become parties to the Agreement from time to time pursuant to and in accordance with Section 8 of the Agreement (incorporated by reference to Exhibit 4.o of the Registrant’s Current Report on Form 8-K dated November 18, 2005 (File No. 0-50189)).

Exhibit Number	Description

4.v	Second Amended and Restated Euro Intercreditor and Collateral Agency Agreement, dated as of November 18, 2005, among Deutsche Bank AG New York Branch, as U.K. Administrative Agent, The Bank of Nova Scotia, as Canadian Administrative Agent, Wells Fargo Bank, N.A., as First Priority Notes Trustee, Deutsche Bank AG New York Branch, as Euro Collateral Agent, Crown European Holdings SA, the subsidiaries of Crown European Holdings identified thereto and the other persons who may become parties to the Agreement from time to time pursuant to and in accordance with Section 6 of the Agreement, and any other obligor under any Financing Documents (as defined therein) (incorporated by reference to Exhibit 4.p of the Registrant’s Current Report on Form 8-K dated November 18, 2005 (File No. 0-50189)).

4.w	First Amendment to Credit Agreement, dated as of August 4, 2006, by and among Crown Americas LLC, as U.S. Borrower, the other undersigned Credit Parties, the undersigned financial institutions, including Deutsche Bank AG New York Branch, as Lenders, and Deutsche Bank AG New York Branch, as Administrative Agent and as Collateral Agent for Lenders, and with Deutsche Bank Securities, Inc. and Lehman Commercial Paper, Inc., as Joint Lead Arrangers for the Additional Term B Loans and as Joint Book Managers, and Lehman Commercial Paper, Inc., as Syndication Agent (incorporated by reference to Exhibit 4 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 (File No. 0-50189)).

4.x	Second Amendment to Credit Agreement, dated as of November 12, 2009, by and among Crown Americas LLC, as U.S. Borrower, the other undersigned Credit Parties, the undersigned financial institutions, including Deutsche Bank AG New York Branch, as Lenders, and Deutsche Bank AG new York Branch, as Administrative Agent and as Collateral Agent for Lenders (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K dated November 12, 2009 (File No. 0-50189)).

4.y	Third Amendment to Credit Agreement, dated as of May 14, 2010, by and among Crown Americas LLC, as U.S. Borrower, the other undersigned Credit Parties, the undersigned financial institutions, including Deutsche Bank AG New York Branch, as lenders thereunder, and Deutsche Bank AG New York Branch, as Administrative Agent and as Collateral Agent for the Lenders. (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K dated May 14, 2010 (File No. 0-05189)).

4.z	Fourth Amendment to Credit Agreement and Waiver, dated as of June 15, 2010, by and among Crown Americas LLC, as U.S. Borrower, Crown European Holdings SA, as European Borrower, CROWN Metal Packaging Canada LP, as Canadian Borrower, the Subsidiary Borrowers named therein, the Company, Crown International Holdings, Inc. and Crown Cork & Seal Company, Inc., as Parent Guarantors, the financial institutions party thereto, including Deutsche Bank AG New York Branch, as lenders, The Bank of Nova Scotia, as Canadian Administrative Agent, and Deutsche Bank AG New York Branch, as Administrative Agent and U.K. Administrative Agent, European Swing Line Lender, U.S. Swing Line Lender, Facing Agent and Collateral Agent. (incorporated by reference to Exhibit 4.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 (File No. 0-05189)).

4.aa	Fifth Amendment to Credit Agreement, dated as of December 3, 2010, by and among Crown Americas LLC, as U.S. Borrower, the other undersigned Credit Parties, the undersigned financial institutions, including Deutsche Bank AG New York Branch, as lenders thereunder, and Deutsche Bank AG New York Branch, as Administrative Agent and as Collateral Agent for the Lenders (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K dated December 9, 2010 (File No. 0-05189)).

Exhibit Number	Description

4.bb	Sixth Amendment to Credit Agreement, dated as of June 9, 2011, by and among Crown Americas LLC, as U.S. Borrower, Crown European Holdings S.A., as European Borrower, CROWN Metal Packaging Canada LP, as Canadian Borrower, the Subsidiary Borrowers named therein, the Company, Crown International Holdings, Inc. and Crown Cork & Seal Company, Inc., as Parent Guarantors, the financial institutions party thereto, including Deutsche Bank AG New York Branch, as lenders, The Bank of Nova Scotia, as Canadian Administrative Agent, and Deutsche Bank AG New York Branch, as Administrative Agent and U.K. Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 4.3 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 (File No. 0-05189)).

4.cc	Seventh Amendment to Credit Agreement, dated as of November 30, 2011, by and among Crown Americas LLC, as U.S. Borrower, Crown European Holdings S.A., as European Borrower, CROWN Metal Packaging Canada LP, as Canadian Borrower, the Subsidiary Borrowers named therein, the Company, Crown International Holdings, Inc. and Crown Cork & Seal Company, Inc., as Parent Guarantors, the financial institutions party thereto, including Deutsche Bank AG New York Branch, as lenders, The Bank of Nova Scotia, as Canadian Administrative Agent, and Deutsche Bank AG New York Branch, as Administrative Agent and U.K. Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 4.dd of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 0.-50189)).

4.dd	First Amendment to Euro Bank Pledge Agreement, dated as of June 15, 2010, by Crown Cork & Seal Company, Inc., Crown Americas LLC, Crown International Holdings, Inc., the U.S. subsidiaries of the Company party thereto, as Pledgors, and Deutsche Bank AG New York Branch, as Euro Collateral Agent. (incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K dated June 15, 2010 (File No. 0-05189)).

4.ee	First Amendment to Second Amended and Restated CEH Pledge Agreement, dated as of June 15, 2010, by Crown European Holdings S.A., as Pledgor, and Deutsche Bank AG New York Branch, as Euro Collateral Agent. (incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K dated June 15, 2010 (File No. 0-05189)).

4.ff	First Amendment to Second Amended and Restated Shared Pledge Agreement, dated as of June 15, 2010, by the Company, Crown Cork & Seal Company, Inc., Crown Americas LLC, Crown International Holdings, Inc., the U.S. subsidiaries of the Company party thereto, as Pledgors, and Deutsche Bank AG New York Branch, as Collateral Agent. (incorporated by reference to Exhibit 4.4 of the Registrant’s Current Report on Form 8-K dated June 15, 2010 (File No. 0-05189)).

4.gg	First Amendment to Bank Pledge Agreement, dated as of June 15, 2010, by the Company, Crown Cork & Seal Company, Inc., Crown Americas LLC, Crown International Holdings, Inc., the U.S. subsidiaries of the Company party thereto, as Pledgors, and Deutsche Bank AG New York Branch, as Collateral Agent. (incorporated by reference to Exhibit 4.5 of the Registrant’s Current Report on Form 8-K dated June 15, 2010 (File No. 0-05189)).

4.hh	First Amendment to Second Amended and Restated U.S. Security Agreement, dated as of June 15, 2010, by the Company, Crown Cork & Seal Company, Inc., Crown Americas LLC, Crown International Holdings, Inc., the U.S. subsidiaries of the Company party thereto, as Grantors, and Deutsche Bank AG New York Branch, as Collateral Agent. (incorporated by reference to Exhibit 4.6 of the Registrant’s Current Report on Form 8-K dated June 15, 2010 (File No. 0-05189)).

4.ii	First Amendment to U.S. Guarantee Agreement, dated as of June 15, 2010, among each of the subsidiaries listed therein of Crown Americas LLC, as Guarantors, and Deutsche Bank AG New York Branch, as Administrative Agent. (incorporated by reference to Exhibit 4.7 of the Registrant’s Current Report on Form 8-K dated June 15, 2010 (File No. 0-05189)).

Exhibit Number	Description

4.jj	First Amendment to Second Amended and Restated U.S. Intercreditor and Collateral Agency Agreement, dated as of June 15, 2010, among Deutsche Bank AG New York Branch, as Administrative Agent, Deutsche Bank AG New York Branch, as U.K. Agent, The Bank of Nova Scotia, as Canadian Administrative Agent, Deutsche Bank AG New York Branch, as U.S. Collateral Agent, the Company, Crown Americas LLC, Crown Cork & Seal Company, Inc., Crown International Holdings, Inc. and each of the U.S. subsidiaries of the Company listed therein. (incorporated by reference to Exhibit 4.8 of the Registrant’s Current Report on Form 8-K dated June 15, 2010 (File No. 0-05189)).

4.kk	First Amendment to Second Amended and Restated Euro Intercreditor and Collateral Agency Agreement, dated as of June 15, 2010, among Deutsche Bank AG New York Branch, as U.K. Administrative Agent, The Bank of Nova Scotia, as Canadian Administrative Agent, Deutsche Bank AG New York Branch, as Euro Collateral Agent, Crown European Holdings SA, and each of the subsidiaries of Crown European Holdings identified therein. (incorporated by reference to Exhibit 4.9 of the Registrant’s Current Report on Form 8-K dated June 15, 2010 (File No. 0-05189)).

4.ll	Indenture, dated as of July 28, 2010, by and among Crown European Holdings SA, as Issuer, the Guarantors named therein and The Bank of New York Mellon, as Trustee, relating to the 7 1/8% Senior Notes due 2018 (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K dated July 28, 2010 (File No. 0-05189)).

4.mm	Form of 7 1/8% Senior Notes due 2018 (included in Exhibit 4.ll).

4.nn	Indenture, dated as of January 31, 2011, by and among Crown Americas LLC, Crown Americas Capital Corp. III, as Issuers, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the 6 1/4% Senior Notes due 2021. (incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K dated January 31, 2011 (File No. 0-05189)).

4.oo	Form of 6 1/4% Senior Notes due 2021 (included in Exhibit 4.nn).

4.pp	Registration Rights Agreement, dated as of January 9, 2013, by and among the Company, Crown Americas LLC and Crown Americas Capital Corp. IV, Deutsche Bank Securities Inc., as Representative of the several Initial Purchasers named therein and the Guarantors (as defined therein), relating to the $800 million 4 1/2% Senior Notes due 2023 (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K dated January 9, 2013 (File No. 0-50189)).

4.qq	Indenture, dated as of January 9, 2013, by and among Crown Americas LLC and Crown Americas Capital Corp. IV, as Issuers, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the 4 1/2% Senior Notes due 2023 (incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K dated January 9, 2013 (File No. 0-50189)).

4.rr	Form of 4 1/2% Senior Notes due 2023 (included in Exhibit 4.qq).

4.ss	Registration Rights Agreement, dated as of January 15, 2013, by and among the Company, Crown Americas LLC and Crown Americas Capital Corp. IV, Deutsche Bank Securities Inc., as the Initial Purchaser, and the Guarantors (as defined therein), relating to the $200 million 4 1/2% Senior Notes due 2023 (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K dated January 15, 2013 (File No. 0.-50189)).

5	Opinion of Dechert LLP, Philadelphia, Pennsylvania.*

12	Computation of ratio of earnings to fixed charges.*

23.a	Consent of PricewaterhouseCoopers LLP.**

23.b	Consent of Dechert LLP, Philadelphia, Pennsylvania (included in Exhibit 5.a).*

Exhibit Number	Description

24	Powers of Attorney.*

25	Statements of Eligibility and Qualification of The Bank of New York Mellon Trust Company, N.A.*

99.a	Form of Letter of Transmittal.*

99.b	Form of Letter to Holders.*

99.c	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

99.d	Form of Letter to Clients.*

99.e	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

*	Previously filed

**	Filed herewith